SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

ITT Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

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2012

Notice of Annual Meeting
& Proxy Statement

ITT Corporation

March 27, 2012

Denise L. Ramos Chief Executive Officer and President	ITT Corporation 1133 Westchester Avenue White Plains, NY 10604-3543

Dear Fellow Shareholders:

Enclosed are the Notice of Annual Meeting and Proxy Statement for ITT’s 2012 Annual Meeting of Shareholders. This year’s meeting is intended to address only the business included on the agenda. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement, which provides information required by applicable laws and regulations.

Your vote is important and we encourage you to vote whether you are a registered owner or a beneficial owner.

This year, in accordance with U.S. Securities and Exchange Commission rules, we are again using the Internet as our primary means of furnishing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. This notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe use of the Internet makes the proxy distribution process more efficient, less costly and helps in conserving natural resources.

If you are the registered owner of ITT common stock, you may vote your shares by making a toll-free telephone call or using the Internet. Details of these voting options are explained in the Proxy Statement. If you choose to receive paper copies of our proxy materials, you can vote by completing and returning the enclosed proxy card by mail as soon as possible.

If you are a beneficial owner and someone else, such as your bank, broker or trustee is the owner of record, the owner of record will communicate with you about how to vote your shares.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you are a registered owner of ITT common stock and do not plan to vote in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting. Your vote is important.

Sincerely,

March 27, 2012

NOTICE OF 2012 Annual Meeting

Time:	10:30 a.m. Eastern Time, on Tuesday, May 8, 2012

Place:	Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, NY 10573

Items of Business:	1. Election of the 10 nominees named in the attached Proxy Statement as members of the Board of Directors.

2. Ratification of the appointment of Deloitte & Touche LLP as ITT’s Independent Registered Public Accounting Firm for 2012.

3. To approve, in a non-binding vote, the compensation of our named executive officers.

4. To vote on a shareholder proposal requesting that the Company change its state of incorporation from Indiana to Delaware.

5. To vote on a shareholder proposal requesting that the Company adopt a policy that, whenever possible, the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of the Company.

6. To vote on a shareholder proposal requesting that the Company amend, where applicable, its policies related to human rights.

7. To transact such other business as may properly come before the meeting.

Who May Vote:	You can vote if you were a shareholder at the close of business on March 16, 2012, the record date.

Annual Report to Shareholders and Annual Report on Form 10-K:	Copies of our 2011 Annual Report on Form 10-K and Annual Report to Shareholders are provided to shareholders.

Mailing or Availability Date:	Beginning on or about March 27, 2012, this Notice of Annual Meeting and the 2012 Proxy Statement are being mailed or made available, as the case may be, to shareholders of record on March 16, 2012.

About Proxy Voting:	Your vote is important. Proxy voting permits shareholders unable to attend the Annual Meeting to vote their shares through a proxy. Most shareholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. If you do not provide instructions on how to vote, the proxies will vote as recommended by the Board of Directors. Most shareholders will not receive paper copies of our proxy materials and can vote their shares by following the Internet voting instructions provided on the Notice of Internet Availability of Proxy Materials. If you are a registered owner and requested a paper copy of the proxy materials, you can vote your shares by proxy by completing and returning your proxy card or by following the Internet or telephone voting instructions provided on the proxy card. Beneficial owners who received or requested a paper copy of the proxy materials may vote their shares by submitting voting instructions by completing and returning their voting instruction form or by following the Internet or telephone voting instructions provided on the voting instruction form. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions on pages 1 to 5 of this proxy and on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Tuesday, May 8, 2012, at 10:30 a.m. at Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, NY 10573. The Company’s 2012 Proxy Statement, 2011 Annual Report on Form 10-K and Annual Report to Shareholders will be available online at https://www.proxydocs.com/itt.

By order of the Board of Directors,

Burt M. Fealing
Senior Vice President,
General Counsel and Secretary

Page
Information about Voting	1
Stock Ownership Information	5
Stock Ownership of Directors and Executive Officers	6
Proposals to be Voted on at the 2012 Annual Meeting	8
1. Election of Directors	8
2. Ratification of Appointment of the Independent Registered Public Accounting Firm	13
3. Non-Binding Advisory Vote to Ratify Named Executive Officers’ Compensation	16
4. Shareholder proposal requesting that the Company change its state of incorporation from Indiana to Delaware	17
5. Shareholder proposal requesting that the Company adopt a policy that, whenever possible, the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of the Company	19
6. Shareholder proposal requesting that the Company amend, where applicable, its policies related to human rights.	21
Information about the Board of Directors	23
Compensation Committee Interlocks and Insider Participation	26
Director Selection and Composition	26
Committees of the Board of Directors	28
2011 Non-Management Director Compensation	37
Non-Management Director Restricted Common Stock and Stock Option Awards Outstanding at 2011 Fiscal Year-End	38
Report of the Audit Committee	40
Compensation Committee Report	42
Compensation Discussion and Analysis	43
ITT Retirement Savings Plan for Salaried Employees	62
Post-Employment Compensation	63
Salaried Retirement Plan	63
Severance Plan Arrangements	64
Senior Executive Severance Pay Plan	64
Special Senior Executive Severance Pay Plan	64
Summary Compensation Table	72
All Other Compensation Table	73
Grants of Plan-Based Awards in 2011	75
Outstanding Equity Awards at 2011 Fiscal Year-End	78
Option Exercises and Stock Vested in 2011	81
ITT Pension Benefits	81
2011 Pension Benefits	84
ITT Deferred Compensation Plan	86
2011 Nonqualified Deferred Compensation	87
Potential Post-Employment Compensation	89
Change of Control Arrangements	91
Potential Post-Employment Compensation — Ms. Ramos	93
Potential Post-Employment Compensation — Mr. Chicles	95
Potential Post-Employment Compensation — Mr. Scalera	97
Potential Post-Employment Compensation — Mr. Pagano, Jr.	99
Potential Post-Employment Compensation — Mr. Nanda	101
Equity Compensation Plan Information	103

2012 Proxy Statement

Why did I receive these proxy materials?    Beginning on or about March 27, 2012, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were shareholders as of the March 16, 2012, record date, as part of the Board of Directors’ solicitation of proxies for ITT’s 2012 Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and ITT’s 2011 Annual Report to Shareholders and Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the 2012 Annual Meeting) contain information that the Board of Directors believes offers an informed view of ITT Corporation (herein referred to as “ITT” or the “Company”) and meets the regulations of the Securities and Exchange Commission (the “SEC”) for proxy solicitations.

Who is entitled to vote?    You can vote if you owned shares of the Company’s common stock as of the close of business on March 16, 2012, the record date.

What items of business will I be voting on?    You are voting on the following items of business, which are described on pages 8 to 23:

1.	Election of the 10 nominees named in the attached Proxy Statement as members of the Board of Directors.

2.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as ITT’s Independent Registered Public Accounting Firm for 2012.

3.	Approval, in a non-binding vote, of the compensation of our named executive officers (“NEOs”).

4.	To vote on a shareholder proposal requesting that the Company change its state of incorporation from Indiana to Delaware.

5.	To vote on a shareholder proposal requesting that the Company adopt a policy that, whenever possible, the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of the Company.

6.	To vote on a shareholder proposal requesting that the Company amend, where applicable, its policies related to human rights.

7.	To transact such other business as may properly come before the meeting.

Information about Voting

How do I vote?    If you are a registered owner, you can either vote in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. If you are a beneficial owner, you may vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and your shares are held in a bank or brokerage account, you will need to obtain a proxy, executed in your favor, from your bank or broker to be able to vote in person at the Annual Meeting. If you are a beneficial owner and your shares are held through any of the ITT savings plans for salaried or hourly employees, your shares cannot be voted in person at the Annual Meeting.

What are the proxy voting procedures?    If you vote by proxy, you can vote by following the voting procedures on the proxy card. You may vote:

•	By the Internet,

•	By Telephone, by calling from the United States, or

•	By Mail.

Why does the Board solicit proxies from shareholders?     Since it is impractical for all shareholders to attend the Annual Meeting and vote in person, the Board of Directors recommends that you appoint the three people named on the accompanying proxy card to act as your proxies at the 2012 Annual Meeting.

How do the proxies vote?    The proxies vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

How many votes do I have?    You have one vote for every share of ITT common stock that you own.

How does the Board of Directors recommend that I vote on the proposals?     The Board of Directors recommends a vote FOR the election of each of the nominees of the Board of Directors (Item 1), FOR the ratification of the appointment of Deloitte as ITT’s Independent Registered Public Accounting Firm for 2012 (Item 2), FOR the approval of the compensation of our NEOs (Item 3), AGAINST the shareholder proposal requesting that the Company change its state of incorporation from Indiana to Delaware (Item 4), AGAINST the shareholder proposal requesting that the Company adopt a policy that, whenever possible, the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of the Company (Item 5) and AGAINST the shareholder proposal requesting that the Company amend, where applicable, its policies related to human rights (Item 6).

What if I change my mind?    You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or casting a new vote by the Internet or telephone, as applicable. You can also send a written revocation to the Secretary at the address listed on the first page of the Proxy Statement. If you come to the Annual Meeting, you can ask that the proxy you submitted earlier not be used.

What is a “broker non-vote”?    The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters to which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Under current NYSE interpretations, agenda Item 2, the ratification of Deloitte as the Company’s Independent Registered Public Accounting Firm is considered a discretionary item. Your broker does not have discretion to vote your shares held in street name on Items 1, 3, 4, 5 or 6, each of which is considered a non-discretionary item. Under Indiana law, the law of the state where the Company is incorporated, broker non-votes and abstentions are counted to determine whether there is a quorum present.

There are six formal items, including the shareholder proposals, scheduled to be voted upon at the Annual Meeting as described on page 1. As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than as described in this Proxy Statement that will be presented for a vote at the 2012 Annual Meeting.

How many votes are required to elect Directors or approve a proposal? How many votes are required for an agenda item to pass?    The Restated Articles of Incorporation of ITT Corporation authorize the Company’s By-laws to provide for majority voting for Directors in uncontested elections, and such By-laws further provide that in uncontested elections, a Director nominee shall be elected by a majority of the votes cast. The By-laws provide that in uncontested elections, any Director nominee who fails to be elected by a majority, but who also is a Director at the time, shall promptly provide a written resignation, as a holdover Director, to the Chairman of the Board or the Secretary. The Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. This means that in an uncontested election, to be elected as a Director of ITT, each of the 10 director candidates must receive a majority of votes cast.

Item 2, Item 3, Item 4, Item 5 and Item 6 of the proposed agenda items require that the votes cast in favor of the proposal exceed the votes cast against the proposal. Item 2, Item 3, Item 4, Item 5 and Item 6 are advisory in nature and are non-binding. Abstentions will have no effect on the outcomes of Item 1, Item 2, Item 3, Item 4, Item 5 or Item 6. In addition, broker non-votes will have no effect on the outcomes of Item 1, Item 3, Item 4, Item 5 or Item 6.

How many shares of ITT stock are outstanding?    As of March 16, 2012, the record date, 95,462,363 shares of ITT common stock were outstanding.

How many holders of ITT outstanding shares must be present to hold the Annual Meeting?    In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy.

How do I vote?    With respect to agenda Items 1, 2, 3, 4, 5 and 6, you may vote for, against or abstain from voting.

What is the difference between a beneficial owner and a registered owner?    If shares you own are held in an ITT savings plan for salaried or hourly employees, a stock brokerage account, bank or by another holder of record, you are considered the “beneficial owner” because someone else holds the shares on your behalf. If the shares you own are held in a Morgan Stanley Smith Barney account for restricted shares or registered in your name directly with The Bank of New York Mellon, our transfer agent, you are the registered owner and the “shareholder of record.”

How do I vote if I am a participant in ITT’s savings plans for salaried or hourly employees?    If you participate in any of the ITT savings plans for salaried or hourly employees, your plan trustee will vote the ITT shares credited to your savings plan account in accordance with your voting instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The trustee votes the shares on your behalf because you are the beneficial owner, not the shareholder of record, of the savings plan shares. The trustee votes the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions, except as otherwise provided in accordance with ERISA. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. ITT salaried or hourly plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc. (“Broadridge”), acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 3, 2012.

I participate in the ITT savings plan for salaried employees and am a shareholder of record of shares of ITT common stock. How many proxy cards will I receive?    You will receive only one proxy card. Your savings plan shares and any shares you own as the shareholder of record, including ownership through the ITT Direct Purchase, Sale and Dividend Reinvestment Plan, will be set out separately on the proxy card.

How many shares are held by participants in the ITT employee savings plans? As of March 16, 2012, record date, J.P. Morgan Chase, as the trustee for both the employee salaried savings plan and the hourly employee savings plans, held 400,507 shares of ITT common stock (approximately 0.42% of the outstanding shares) for the salaried plan, and 87,684 shares of ITT common stock (approximately 0.09% of the outstanding shares) for the hourly plans.

Who counts the votes? Is my vote confidential? Representatives of Broadridge count the votes. Representatives of Broadridge will act as Inspectors of Election for the 2012 Annual Meeting. The Inspectors of Election monitor the voting and certify whether the votes of shareholders are kept in confidence in compliance with ITT’s confidential voting policy.

Who pays for the proxy solicitation cost?     ITT pays the cost of soliciting proxies from registered owners. ITT has appointed Innisfree M&A Incorporated to help with the solicitation effort. ITT will pay Innisfree M&A Incorporated a fee of $25,000 to assist with the solicitation and reimburse brokers, nominees, custodians and other fiduciaries for their costs in sending proxy materials to beneficial owners.

Who solicits proxies? Directors, officers or other regular employees of ITT may solicit proxies from shareholders in person or by telephone, facsimile transmission or other electronic communication.

How does a shareholder submit a proposal for the 2013 Annual Meeting?     Rule 14a-8 of the Securities Exchange Act of 1934, or the “Exchange Act,” establishes the eligibility requirements and the procedures that must be followed for a shareholder proposal to be included in a public company’s proxy materials. Under the rule, if a shareholder wants to include a proposal in ITT’s proxy materials for its next Annual Meeting, the proposal must be received by ITT at its principal executive offices on or before November 27, 2012, and comply with eligibility requirements and procedures. An ITT shareholder who wants to present a matter for action at ITT’s next Annual Meeting, but chooses not to do so under Exchange Act Rule 14a-8, must deliver to ITT, at its principal executive offices, on or before November 27, 2012, a written notice to that effect; provided, however, in the event that the date of the 2013 Annual Meeting is changed by more than 30 days from the anniversary date of the 2012 Annual Meeting, such notice must be received not later than 120 days calendar days prior to the 2013 Annual Meeting or 10 calendar days following the date on which public announcement of the date of the annual meeting is first made. In either case, as well as for shareholder nominations for Directors, the shareholder must also comply with the requirements in the Company’s By-laws with respect to a shareholder properly bringing business before the Annual Meeting. (You can request a copy of the By-laws from the Secretary of ITT.)

Can a shareholder nominate Director Candidates?     The Company’s By-laws permit shareholders to nominate Directors and present other business for consideration at the Annual Meeting. To make a Director nomination or present other business for consideration at the 2013 Annual Meeting, you must submit a timely notice in accordance with the procedures described in the Company’s By-laws. To be timely, notice of Director nomination or any other business for consideration at the annual meeting must be received by our Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the date we released our proxy statement to shareholders in connection with last year’s annual meeting. Therefore, to be presented at our 2013 Annual Meeting, such a proposal must be received on or after November 27, 2012, but not later than December 27, 2012. The nomination and notice must meet all other qualifications and requirements of the Company’s Corporate Governance Principles and Charters (the “Corporate Governance Principles”), By-laws and Regulation 14A of the Exchange Act. The nominee will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all Director nominees. These standards are discussed in further detail below at Pages 26 to 27 under “Information about the Board of Directors-Director Selection and Composition.” No one may be nominated for election as a Director after he or she has reached 72 years of age. (You can request a copy of the nomination requirements from the Secretary of ITT.)

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You can request prompt delivery of a copy of the Proxy Materials by writing to: Elizabeth O’Driscoll, Manager, Stock Administration, ITT Corporation, 1133 Westchester Ave., White Plains, NY 10604, by email at Elizabeth.O’Driscoll@itt.com or by calling 914-641-2000.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.itt.com) and click on “SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

ITT Corporation

1133 Westchester Ave.

White Plains, NY 10604

Internet Availability of Proxy Materials

In accordance with SEC rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Stock Ownership Information

The Board of Directors’ share ownership guidelines currently provide for share ownership levels at five times the annual cash retainer amount. Non-Management Directors receive a portion of their retainer in restricted stock or restricted stock units (“RSUs”), which are paid in shares when the RSUs vest. Non-Management Directors are encouraged to hold such shares until their total share ownership meets or exceeds the ownership guidelines.

Share ownership guidelines for corporate officers, first approved by ITT’s Board of Directors during 2001, are regularly reviewed. The guidelines specify the desired levels of Company stock ownership and encourage a set of behaviors for each officer to reach the guideline levels. The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers.

Specifically the guidelines apply as follows: chief executive officer at five times annual base salary; chief financial officer and executive vice president at three times annual base salary; senior vice presidents and group presidents at two times annual base salary; and all other corporate vice presidents at one times annual base salary. In achieving these ownership levels, shares owned outright, Company restricted stock and RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the ITT Salaried Investment and Savings Plan, and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan are considered.

To attain the ownership levels set forth in the guidelines, it is expected that any restricted shares that become unrestricted and all shares acquired through the exercise of stock options will be held, except, in all cases, to the extent necessary to meet tax obligations.

Compliance with the guidelines is monitored periodically. Non-Management Directors and Company officers are afforded a reasonable period of time to meet the guidelines. The Company has taken the individual tenure and share ownership levels of Non-Management Directors and corporate officers into account in determining compliance with the guidelines.

Share Ownership Guideline Summary

Non-Management Directors	5 X Annual Cash Retainer Amount
CEO	5 X Annual Base Salary
CFO and EVP	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Vice Presidents	1 X Annual Base Salary

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership, as of January 31, 2012, of ITT common stock and options exercisable within 60 days by each Director, by each of the executive officers named in the Summary Compensation Table on Page 72, and by all Directors and executive officers as a group.

The number of shares beneficially owned by each Non-Management Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each Non-Management Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Title of Class ITT Common Stock	Total Shares Beneficially Owned	ITT Common Stock Shares Owned	Options	Stock Units	Percentage of Class
Denise L. Ramos	Common Stock	228,633	55,359	173,274	—	*
Aris C. Chicles	Common Stock	99,525	18,504	81,021	—	*
Thomas M. Scalera	Common Stock	36,379	4,921	31,458	—	*
Robert J. Pagano, Jr.	Common Stock	301,003	38,458	262,545	—	*
Munish Nanda	Common Stock	57,857	12,627	45,230	—	*
Steven R. Loranger(1)	Common Stock	566,432	122,604	443,828	—	*
Gretchen W. McClain	Common Stock	6,979	6,979	—	—	*
David F. Melcher	Common Stock	384	384	—	—	*
Orlando D. Ashford	Common Stock	—	—	—	—	*
G. Peter D’Aloia	Common Stock	—	—	—	—	*
Donald DeFosset, Jr.	Common Stock	—	—	—	—	*
Christina A. Gold	Common Stock	26,892	10,578	12,589	3,725	*
Paul J. Kern	Common Stock	7,155	508	4,049	2,598	*
Frank T. MacInnis	Common Stock	20,774	5,554	12,589	2,631	*
Linda S. Sanford	Common Stock	25,992	14,506	10,809	677	*
Donald J. Stebbins	Common Stock	—	—	—	—	*

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Title of Class ITT Common Stock	Total Shares Beneficially Owned	ITT Common Stock Shares Owned	Options(1)	Stock Units	Percentage of Class
Markos I. Tambakeras	Common Stock	22,715	10,126	12,589	—	*
All Directors and Executive Officers as a Group	Common Stock	1,624,484	330,248	1,284,605	9,631	1.70%

*	Less than one percent

(1)	Mr. Loranger’s common stock shares owned exclude 83,709 vested but unsettled RSUs which are anticipated to be settled on May 2, 2012, approximately six months after Mr. Loranger’s termination of employment on October 31, 2011. The vested but unsettled RSUs correspond to the remaining portion of Mr. Loranger’s June 24, 2004 original employment grant of 125,000 RSUs and a portion of a March 3, 2011 grant of 18,221 RSUs.

Schedule 13G Filings

Set forth below is information reported to the SEC on the most recently filed Schedule 13G by the following persons who owned more than 5% of ITT outstanding common stock. This information does not include holdings by the trustee with respect to individual participants in the ITT Salaried Investment and Savings Plan.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC(1)	6,506,226	7.01%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761
BlackRock, Inc.(2)	5,055,203	5.46%
40 East 52nd Street, New York , NY 10022

(1)	As reported on Schedule 13G/A filed on February 10, 2012, Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power with respect to 556,690 shares, shared voting power with respect to 5,949,536 shares, and sole dispositive power with respect to 6,506,226 shares.

(2)	As reported on Schedule 13G filed on February 9, 2012, BlackRock, Inc. has sole voting power with respect to 5,055,203 shares, no shared voting power with respect to any shares, and sole dispositive power with respect to 5,055,203 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all filing requirements were satisfied in a timely manner for the year ended December 31, 2011.

Proposals to be Voted on at the 2012 Annual Meeting

1.	Election of Directors

The Board of Directors has nominated 10 individuals for election as Directors at the 2012 Annual Meeting. If unforeseen circumstances arise before the 2012 Annual Meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate another candidate for election. If the Board nominates another candidate, the proxies could use their discretion to vote for that nominee. Each Director elected at the 2012 Annual Meeting will be elected to serve as a Director until ITT’s next Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the following 10 nominees:

Denise L. Ramos Chief Executive Officer and President, ITT Corporation

Director Biographical Information: Ms. Ramos, 55, was appointed Chief Executive Officer and President and elected a Director of ITT on October 31, 2011. She previously served as Senior Vice President and Chief Financial Officer of ITT. Ms. Ramos has greater than twenty years of business and financial experience acquired at Atlantic Richfield Company (ARCO). During her tenure at ARCO, she served in a number of increasingly responsible finance positions, including Corporate General Auditor and Assistant Treasurer. In addition, Ms. Ramos has five years of experience at Yum! Brands, Inc., where she was Senior Vice President and Corporate Treasurer for Yum! and Chief Financial Officer for the U.S. division of KFC Corporation. Prior to joining ITT in 2007, Ms Ramos served as Chief Financial Officer for Furniture Brands International. Ms. Ramos holds a Master of Business Administration in Finance from the University of Chicago and attended Purdue University’s economic honors program.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Ms. Ramos’s unique background combines more than two decades in the oil and gas industry with significant retail and customer-centric experience. She has extensive operational and manufacturing experience with industrial companies and, in particular, she has intimate knowledge of the Company’s business and operations having served as our Chief Financial Officer since 2007.

Directorships at Public Companies for the Preceding Five Years: Ms. Ramos has been a Director of ITT since October 31, 2011.

Frank T. MacInnis

Chairman and former Chief Executive Officer, EMCOR

Group, Inc., one of the world’s largest providers of electrical and mechanical construction services, energy infrastructure and facilities services

Director Biographical Information: Mr. MacInnis, 65, is currently Chairman of the Board and was Chief Executive Officer of EMCOR Group, Inc. from April 1994 to January 2011. He was also President of EMCOR from April 1994 to April 1997. Mr. MacInnis is Chairman of the Board and a Director of ComNet Communications, LLC, Gilbane, Inc., and The Williams Companies, Inc. Mr. MacInnis received an undergraduate degree from The University of Alberta and is a graduate of The University of Alberta Law School, Alberta, Canada.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. MacInnis has greater than 25 years of broad-based experience as a Chief Executive Officer of a leading, publicly held, international mechanical and electrical construction, energy infrastructure, and facilities services provider. Mr. MacInnis provides knowledgeable leadership and insight into the many commercial and defense markets served by the Company and has a strong corporate and finance background. He is also a Director of EMCOR Group, Inc., providing additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: Mr. MacInnis has been a Director of ITT since 2001. He was elected Chairman of the Board of ITT on October 31, 2011. Mr. MacInnis has been Chairman of the Board and a Director of EMCOR Group, Inc. since 1994 and a Director of The Williams Companies, Inc. since 1998. He was elected Chairman of the Board of The Williams Companies, Inc. in May, 2011. In December 2011, Mr. MacInnis joined the Board of Directors of Gilbane, Inc., a real estate development and construction company.

Orlando D. Ashford Senior Vice President, Chief Human Resources and Communications Officer, Marsh & McLennan Cos.

Director Biographical Information: Mr. Ashford, 43, is the Senior Vice President, Chief Human Resources and Communications Officer for Marsh & McLennan Companies. Previously, he served as Group Director of Human Resources for Eurasia and Africa for the Coca-Cola Company and Vice President of Global Human Resources Strategy and Organizational Development for Motorola Inc. He has also held leadership positions with Mercer Delta Consulting, Ameritech and Andersen Consulting.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Ashford has significant experience in multinational organizations, providing experience and skills relevant to the Company’s international sales infrastructure. Mr. Ashford is also on the Board of Directors for the Executive Leadership Council and serves on advisory boards for Purdue University School of Technology, the NFL Players Association and The Ladders.

Directorships at Public Companies for the Preceding Five Years: Mr. Ashford currently serves on the Board of Directors of Streetwise Partners.

Peter D’Aloia Former Senior Vice President and Chief Financial Officer, American Standard Companies, Inc.

Director Biographical Information: Mr. D’Aloia, 67, served as Senior Vice President and Chief Financial Officer of American Standard Companies Inc., a position he held since 2000, before retiring in 2008. Before joining American Standard, Mr. D’Aloia worked for Honeywell where he most recently served as Vice President—Business Development. He spent 27 years with Honeywell’s predecessor company, AlliedSignal, in diverse finance management positions. During his career with AlliedSignal, he served as Vice President—Taxes; Vice President and Treasurer; Vice President and Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm Arthur Young and Company.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. D’Aloia holds a law degree from St. John’s University and a Master of Science in taxation and Bachelor of Arts degree in accounting from New York University. Mr. D’Aloia has significant executive management experience gained as an executive officer, strong international experience and financial expertise. Mr. D’Aloia has also served as a Director in other public companies, providing additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: Mr. D’Aloia is a board member and managing director of Ascend Performance Materials, Inc. He also currently serves on the boards of FMC Corporation and WABCO Holdings, Inc.

Donald DeFosset, Jr. Former Chairman, James Hardie Industries N.V.

Director Biographical Information: Donald DeFosset, Jr., 63, retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset served since November 2000 as President and Chief Executive Officer, and since March 2002 as Chairman, of Walter Industries. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. (“Dura”), a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. DeFosset holds a Master of Business Administration from Harvard Business School and a Bachelor of Science degree in industrial engineering from Purdue University. Mr. DeFosset has significant experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer. Mr. DeFosset has also served as a Director in other public companies, providing additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: Mr. DeFosset also serves as a Director of National Retail Properties Inc., Regions Financial Corporation and EnPro Industries, Inc. Previously, Mr. DeFosset served as a Director of James Hardie Industries N.V. from 2006 through 2008.

Christina A. Gold Former President, Chief Executive Officer and Director, The Western Union Company, Inc.

Director Biographical Information: Mrs. Gold, 64, was President and Chief Executive Officer of The Western Union Company, a leading company in global money transfer, from September 2006 to September 2010. From May 2002 to September 2006, Mrs. Gold was President of Western Union Financial Services, Inc. and Senior Executive Vice President of Western Union’s parent company, First Data Corporation. From October 1999 to May 2002, she was Chairman, President and Chief Executive Officer of Excel Communications, Inc. Mrs. Gold served as President and Chief Executive Officer of The Beaconsfield Group from March 1998 to October 1999. From 1997 to 1998,

Mrs. Gold was Executive Vice President of Global Development of Avon Products, Inc., and from 1993 to 1997, she was President of Avon North America. Mrs. Gold is a graduate of Carleton University, Ottawa, Canada. She is a board member of the Safe Water Network.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mrs. Gold has extensive experience as the Chief Executive Officer of a public company with wide-ranging global leadership, management and marketing experience. She was recognized in 2003, 2006, 2008 and 2009 by Fortune magazine as one of America’s 50 Most Powerful Women in Business and by Forbes magazine on its “100 Most Powerful Women” list in 2007, 2008, and 2009. BusinessWeek also named her as one of the top 25 U.S. managers in 1996. She served as Director of The Western Union Company from October 2006 to September 2010.

Directorships at Public Companies for the Preceding Five Years: Mrs. Gold has been a Director of ITT since 1997 and as a Director of New York Life Insurance Company, a mutual company, since 2001. Mrs. Gold previously served as a Director of Torstar Corporation, a broad-based Canadian media company, providing additional relevant experience. She served as a Director of The Western Union Company from October 2006 to September 2010. Mrs. Gold was elected a Director of Exelis Inc. on October 31, 2011.

General Paul J. Kern, U.S. Army (Ret.) Senior Counselor, The Cohen Group

Director Biographical Information: General Kern, 66, has served as a Senior Counselor to the Cohen Group since January 2005. He served as President and Chief Operating Officer of AM General LLC from August 2008 to January 2010. In November 2004, General Kern retired from the U.S. Army as Commanding General, Army Materiel Command (AMC). General Kern graduated from the U.S. Military Academy at West Point. He holds masters degrees in both civil and mechanical engineering from the University of Michigan, and he was a Senior Security Fellow at the John F. Kennedy School at Harvard University. General Kern serves on the Board of Directors of CoVant Technologies LLC, and AT Solutions, a subsidiary of CoVant Technologies. General Kern is a member of the Defense Science Board and National Academy of Engineering.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: General Kern has extensive international strategic business and defense-related experience. General Kern has demonstrated leadership and management experience during his 37-year career with the U.S. Army. He is a leading figure on defense transformation, as well as a highly decorated combat veteran, and achieved recognized prominence as a four-star general with the U.S. Army. General Kern spearheaded Army efforts to direct supply chain improvement efforts, modernize weapons systems and maintain field readiness, while still controlling costs. He is also a Director of iRobot Corporation, providing additional relevant experience, and a member of the Defense Science Board and National Academy of Engineering.

Directorships at Public Companies for the Preceding Five Years: General Kern has been a Director of ITT Corporation since August 2008. He has served as a Director of iRobot Corporation since 2006. General Kern was a Director of EDO Corporation from 2005 through 2007. He was a Director of Anteon Corporation from 2005 until 2006 when it was sold to General Dynamics. General Kern was elected a Director of Exelis Inc. on October 31, 2011.

Linda S. Sanford Senior Vice President, Enterprise Transformation, International Business Machines Corporation (“IBM”), an information technology company

Director Biographical Information: Ms. Sanford, 59, was named Senior Vice President, Enterprise Transformation, IBM in January 2003. Previously, she was Senior Vice President and Group Executive, IBM Storage Systems Group, responsible for development of IBM’s Enterprise Storage Server and other storage-related hardware and software. She also has held positions as General Manager, IBM Global Industries, and General Manager of IBM’s S/390 Division. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Academy of

Engineers. She is on the Board of Trustees of St. John’s University, Rensselaer Polytechnic Institute and the State University of New York, serves on the Board of Directors of Partnership for New York City and is a member of the Board of Directors for the Business Council of New York State, Inc. Ms. Sanford is a graduate of St. John’s University and earned a Master of Science degree in operations research from Rensselaer Polytechnic Institute.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Ms. Sanford has extensive global management and operational experience in information technology and high-technology companies. Ms. Sanford has run many large businesses within IBM and currently leads IBM’s Enterprise Transformation. In that role, Ms. Sanford is responsible for working to transform core business processes, create an IT infrastructure to support those processes, and help create a culture that recognizes the value of continual transformation. Ms. Sanford has also been named one of the 50 Most Influential Women in Business by Fortune magazine, one of the Top Ten Innovators in the Technology Industry by Information Week magazine, and one of the Ten Most Influential Women in Technology by Working Woman magazine. She is a senior officer in a large publicly traded company, providing additional relevant experience. In addition, Ms. Sanford’s experience in analytics and information technology is particularly relevant for understanding ITT’s businesses.

Directorships at Public Companies for the Preceding Five Years: Ms. Sanford has been a Director of ITT since 1998.

Donald J. Stebbins

Chairman, Chief Executive Officer and President, Visteon Corporation, a leading global supplier of innovative climate, interior, electronic and lighting products for vehicle manufacturers

Director Biographical Information: Mr. Stebbins, 54, joined Visteon in June 2005 as President and Chief Operating Officer, was named Chief Executive Officer on June 1, 2008 and elected Chairman effective December 1, 2008. Prior to joining Visteon, he was President and Chief Operating Officer of Lear Corporation’s operations in Europe, Asia and Africa. Before that, he was President and Chief Operating Officer of Lear Corporation’s operations in the Americas. Before joining Lear in 1992, Mr. Stebbins held positions at Bankers Trust Co. and Citibank.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Stebbins has more than 20 years of leadership experience in global operations and finance, including 13 years in senior leadership positions with Lear before joining Visteon.

Directorships at Public Companies for the Preceding Five Years: Mr. Stebbins has served on Visteon’s Board of Directors since December 2006. He also currently serves on the board of WABCO Holdings, Inc.

Markos I. Tambakeras

Former Chairman, President and Chief Executive Officer, Kennametal, Inc., a premier global tooling solutions, engineered components and advanced materials supplier to the automotive, aerospace, energy, mining, construction and other industries

Director Biographical Information: Mr. Tambakeras, 61, served as Chairman of the Board of Directors, Kennametal, Inc. from July 1, 2002, until December 31, 2006. He was also President and Chief Executive Officer of Kennametal from July 1999 through December 2005. From 1997 to 1999, Mr. Tambakeras served as President, Industrial Controls Business, for Honeywell Incorporated. Mr. Tambakeras serves on the Board of Trustees of Loyola Marymount University and he is also a trustee of Arizona State University and has served for two years on the President’s Council on Manufacturing. Mr. Tambakeras received a Bachelor of Science degree from the University of Witwatersrand, Johannesburg, South Africa, and a Master of Business Administration degree from Loyola Marymount University, Los Angeles, CA.

Director Experience, Qualifications, Attributes or Skills Relevant to Board Membership: Mr. Tambakeras has strong strategic and global operational industrial experience, having worked in increasingly responsible positions in several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific area. Mr. Tambakeras has an extensive background in international operations, providing experience and skills relevant to the Company’s global sales and manufacturing infrastructure. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, which is the manufacturing industry’s leading executive development and business research organization. Mr. Tambakeras was a Director of Parker Hannifin Corporation, providing additional relevant experience.

Directorships at Public Companies for the Preceding Five Years: Mr. Tambakeras has been a Director of ITT since 2001. Previously, Mr. Tambakeras was a Director of Kennametal, Inc. from July 1999 through December 2006. Mr. Tambakeras has served on the Board of Parker Hannifin Corporation from 2005 through 2011 and served as a Director of the Board of Newport Corporation from May 2008 through December 2009. Mr. Tambakeras was elected the non-Executive Chairman of Xylem Inc. on October 31, 2011.

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm

The Board of Directors has appointed Deloitte as ITT’s independent registered public accounting firm for 2012. Shareholder ratification is not required for making such appointment for the fiscal year ending December 31, 2012, because the Audit Committee has responsibility for the appointment of our independent registered public accounting firm. The appointment is being submitted for ratification with a view toward soliciting the opinion of shareholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. Deloitte is a registered public accounting firm by the Public Company Accounting Oversight Board (“PCAOB”). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2011. The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

•	Independence

•	Experience

•	Technical capabilities

•	Client service assessment

•	Responsiveness

•	Financial strength

•	Industry insight

•	Leadership

•	Non-audit services

•	Management structure

•	Peer review program

•	Commitment to quality report

•	Appropriateness of fees charged

•	Compliance and ethics programs.

The Audit Committee also reviewed the terms and conditions of Deloitte’s engagement letter including an agreement between the Company and Deloitte to submit disputes between Deloitte and the Company to a dispute resolution process and to limit awards based on punitive or exemplary damages under the dispute resolution procedures.

The Audit Committee discussed these considerations as well as Deloitte’s fees and services with Deloitte and Company management. The Audit Committee also determined that any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB in Rule 3526. Representatives of Deloitte will be present at the 2012 Annual Meeting to answer questions. Representatives of Deloitte also will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to the Company for the fiscal years ended December 31, 2011 and 2010 represent fees billed by the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. The increased fees for 2011 as compared to 2010 reflect the increased services in connection with executing our recently completed spin-offs (the “Separation”) of Exelis Inc. (“Exelis”), our Defense and Information Solutions business, and Xylem Inc. (“Xylem”), our water-related business.

	Fiscal Year Ended
	2011	2010
	(In thousands)
Audit Fees(1)	$4,347	$8,423
Audit-Related Fees(2)	14,714	2,745
Tax Fees(3)
Tax Compliance Services	2,470	1,448
Tax Planning Services	4,888	501

Total Tax Services	7,358	1,949

All Other Fees(4)	11,508	1,500

Total	$37,927	$14,617

(1)	Fees for audit services billed in 2011 and 2010 consisted of:

•	Audit of the Company’s annual financial statements and internal control over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services billed in 2011 primarily related to audit work performed on the Separation. The remaining services billed in 2011 and 2010 consisted of:

•	Employee benefit plan audits;

•	Audits and other attest work related to acquisitions;

•	Internal control advisory services; and

•	Other miscellaneous attest services.

(3)	Fees for tax services billed in 2011 and 2010 consisted of tax compliance and tax planning and advice:

•

Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute and obtain government approval for amounts to be included in tax filings consisting primarily of:

i.	Federal, foreign, state and local income tax return assistance;

ii.	Internal Revenue Code and foreign tax code technical consultations; and

iii.	Transfer pricing analyses.

•

Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of:

i.	Tax advice related to the tax-free nature of the Separation; and

ii.	Tax advice related to intra-group restructuring.

(4)	Fees for other services consisted of consulting services in connection with the Company’s value-based commercial excellence programs and advice related to a financial information technology separation.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves audit services provided by Deloitte. The Audit Committee has also adopted a policy on pre-approval of permitted non-audit services provided by Deloitte and certain permitted non-audit services provided by outside internal audit service providers. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte and any outside internal audit service providers may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts or circumstances exceed the specified amounts.

The Audit Committee has determined that, where practical, all permitted non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte. Providers other than Deloitte shall be preferred in the selection process for permitted non-audit service-related work. The policy and its implementation are reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing function, which Deloitte may provide without further Audit Committee pre-approval. These categories include among others, the following:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures

2.	Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit, and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services

3.	Tax compliance and certain tax planning and advice work

4.	Accounting consultations and support related to generally accepted accounting principles (“GAAP”) or government contract compliance.

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.

If fees for any pre-approved non-audit services provided by either Deloitte or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services which have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte on at least a quarterly basis.

The Company may not engage Deloitte to provide the services described below:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company

2.	Financial information systems design and implementation

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

4.	Actuarial services

5.	Internal audit outsourcing services

6.	Management functions or human resources services

7.	Broker-dealer, investment adviser or investment banking services

8.	Legal services and other expert services unrelated to the audit.

Employees of Deloitte who are senior manager level or above, including lead or concurring partners and who have been involved with the Company in the independent audit, shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on the Company account.

The Board of Directors recommends you vote FOR the ratification of appointment of the Company’s Independent Registered Public Accounting Firm.

3.	Non-Binding Advisory Vote to Ratify Named Executive Officers’ Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our NEOs as disclosed on Pages 42 to 102. The current frequency of non-binding advisory votes on executive compensation is an annual vote and we anticipate that the next vote will be at next year’s annual meeting. The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the NEOs presented in Compensation Discussion and Analysis on pages 43 to 102.

In particular, shareholders should note that the Company’s Compensation and Personnel Committee (the “Compensation Committee”) bases its executive compensation decisions on the following:

•	Alignment of executive and shareholder interests by providing incentives linked to operating income, operating margin, revenue and operating cash flow performance

•	The ability for executives to achieve long-term shareholder value creation without undue business risk

•	Creating a clear link between an executive’s compensation and his or her individual contribution and performance

•	The extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders

•	Comparability to the practices of peers in the industries that we operate in and other comparable companies generally.

While the results of the vote are advisory in nature, the Board of Directors intends to carefully consider the results of the vote.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

4.	Shareholder proposal requesting that the Company change its state of incorporation from Indiana to Delaware

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 has notified us that he intends to present the following proposal at this year’s meeting:

4 — Reincorporate In Delaware

Resolved, shareholders urge our board of directors to take the necessary steps (excluding those that may be taken only by shareholders) to change our company’s jurisdiction of incorporation from Indiana to Delaware.

Our company is currently incorporated in Indiana. The Indiana Business Corporation Law is less shareholder-friendly than Delaware’s corporation code — especially following recent Indiana amendments — and Delaware incorporation would benefit shareholders. Recent legislation moves Indiana corporate law in the wrong direction, toward greater director entrenchment and away from giving shareholders power over corporate ground rules.

One example of the advantage of reincorporation in Delaware is that shareholders would have the potential to act by written consent by less than a unanimous vote.

The merit of this reincorporation proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm downgraded our company to “D” with “High Governance Risk” and “Very High Concern” in executive pay — $12 million for our CEO Steven Loranger.

Mr. Loranger’s 2010 pension increase came to more than $2.6 million. Two-thirds of long-term executive pay consisted of stock options and restricted stock, both of which simply vest after time. To be effective, equity given to executives for long-term incentive pay should include performance-vesting features. The remaining one-third of long-term executive pay consisted of a target cash award. Not only did these awards pay out for sub-median performance, but long-term cash awards did nothing to tie executive performance with long-term shareholder value.

Each member (except one) on our Audit and Executive Pay Committees received our highest negative votes of 7% or 8%. Three directors had 13 to 15- years long-tenure-Independence declines as tenure increases.

Please encourage our board to respond positively to this proposal to help initiate improved corporate governance and financial performance: Reincorporate In Delaware — Yes on 4.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

ITT’s Board of Directors believes that it is not in the best interest of the Company or its shareholders to change the Company’s jurisdiction of incorporation from Indiana to Delaware.

The Company is committed to maintaining the highest standards of corporate governance, regardless of the Company’s state of incorporation, and the Board of Directors believes that the Company’s practices reflect this commitment.

•	We do not have a classified board—all of our directors are elected each year, despite the fact that recent changes to Indiana law would have allowed us to implement a mandatory classified board.

•	We elect our directors by majority voting in uncontested elections.

•	We do not have “supermajority” voting for actions requiring shareholder approval.

•	Our chairman is independent.

•	We do not have a “poison pill.”

Reincorporation in Delaware is not necessary at this time to implement corporate governance ideals. Consequently, the Board of Directors and its Nominating and Governance Committee have concluded that the perceived benefits that could be obtained from reincorporation in Delaware can also be obtained, without the costs and risks associated with reincorporation, by the Company remaining an Indiana corporation.

The proposal cites as an advantage of reincorporation to Delaware that shareholders would have the potential to act by a less-than-unanimous written consent. ITT’s Board of Directors believes that such a provision permitting shareholder action by less than unanimous written consent is unnecessary in light of the existing ability of 35% of ITT’s shareholders to call special meetings. Furthermore, almost 75% of S&P 500 companies prohibit shareholder action by written consent.

Unlike meetings of shareholders, action by written consent can deny shareholders the ability to vote or otherwise provide any input on proposed shareholder actions. Action by written consent would enable shareholders owning a majority or other percentage of our shares to take action on a proposal without the benefit of the opinions or views of other shareholders. In addition, action by written consent would eliminate the need for notice to be given to shareholders in advance of a proposed action, and therefore, certain shareholders may not be informed about the proposed action until after the action has already been taken. The Board of Directors, therefore, believes that reincorporating to Delaware as a means to obtain the right for shareholders to act by less than unanimous written consent is both unnecessary and contrary to the interests of most shareholders.

We have been an Indiana corporation since our formation in 1995. Reincorporating in Delaware, a state with which ITT Corporation has no substantive historical or existing connection, would be a costly process and would have other adverse consequences to us. Reincorporation may require us to obtain consents from, or provide notices to, third parties under certain of our agreements as well as obtain approvals and consents not only from shareholders but also from governmental and regulatory agencies and lenders. In addition, reincorporation would require us to pay significantly greater state franchise taxes. Reincorporation to Delaware would subject us to an annual franchise tax under

Delaware corporate law; there is no such tax under Indiana law. It would also require us to incur substantial expense conducting a corporate review that would be duplicative of much of the work performed in connection with executing our recently completed Separation of Exelis, its Defense and Information Solutions business, and Xylem, its water-related business. Reincorporation would divert the time and attention of management from normal business operations without any commensurate benefit. The Board believes that ITT’s time and resources should remain focused on assisting the Corporation’s management in its efforts to continue to create value for all shareholders.

Finally, we note that a significant portion of the proponent’s proposal focuses on the compensation we paid to Steven Loranger, our former Chief Executive Officer, and the tenure of members who were previously on our Audit Committee. On October 31, 2011, ITT completed its previously announced Separation. Effective immediately prior to the occurrence of the Separation, Steven R. Loranger resigned as Chairman, President and Chief Executive Officer of ITT and a new Chief Executive Officer, Chief Financial Officer and management team was put in place at the Company. In addition, Mr. Loranger, Curtis J. Crawford, Director and member of the Audit Committee and Nominating and Governance Committee, John J. Hamre, Director and Chairman of the Nominating and Governance Committee, and Surya N. Mohapatra, Director and member of the Audit Committee, resigned from the Board. The Separation transaction was completed two weeks before the proponent sent the Company his proposal and significant changes to management and the Board of Directors had already taken place. The concerns that the proponent presented in his proposal were no longer relevant to the Company.

For the reasons cited above, we believe that there are significant advantages for us and our shareholders to remain incorporated in Indiana and that the advantages outweigh any perceived enhancement of shareholder rights that could result from reincorporation in Delaware.

Accordingly, the Board of Directors recommends that you vote AGAINST this proposal.

5.	Shareholder proposal requesting that the Company adopt a policy that, whenever possible, the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of the Company

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, has notified us that he intends to present the following proposal at this year’s meeting:

5 — Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at four major U.S. companies in 2011. James McRitchie and Kenneth Steiner have sponsored proposals on this topic which received significant votes.

The merit of this Independent Board Chairman proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

In response to our majority vote in favor of 10% of shareholders to be able to call a special meeting, our company adopted a hamstrung shareholder ability to call a special meeting. This hamstrung shareholder ability required more than 3-times as many shareholders to call a special meeting. The new rule further hamstrung shareholders because it was limited to shareholders who had owned their shares for one-year.

And the new rule made it easy for shareholders to withdraw their request to call a special meeting. Plus the new rule said our “. Board may, in its discretion, cancel the special meeting.”

An independent Chairman policy can improve investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman — Yes on 5.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

ITT’s Board of Directors believes that it is not in the best interest of the Company or its shareholders to adopt a policy that, whenever possible, the Chairman of the Board shall be an independent director (by the standard of the NYSE), who has not previously served as an executive officer of ITT.

ITT’s Corporate Governance Principles provide that the Chairman of the Board and the Chief Executive Officer may be the same person; however, the two positions may be separated if the Board deems it to be in the best interests of the Company and the shareholders. Under the current governance structure of ITT, the positions of Chairman of the Board and Chief Executive Officer are not combined. The shareholder proposal would unnecessarily eliminate the flexibility of the Board of Directors to consider whether a current or former member of management is the best suited to serve as Chairman of the Board at a given time. The Board of Directors believes that ITT and its shareholders benefit from the Board’s current ability to freely select the Chairman of the Board based on criteria that it believes to be in the best interests of ITT and its shareholders. If adopted, this proposal would unnecessarily reduce the Board of Directors’ flexibility in corporate governance matters.

The Board of Directors also disagrees with the proposal because it believes that its existing corporate governance practices already provide for strong independent leadership on the Board, as well as direct accountability to shareholders. As provided in ITT’s Corporate Governance Principles and Charters, the Board believes that the majority of the Board should consist of independent directors. As determined by the Board, in accordance with NYSE rules, all of our directors except for Denise L. Ramos, our Chief Executive Officer and President (10.0% of our directors) are currently independent directors. Each of the members of the Board of Director’s Nominating and Governance Committee, Audit Committee and Compensation Committee is an independent director.

In the past, when the Chairman of the Board and the Chief Executive Officer were the same person, the Board’s independent leadership was further enhanced by the existence of an independent presiding director whose duties were clearly delineated in ITT’s Corporate Governance Principles and Charters. The independent presiding director, among other things, presided at all meetings of the Board at which the Chairman was not present, was available to address concerns raised by other directors, senior executives or major shareholders, communicated any issues or concerns to the full Board and the Chief Executive Officer, assisted the Chairman of the Board in setting the agenda for Board meetings, approved information sent to Board members and acted as a liaison between the Chairman and the Board. The Board believes that having an independent presiding director is an effective corporate governance structure that is widely accepted by corporate governance experts and provides substantially similar benefits as having an independent director, who has not previously served as an executive officer of ITT, serve as Chairman of the Board.

The Board believes that a majority independent Board and, when necessary, the existence of the independent presiding director ensures the independent exchange of information among ITT’s independent directors and provides ITT and its shareholders with substantially the same benefits that the proposal suggests. In the Board’s view, ITT’s shareholders have benefited from the Board of Directors’ current sound corporate governance practices and strong independent Board leadership, and there is no need to require that the Chairman of the Board be an independent director, who has not previously served as an executive officer of ITT.

Accordingly, the Board of Directors recommends that you vote AGAINST this proposal.

6.	Shareholder proposal requesting that the Company amend, where applicable, its policies related to human rights.

The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, NY 10017-4503, has notified us that it intends to present the following proposal at this year’s meeting:

2012 ITT Shareholder Resolution on Human Rights Policy

Whereas, ITT, as a global corporation, faces increasingly complex problems as the international social, and cultural context within which ITT operates changes.

Companies confront ethical and legal challenges arising from diverse cultures and political and economic contexts or operating in regions of conflict. Today, management must address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace, environmental protection and sustainable community development. ITT does business in countries with human rights challenges including Colombia, Egypt and Israel.

Several international conventions, declarations and treaties contain internationally recognized standards designed to protect human rights — civil, political, social, environmental, cultural and economic — that should be reflected in ITT’s policies. These include the Universal Declaration of Human Rights, the Fourth Geneva Convention, the Hague Conventions, International Covenant on Civil and Political Rights, the core labor standards of the International Labor Organization, and the International Covenant on Economic, Cultural and Social Rights. We believe these documents will help inform ITT’s revision of its human rights policy. Also, United Nations resolutions and reports of special rapporteurs on countries where ITT does business, and “Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights,” adopted by the United Nations Sub-Commission on the Promotion and Protection of Human Rights in August 2003 are helpful, as are the comprehensive human rights policies designed for global companies found in “Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors.

As companies formulate comprehensive policies, we believe significant commercial advantages may accrue through enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations and reduced risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

Resolved, shareholders request the Board to amend, where applicable, within ten months of the 2012 Annual Meeting, ITT’s policies related to human rights that guide its international and U.S. operations to conform more fully with international human rights and humanitarian standards.

Supporting Statement

We believe ITT’s current human rights policies are limited in scope, and provide little or no guidance for determining business relationships where our products or services could entangle the company in human rights violations. Although we do not recommend inclusion of any specific provision of the above-named documents in the revised policy, we believe ITT’s policies should reflect a more comprehensive understanding of human rights.

ITT should be able to assure shareholders that employees are treated fairly and with dignity wherever they work in the global economy. Going beyond internal practices, however, ITT should also provide similar assurance that its products and services are not used in human rights violations. One element of ensuring compliance is utilization of independent monitors composed of respected local human rights, religious and non-governmental organizations that know local culture and conditions. We believe the adoption of a more comprehensive human rights policy, coupled with implementation, enforcement and independent monitoring, will assure shareholders of ITT’s global leadership.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The proposal requests that, within 10 months of the 2012 annual meeting of shareholders, the Company revise its policies related to human rights that guide its international and U.S. operations in order to have them conform more fully with international human rights and humanitarian standards.

ITT has long supported human rights through its business practices and directly through a specific provision in its Code of Conduct. ITT has also included such rights in its ITT Management System, which incorporates ITT’s values. Over the past several years, ITT has continued to demonstrate progress in benchmarking and communicating its commitment to human rights. This commitment was further evidenced with our adoption of our Policy on Human Rights.

Beginning in 2008, ITT’s Vision and Values instituted a systematic company-wide commitment to respect, responsibility and integrity:

•	Our values are our compass — we strive to do the right thing always

•	Treat others fairly and courteously

•	Sustain a culture of diversity and inclusion

The Vision and Values are fundamental to our culture and they are codified in ITT’s Code of Conduct, which is available on the Company’s website at http://www.itt.com/citizenship/code-of-conduct/. To ensure awareness of ITT’s leadership commitments, the Company conducts training for its employees. This training reinforces the responsibility of all employees to act ethically and report possible violations.

In 2009, ITT modified its Code of Conduct to add specific language regarding its commitment to human rights:

Code of Conduct:

We are committed to conducting our business in a manner that respects and advances human rights based on our values and operating principles. We uphold human rights at all times and in all locations, regardless of local business customs.

In particular, we are committed to:

•	Providing safe and secure conditions for those working on our Company’s behalf

•	Protecting the environment

•	Following all applicable wage and hour laws

•	Strictly prohibiting human trafficking and the use of child or forced labor, including prison or bonded labor

•	Treating each other fairly and equitably

To ensure that every facet of our business upholds these standards, we seek business partners who share these commitments.

Then, in 2010, ITT conducted further research and benchmarked corporate best practices on human rights. Based on the results from that external benchmarking effort, and with a desire to continuously improve ITT’s ethical culture, in 2011, ITT implemented a specific Policy on Human Rights. The policy, which operates in conjunction with ITT’s Vision and Values and Code of Conduct, applies to all ITT employees worldwide and to ITT’s global supply chain partners within ITT’s sphere of influence.

ITT’s Policy on Human Rights states that ITT fully supports and adheres to the principles of both the Universal Declaration of Human Rights and the United Nations Global Compact where we operate. Furthermore, the policy states that ITT will work to identify and do business with supply chain partners who aspire to conduct their business in a similar manner. To underscore this commitment, the Company has published the full policy on its website at http://www.itt.com/citizenship/employees/.

For the foregoing reasons, the Board of Directors believes that ITT has substantially fulfilled the request of this shareholder proposal with the adoption of its Policy on Human Rights.

Accordingly, the Board of Directors recommends that you vote AGAINST this proposal.

Information about the Board of Directors

Responsibilities of the Board of Directors.     The Board of Directors sets policy for ITT and advises and counsels the chief executive officer and the executive officers who manage the Company’s business and affairs. The Board of Directors is responsible for assuring that:

•	The Company’s businesses are conducted in conformity with applicable laws and regulations

•	The Company’s systems of financial reporting and internal controls are adequate and properly implemented and the Company has appropriate risk management structures in place

•	There is continuity in the leadership of the Company

•	Management develops sound business strategies

•	Adequate capital and managerial resources are available to implement the business strategies

•

The Company’s long-term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions, including assessment of balance sheet impacts and other financial matters, are reviewed and approved

•	The Company’s operating plans and capital, research and development and engineering budgets are reviewed and approved

Governance Principles.    The Board of Directors has adopted the Corporate Governance Principles and charters for each of its standing committees. The Corporate Governance Principles provide, among other things, that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Board Committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly traded companies may not serve on more than two public company boards (including the ITT Board) in addition to service on their own board. Directors who are not chief executive officers of publicly traded companies may not serve on more than four public company boards (including the ITT Board). The Corporate Governance Principles and Committee Charters are reviewed by the Board at least annually and posted on the Company’s website at http://www.itt.com/investors/governance/principles/. A copy of the Corporate Governance Principles will be provided, free of charge, to any shareholder upon request to the Secretary of ITT.

Leadership Structure.    The Board believes that the decision as to whether to combine or separate the Chief Executive Officer and Chairman of the Board of Directors positions will depend on the facts and circumstances facing the Company at a given time and could change over time. In today’s challenging economic and regulatory environment, Directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that, although we do not have a formal policy with respect to separation of the Chairman and Chief Executive Officer positions, that having a separate Chairman, whose sole job is to lead the Board, allows our Chief Executive Officer, Ms. Ramos, to completely focus her time and energy on running the day-to-day operations of our Company. The Board believes that the Company’s current leadership structure does not affect the Board’s role in risk oversight of the Company.

Communication with the Board of Directors.    Interested parties may contact all outside Directors as a group, the entire Board of Directors, a committee of the Board of Directors or an individual Director by submitting a letter to the desired recipient in a sealed envelope labeled “Outside Directors,” “Board of Directors”, or with the name of the Board committee or a specific Director. This sealed envelope should be placed in a larger envelope and mailed to the Secretary, ITT Corporation, 1133 Westchester Avenue, White Plains, NY 10604, USA. The Secretary will forward the sealed envelope to the designated recipient.

Policies for Approving Related Person Transactions.    The Company and the Board have adopted formal written policies for evaluation of potential related person transactions, as those terms are defined in the SEC’s rules for executive compensation and related person disclosure, which provide for review and pre-approval of transactions which may or are expected to exceed $120,000 involving Non-Management Directors, Executive Officers, beneficial owners of five percent or more of the Company’s common stock or other securities and any immediate family of such persons. The Company’s policy generally groups transactions with related persons into two categories: (1) transactions requiring the approval of the Nominating and Governance Committee and (2) certain transactions, including ordinary course transactions below established financial thresholds, that are deemed pre-approved by the Nominating and Governance Committee.

In reviewing related person transactions that are not deemed pre-approved for approval or ratification, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	Whether terms or conditions of the transaction are generally available to third-parties under similar terms or conditions

•	Level of interest or benefit to the related person

•	Availability of alternative suppliers or customers

•	Benefit to the Company

The Nominating and Governance Committee is deemed to have pre-approved certain transactions identified in Item 404(a) of Regulation S-K that are not required to be disclosed even if the amount involved exceeds $120,000. In addition, any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), Director and/or beneficial owner of less than 10% of that company’s shares is deemed pre-approved; provided, however, that with respect to Directors, if a Director is a current employee, or if an immediate family member of the Director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, such transaction shall be reviewed by the Nominating and Governance Committee and not considered appropriate for automatic pre-approval. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Nominating and Governance Committee. Subsequent to the adoption of the written procedures above, the Company has followed these procedures regarding all reportable related person transactions. The Company’s Related Person Transaction Policy is posted on the Company’s website at: http://www.itt.com/investors/governance/transactions/.

Code of Conduct.    The Company has also adopted the ITT Code of Conduct which applies to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and, where applicable, to its Non-Management Directors. The Code of Conduct is also posted on the Company’s website at http://www.itt.com/citizenship/code-of-conduct/. The Company discloses any changes or waivers from the Code of Conduct on its website for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, its Non-Management Directors and other executive officers. In addition, the Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided, free of charge, to any shareholder upon request to the Secretary of ITT.

Independent Directors.    The Company’s Non-Management Directors must meet the NYSE independence standards. The Company’s Corporate Governance Principles define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. The Charters of the Audit, Compensation and Personnel and Nominating and Governance Committees also require all members to be independent Directors.

Based on its review, the Board of Directors affirmatively determined, after considering all relevant facts and circumstances, that no Non-Management Director has a material relationship with the Company and that all Non-Management Directors, including all members of the Audit, Compensation and Personnel and Nominating and Governance Committees, meet the independence definition in the current NYSE corporate governance rules for listed companies.

Each year, the Company’s Directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Additionally, Directors and executive officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided.

The Nominating and Governance Committee reviews and considers all relevant facts and circumstances with respect to independence for each Director standing for election prior to recommending selection as part of the slate of Directors presented to the shareholders for election at the Company’s Annual Meeting. The Nominating and Governance Committee reviews its recommendations with the full Board, which separately considers and evaluates the independence of Directors standing for re-election using the standards described above.

In February 2012, the Board considered regular commercial sales and payments in the ordinary course of business as well as charitable contributions with respect to each of the Non-Management Directors standing for re-election at the Company’s 2012 Annual Meeting. In particular, the Board evaluated the amount of sales to ITT or purchases by ITT with respect to companies where any of the Directors serve or served as an executive officer or Director.

In no instances was a Director a current employee, or was an immediate family member of a Director a current executive officer, of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of each respective company’s consolidated gross revenues. The Board also considered the Company’s charitable contributions to non-profit organizations with respect to each of the Non-Management Directors. No contributions exceeded 1% of the consolidated gross revenues of any non-profit organization.

Ms. Ramos is not independent because of her position as Chief Executive Officer and President of the Company.

On October 31, 2011, we completed the Separation of our Defense and Information Solutions business and our water related business. In connection with the Separation, the Board of Directors determined to decrease the size of the Board of the Company from 10 Directors to eight Directors and Steven R. Loranger, Curtis Crawford, John J. Hamre, Surya N. Mohapatra and Ralph Hake tendered their resignations from the Board of Directors and the resignations were accepted. On December 14, 2011, the Board determined to increase the size of the Board of the Company from eight Directors to nine Directors and, in connection therewith, the Board elected Orlando Ashford to the Board. On February 23, 2012, the Board determined to increase the size of the Board of the Company from nine Directors to 10 Directors and, in connection therewith, the Board elected Donald J. Stebbins to the Board. The following are the independent Directors standing for election: General Kern; Messrs. Ashford, D’Aloia, DeFosset, MacInnis, Stebbins and Tambakeras; and Mrs. Gold and Ms. Sanford.

Board and Committee Roles in Oversight of Risk.    The Board of Directors has primary responsibility for overall risk oversight, including the Company’s risk profile and management controls. The Audit Committee of the Board oversees the Company’s operational and regulatory risk management and risk assessment program, including all risk mitigation processes. The Nominating and Governance Committee has responsibility for assessing and monitoring the Company’s global risk profile, and provide regular reports to the Board with respect to their findings. In addition, the Company has established a cross-functional team of management referred to as the Risk Center of Excellence (the “RCOE”), to internally monitor various risks. The Nominating and Governance Committee receives regular reports from RCOE as well. The Compensation Committee reviews and assesses compensation and incentive program risks to ensure that the Company’s compensation programs encourage innovation and balance appropriate business risk and rewards without encouraging risk-taking behaviors which may have a material adverse effect on the Company. The Compensation Committee structures compensation so that unnecessary or excessive risk-taking behavior is discouraged and behaviors correlated with long-term value creation are encouraged. The Board, Audit, Nominating and Governance and Compensation Committees receive regular reports with respect to the Company’s risk profile and risk management controls.

Compensation Committee Interlocks and Insider Participation.    None of the members of the Compensation Committee during fiscal year 2011 or as of the date of this proxy statement has been an officer or employee of the Company and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Director Selection and Composition.    Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature. The Nominating and Governance Committee desires that the Board of Directors be diverse in terms of its viewpoints, professional experience, education and skills as well as race, gender and national origin. In addition, ITT’s Corporate Governance Principles state that as part of the membership criteria for new Board members, individuals must possess such attributes and experiences as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological, business and international experience. On an annual basis, as part of its self-evaluation, the Board of Directors assesses whether the mix of directors is appropriate for the Company. In addition, the Nominating and Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the Board. The Board of Directors actively seeks to consider diverse candidates for membership on the Board when it has a vacancy to fill and includes diversity as a specific factor when conducting any search. As part of its process in identifying new candidates to join the Board of Directors, the Nominating and Governance Committee considers whether and to what extent the candidate’s attributes and experiences will individually and collectively complement the existing Board, recognizing that ITT’s businesses and operations are diverse and global in nature. Currently, the Board consists of 10 directors. Out of the 10 Directors, three are female, and one is African American. The Directors come from diverse professional backgrounds, including technology, financial and manufacturing industries as well as governmental and non-governmental agencies.

To be considered by the Nominating and Governance Committee as a Director candidate, a nominee must meet the requirements of the Company’s By-laws and Corporate Governance Principles. In addition to these minimum qualifications, the Nominating and Governance Committee evaluates each nominee’s skills to determine if those skills are complementary to the skills demonstrated by current Board members. The Nominating and Governance Committee also evaluates the Board’s needs for operational, technical, management, financial, international or other expertise.

Prior to recommending nominees for election as Directors, the Company’s Nominating and Governance Committee engages in a deliberative, evaluative process to ensure each nominee possesses the skills and attributes that individually and collectively will contribute to an effective Board of Directors. Biographical information for each candidate for election as a Director is evaluated and candidates for election participate in interviews with existing Board members and management. Each candidate is subject to thorough background checks. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and participation in other matters necessary for good corporate governance.

The Nominating and Governance Committee identifies Director candidates through a variety of sources including personal references and business contacts. On occasion, the Nominating and Governance Committee utilizes a search firm to identify and screen Director candidates and pays a fee to that firm for each such candidate elected to the Board of the Company. The Nominating and Governance Committee will consider Director nominees recommended by shareholders for election to the Company’s Board who meet the qualification standards described above. (See Section II.F. of the Nominating and Governance Charter at http://www.itt.com/investors/governance/nominating/.) The Nominating and Governance Committee also evaluates and makes recommendations to the Board of Directors concerning appointment of Directors to Board Committees, selection of Board Committee Chairs, Committee member qualifications, Committee member appointment and removal, Committee structure and operations and proposal of the Board slate for election at the Annual Meeting of Shareholders, consistent with criteria approved by the Board of Directors.

Committees of the Board of Directors.     The standing Committees of the Board described below perform essential corporate governance functions.

Audit Committee

2011 Audit Committee Members are:

Prior to the Separation:

Frank T. MacInnis, Chair
Christina A. Gold
Ralph F. Hake
Surya N. Mohapatra
Linda S. Sanford

After the completion of the Separation:

G. Peter D’Aloia, Chair
Christina A. Gold
Linda S. Sanford
Donald J. Stebbins (appointed on March 1, 2012)

Meetings in 2011:	10

Responsibilities:

•     Subject to any action that may be taken by the full Board, the Audit Committee has the ultimate authority and responsibility to determine the independent auditor’s qualifications, independence and compensation, and to appoint (or nominate for shareholder ratification), evaluate, and where appropriate, consider rotation or replacement of Deloitte.

•     Review and discuss with management and the independent auditor, and approve the annual audited financial statements and quarterly financial statements of the Company, including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, and make a recommendation regarding inclusion of those financial statements in any public filing including the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and Quarterly Reports on form 10-Q.

•   Review and consider with the independent auditor matters required to be discussed by Statement on Auditing Standards. No. 61, as amended by AICPA, Professional Standards, Vol. 1.AU Section 380 (the framework of effective communication between the independent auditor and the Company in relation to the audit of financial statements), as adopted by the PCAOB in Rule 3200T.

• Review with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements.

•    As a whole, or through the Audit Committee chair, review and discuss with the independent auditor the Company’s interim financial results to be included in the Company’s earnings report or quarterly reports to be filed with the SEC, including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of its Form 10-Q with the SEC.

•    Review and discuss with management the types of information to be disclosed and the types of presentations to be made with respect to the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information and measures) and financial information and earnings guidance provided to analysts and rating agencies.

•    Discuss with management and the independent auditor the quality and adequacy of the Company’s internal controls and their effectiveness, and meet regularly and privately with the head of the internal audit function.

•    Annually request from the independent auditor a formal written statement delineating all relationships between Deloitte and the Company, consistent with the PCAOB Rule 3526. With respect to such relationships, the Audit Committee shall:

• Discuss with the independent auditor any disclosed relationships and the impact of the relationship on the independent auditor independence; and

• Assess and recommend appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

•     Pre-approve or delegate to one or more independent members, when appropriate, to pre-approve the retention of the independent auditor for audit-related and permitted non-audit services. Other tax-related consulting and special projects and fees for any other services to be provided by the independent auditor and internal audit service providers must be submitted to the Audit Committee consistent with the Company’s Audit Services, Audit-Related Services and Non-audit Services Policy.

• Confirm the scope of audits to be performed by the independent auditor and any outside internal audit service provider, monitor progress and review results.

• Review fees and expenses charged by the independent auditor and any party retained to provide internal audit services.

•     On an annual basis, discuss with the independent auditor its internal quality control procedures, material issues raised in quality control or peer review and any inquiries by governmental or professional authorities in the last five years (and any steps taken to deal with issues raised) regarding the firm’s independent audits of other clients.

•     Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by the independent auditor in the course of the audit work, including any restrictions on the scope of its activities or on access to requested information, and any significant disagreements with management, and monitor management’s response to such matters. Without excluding other possibilities, the Audit Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by such firm but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

•     Provide oversight and discuss with management, internal auditors and the independent auditor, the adequacy and effectiveness of the Company’s overall risk assessment and risk management process, including all risk mitigation processes.

• Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of its Charter.

• Review the Company’s rating agency reviews.

• Review regularly and consider the Company’s environmental, safety and health reserves.

• Review expense accounts of senior executives.

•     Update the Board of Directors on a regular basis with respect to matters coming to its attention that may have a significant impact on the Company’s financial condition or affairs, the Company’s compliance with legal or regulatory requirements and the performance and independence of the independent auditor and the internal audit function.

•    Review major issues regarding accounting principles and financial statement presentations, significant changes to the Company’s selection or application of accounting principles and major issues relating to the Company’s internal controls including any specifically required steps to correct identified major internal control issues. The Audit Committee also reviews management or the independent auditor’s analyses regarding significant financial reporting issues and judgments made in preparing financial statements including analyses of alternative GAAP methods as well as the effect of regulatory and accounting initiatives and off-balance sheet structures, if any, on the Company’s financial statements.

• In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on an annual basis.

• Meet separately, on a regular basis, with the independent auditor, internal auditors and members of management, as well as privately as a Committee.

• Establish policies regarding the Company’s employment and retention of current or former employees of the independent auditor.

• With respect to complaints concerning accounting, internal accounting controls or auditing matters:

• Review and approve procedures for receipt, retention and treatment of complaints received by the Company; and

• Establish procedures for the confidential, anonymous submission of complaints by employees of the Company regarding questionable accounting or auditing matters to the Audit Committee.

• Establish levels for payment by the Company of fees to the independent auditor and any advisors retained by the Audit Committee.

•     Receive regular reports from the Chief Executive Officer, Chief Financial Officer and from the Company’s disclosure control committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any material weaknesses or significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls.

• Prepare the Report of the Audit Committee required by the SEC to be included in the Company’s Proxy Statement.

•     Meet regularly with the Company’s general counsel or head of ethics and compliance to review the implementation and effectiveness of the Company’s Code of Conduct and ethics and compliance program and any proposed waivers of the Code of Conduct for directors and officers.

Although more than one member of the Board of Directors satisfies the requirements of the audit committee financial expert, the Board of Directors has identified G. Peter D’Aloia as the audit committee financial expert.

Independence

The Board of Directors has determined that each member of the Audit Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Audit Committee Charter, the requirements of the NYSE currently in effect and Rule 10A-3 of the Exchange Act. The Board of Directors has evaluated the performance of the Audit Committee consistent with the regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website

http://www.itt.com/investors/governance/audit/. The Company will provide, free of charge, a copy of the Audit Committee Charter to any shareholder, upon request to the Secretary of ITT.

Compensation and Personnel Committee

2011 Compensation and Personnel Members are:
Prior to the Separation:
Linda S. Sanford, Chair
Curtis J. Crawford
Ralph F. Hake
Frank T. MacInnis

After the completion of the Separation:

Christina A. Gold, Chair
Linda S. Sanford,
Donald DeFosset, Jr.
Paul J. Kern
Orlando D. Ashford (appointed on February 23, 2012)

Meetings in 2011:	6

The Compensation Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return, without excessive enterprise risk.

Responsibilities:	• Approve and oversee administration of the Company’s employee compensation program including incentive plans and equity-based compensation plans.

•    Evaluate senior management and Chief Executive Officer performance, evaluate enterprise risk and other risk factors with respect to compensation objectives, set annual performance objectives for the Chief Executive Officer and approve individual compensation actions for the Chief Executive Officer and for the remaining corporate officers.

• Oversee the establishment and administration of the Company’s benefit programs.

• Select, retain and determine the terms of engagement for independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to the Company’s current and proposed executive compensation and employee benefit programs. In 2011 and prior years, the Committee obtained such advice.

• Oversee and approve the continuity planning process and review with the full Board of Directors, which provides final approval.

• Regularly report to the Board of Directors on compensation, benefits, continuity and related matters.

• Prepare the Compensation Committee Report for the Company’s Proxy Statement.

• Review regularly and consider the Company’s Inclusion & Diversity strategy and the effectiveness of related programs and policies.

• Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of its Charter.

More detail regarding the processes and procedures used to determine executive compensation is found in the Compensation Discussion and Analysis starting on Page 43.

Independence

The Board of Directors has determined that each member of the Compensation and Personnel Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Compensation and Personnel Committee Charter and the requirements of the NYSE currently in effect.

A copy of the Compensation and Personnel Committee Charter is available on the Company’s website http://www.itt.com/investors/governance/compensation/. The Company will provide, free of charge, a copy of the Compensation and Personnel Committee Charter to any shareholder, upon request to the Secretary of ITT.

Nominating and Governance Committee

2011 Nominating and Governance Committee Members are:

Prior to the Separation:

John J. Hamre, Chair
Curtis J. Crawford
Paul J. Kern
Markos I. Tambakeras

After the completion of the Separation:

Frank T. MacInnis, Chair
Donald DeFosset, Jr.
Paul J. Kern
Markos I. Tambakeras

Meetings in 2011:	4

Responsibilities:	• Develop, annually review, update and recommend to the Board of Directors corporate governance principles for the Company.

• In the event it is necessary to select a new chief executive officer, lead the process for candidate evaluation, consideration and screening. The full Board of Directors has the final responsibility to select the Company’s chief executive officer.

• Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

• Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

• Administer the Board of Directors’ annual evaluation process.

• Consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers and ensure compliance with the rules of the NYSE and the Clayton Antitrust Act.

• Review and recommend to the full Board matters and agenda items relating to the Company’s Annual Meeting of Shareholders.

• Review the form of Annual Report to Shareholders, Proxy Statement and related materials.

• Review the Company’s business continuity and disaster recovery programs and plans.

• Review significant risks related to the Company and the mitigation plans monitored by the RCOE.

• Review the Company’s communication and advertising program and other activities involving community relations, major charitable contributions and promotion of the Company’s public image.

• Determine desired Board and Director skills and attributes and conduct searches for prospective board members whose skills and attributes reflect those desired for the Board of Directors.

• Identify, evaluate and propose nominees for election to the Board of Directors.

• Make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

• Evaluate and make recommendations regarding senior management requests for approval to accept memberships on outside boards.

• Review all material related party transactions prior to initiation of the transaction and make recommendations to the Board of Directors for approval or disapproval.

• Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of its Charter.

As described on pages 26 to 27 the Nominating and Governance Committee will consider director nominees recommended by shareholders for election to the Company’s Board who meet the qualification standards. (See Section II.E of the Nominating and Governance Charter at

http://www.itt.com/investors/governance/nominating/).

Independence

The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence standards set out in the Board’s Corporate Governance Principles and its Nominating and Governance Committee Charter and the requirements of the NYSE currently in effect.

A copy of the Nominating and Governance Committee Charter is available on the Company’s website http://www.itt.com/investors/governance/nominating/. The Company will provide, free of charge, a copy of the Nominating and Governance Committee Charter to any shareholder, upon request to the Secretary of ITT.

Meetings of the Board and Committees

During 2011, there were five regularly scheduled Board meetings and 25 meetings of standing Committees. In addition, in connection with the Separation, there were an additional six Board meetings. All Directors attended at least 75% of the aggregate of all meetings of the Board and standing Committees on which they served. It is Company practice that all Directors attend the Company’s Annual Meeting. All Directors attended the Company’s 2011 Annual Meeting. For 2012, the Board has scheduled five regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT are scheduled to meet privately (without management) following each Board meeting during the year.

2011 Non-Management Director Compensation

In 2010, the Nominating and Governance Committee retained Pay Governance LLC, a compensation consulting firm, to assist with a review of compensation for Non-Management Directors. As part of its review, Pay Governance compared Non-Management Director compensation components and total Director compensation paid with Director compensation components and total Director compensation paid for a sample of companies in the S&P Industrials with median revenue comparable to ITT’s revenue.

Pre-Separation Non-Management Director Pay:    Upon the recommendation of Pay Governance and after review, the Nominating and Governance Committee and the Compensation and Personnel Committee recommended, and the Board approved, Non-Management Director compensation changes that were made effective with the Company’s 2011 Annual Meeting to increase the cash component of the Non-Management Director compensation to $100,000, to provide for an equity retainer solely in the form of RSUs of $150,000 and to provide the Audit Committee Chair with an additional annual cash payment in the amount of $15,000.

Post-Separation Non-Management Director Pay:    In anticipation of the Separation of the Xylem Inc. and Exelis Inc. businesses from ITT, the Board of Directors again reviewed Non-Management Director compensation levels in May 2011 with Pay Governance, in light of the expected reduced revenue size and market capitalization of the post-Separation Company. As a result of that review, the Nominating and Governance Committee and the Compensation and Personnel Committee recommended, and the Board approved, a post-Separation compensation package made effective on the date of the Separation consisting of $100,000 annual cash retainer, and an annual equity retainer solely in the form of RSUs of $90,000. The Non-Executive Chairman receives an additional annual payment in the amount of $125,000 (payable in 50% cash and 50% RSUs), and the Audit Committee Chair receives an additional annual cash payment in the amount of $15,000.

The following table represents the 2011 grant date fair value of Non-Management Director compensation computed in accordance with GAAP. As discussed in more detail in the narrative following the table, all Non-Management Directors receive the same cash and stock awards for service (except Mr. MacInnis as the Audit Committee Chair from January 1, 2011, to October 31, 2011, and as Non-Executive Chairman from November 1, 2011, to December 31, 2011, received an additional $38,750 cash payment; and Mr. D’Aloia as Audit Committee Chair from November 1, 2011, to December 31, 2011 received an additional $7,500 cash payment). As an employee Director, Ms. Ramos does not receive compensation for Board service. Mr. Loranger, who was an employee Director prior to his resignation pursuant to the Separation, did not receive compensation for Board service. The grant date fair value of stock awards granted to Non-Management Directors in 2011 is provided in footnote (c) to the table. Stock awards are composed of RSUs. Option awards are composed of non-qualified stock options.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Stock Option Modification (4) ($)	Total ($)
Orlando D. Ashford	41,667	37,848	—	79,515
Curtis J. Crawford	50,000	75,322	47,149	172,471
G. Peter D’Aloia	57,500	45,001	—	102,501
Donald DeFosset, Jr.	50,000	45,001	—	95,001
Christina A. Gold	100,000	120,324	47,149	267,473
Ralph F. Hake	50,000	75,322	43,304	168,626
John J. Hamre	50,000	75,322	47,149	172,471
Paul J. Kern	100,000	120,324	21,995	242,319

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Stock Option Modification (4) ($)	Total ($)
Frank T. MacInnis	138,750	151,575	47,149	337,474
Surya N. Mohapatra	50,000	75,322	25,592	150,914
Linda S. Sanford	100,000	120,324	43,304	263,628
Markos I. Tambakeras	100,000	120,324	47,149	267,473

(1)	Dr. Crawford, Mr. Hake, Dr. Hamre and Dr. Mohapatra resigned from the Board on October 31, 2011. Messrs. D’Aloia and DeFosset joined the Board on October 31, 2011. Mr. Ashford joined the Board on December 14, 2011. Mr. Stebbins joined the Board on February 23, 2012 and his compensation for his tenure from the time of his appointment to the Board until the day before the Company’s 2012 Annual Meeting consists of $16,667 in cash and $15,021 in RSUs.

(2)	Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-Management Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks an index of the Company’s stock.

(3)	Awards reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation. Non-Management Directors do not receive differing amounts of equity compensation, except for Mr. MacInnis who received an additional grant value of $31,251 in November 2011 as the Non-Executive Chairman. The grant date fair value of the RSUs granted on May 10, 2011, the date of the Company’s 2011 Annual Meeting, was $75,322. The closing price of ITT stock on that date was $58.48 (closing price does not give effect to the Company’s 1:2 reverse stock split). The assumptions used in calculating these values may be found in Note 17, Long-Term Incentive Employee Compensation, to the Consolidated Financial Statements in the Company’s 2011 Form 10-K.

(4)	This column represents a one-time accounting expense related to the conversion of previously granted Company stock options to a mix of Company, Xylem and Exelis stock options on the Separation date. No Company stock options were granted to any non-management Director in 2011, and no Non-Management Director received any incremental economic benefit from this conversion.

The following table represents restricted common stock and stock options outstanding as of December 31, 2011 for Non-Management Directors. Outstanding restricted common stock awards include unvested RSUs and vested but deferred RSUs. The table gives effect to the 1:2 reverse stock split.

Non-Management Director Restricted Common Stock and

Stock Option Awards Outstanding at 2011 Fiscal Year-End

Non-Management Director Name	Outstanding Restricted Common Stock Awards	Outstanding Stock Option Awards
Orlando D. Ashford	1,992	0
G. Peter D’Aloia	2,219	0
Donald DeFosset, Jr.	2,219	0

Non-Management Director Name	Outstanding Restricted Common Stock Awards	Outstanding Stock Option Awards
Christina A. Gold	14,030	13,065
Paul J. Kern	4,817	4,525
Frank T. MacInnis	8,983	13,065
Linda S. Sanford	4,862	11,285
Donald J. Stebbins	0	0
Markos I. Tambakeras	2,904	13,065

Beginning in 2008, all restricted share awards granted to non-management directors vest on the next business day prior to the Annual Meeting. Restricted shares previously awarded under the ITT 1996 Restricted Stock Plan for Non-Employee Directors (the “1996 Plan”), which preceded the ITT 2003 Restricted Stock Plan for Non-Employee Directors (the “2003 Plan”), and under which restricted shares are still outstanding, provided that each Director’s restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

•	The fifth anniversary of the grant of the shares unless extended as described below

•	The Director retires at age 72

•	There is a Change of Control of the Company

•	The Director becomes disabled or dies

•	The Director’s service is terminated in certain specified, limited circumstances

•

Any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

Under the 2003 Plan and the 1996 Plan, Non-Management Directors may choose to extend the restriction period for not more than two successive five-year periods, or until six months and one day following the Non-Management Director’s termination from service from the Board under certain permitted circumstances.

The 1996 Plan also provided if a Director ceased serving on the Board under any other circumstances, shares with respect to which the 1996 Plan restrictions have not been lifted would be forfeited. Under the 2003 Plan, the period of restriction for restricted stock granted is five years. The Compensation and Personnel Committee may determine that a Director, whose service from the Board is terminated, has fulfilled the purpose for which the grant of restricted stock was made and lift the restriction for all or a portion of restricted stock grants. Time and form of payment for outstanding restricted stock received after 2004, as well as elections to have the cash retainer deferred after 2004, have been modified, with the consent of each Director, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A is an Internal Revenue Code section that deals specifically with non-qualified deferred compensation plans and provides requirements and rules for timing of deferrals and distributions under those plans.

ITT reimburses Directors for expenses they incur to travel to and from Board, Committee and shareholder meetings and for other Company-business related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Prior to the Separation, such travel previously included use of the Company aircraft, if available and approved in advance by the Chairman of the Board and Chief Executive Officer. Director airfare was reimbursed at no greater than first-class travel rates. After the Separation, the Company no longer maintains a Company aircraft.

Indemnification and Insurance.    As permitted by its By-laws, ITT indemnifies its Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities,

including certain instances where it could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $1,000,000 of coverage. They may elect to purchase additional coverage under that policy. Non-Management Directors also may elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Role of the Audit Committee.    The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and ensures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

•	Determination of qualifications and independence of Deloitte & Touche LLP (“Deloitte”)

•	The appointment, compensation and oversight of Deloitte in preparing or issuing audit reports and related work

•

Review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements

•	Oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing-related complaints

•	Review of risk assessment and risk management processes on a company-wide basis

•	Adoption of and monitoring the implementation and compliance with the Company’s Non-Audit Services Policy.

The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s internal auditor. The Audit Committee discussed with the Company’s internal auditors and Deloitte the plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, and discussed results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company, and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee confidentially or on an anonymous basis, by submitting the matter in a sealed envelope addressed to the “Audit Committee” to the Corporate Secretary who then forwards the sealed envelope to the Audit Committee.

Sarbanes-Oxley Act of 2002 (“SOX”) Compliance.    The Audit Committee has responsibility for monitoring all elements of the Company’s compliance with Sections 302 and 404 of SOX relating to internal control over financial reporting.

Audit Committee Charter.    The Board of Directors has adopted a written charter for the Audit Committee, which the Board of Directors and the Audit Committee review, and at least annually update and reaffirm. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

Composition of the Audit Committee.    The Audit Committee comprises three members of the Company’s Board. The Board of Directors has determined that each Audit Committee member meets the independence standards set out in the Audit Committee Charter and in the Company’s Corporate Governance Principles and the requirements of the New York Stock Exchange currently in effect, including the audit committee independence requirements of Rule 10A-3 of the Exchange Act. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and several have accounting or related financial management expertise.

2011 Members of the Audit Committee Prior to the Separation.    The members of the Audit Committee prior to the Separation were Frank T. MacInnis, Chair, Christina A. Gold, Ralph F. Hake, Surya N. Mohapatra and Linda S. Sanford.

2011 Members of the Audit Committee Following the Completion of the Separation.     Following the completion of the Separation, the current members of the Audit Committee are G. Peter D’Aloia, Chair, Christina A. Gold and Linda S. Sanford (the “Current Audit Committee”). Donald J. Stebbins was appointed to the Audit Committee on March 1, 2012.

Regular Review of Financial Statements.    During 2011, the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and Deloitte reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

Communications with Deloitte.    The Audit Committee has discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61”). These discussions included all matters required by SAS 61, including Deloitte’s responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates. The Audit Committee met privately with Deloitte four times during 2011.

Independence of Deloitte.    Deloitte is directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has received the written disclosures and the letter from the Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence from management and the Company, any disclosed relationships and the impact of those relationships on Deloitte’s independence.

Recommendation Regarding Annual Report on Form 10-K.    In performing its oversight function with regard to the 2011 financial statements, the Current Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Deloitte. The Current Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2011. Based on these discussions, and the information received and reviewed, the Current Audit Committee recommended to the Company’s Board of Directors that the financial statements be included in the 2011 Annual Report on Form 10-K.

This report is furnished by the members of the Current Audit Committee.

G. Peter D’Aloia, Chair

Christina A. Gold

Linda S. Sanford

Compensation Committee Report

The following Report of the Compensation and Personnel Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

ITT’s Compensation and Personnel Committee approves and oversees administration of the Company’s executive compensation program and senior leadership development and continuity programs. The Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. The Compensation and Personnel Committee considers appropriate risk factors in structuring compensation to discourage unnecessary or excessive risk-taking behaviors and encourage long-term value creation.

2011 Members of the Compensation and Personnel Committee Prior to the Separation.    The members of the Compensation and Personnel Committee prior to the Separation were Linda S. Sanford, Chair, Curtis J. Crawford, Ralph F. Hake and Frank T. MacInnis.

2011 Members of the Compensation and Personnel Committee Following the Completion of the Separation.    Following the completion of the Separation, the current members of the Compensation and Personnel Committee are Christina A. Gold, Chair, Orlando D. Ashford, Linda S. Sanford, Donald DeFosset, Jr. and Paul J. Kern (the “Current Compensation and Personnel Committee”).

Recommendation Regarding Compensation Discussion and Analysis

In performing its oversight function during 2011 with regard to the Compensation Discussion and Analysis prepared by management, the Current Compensation and Personnel Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Pay Governance, LLC, the compensation consultant to the Committee. The Current Compensation and Personnel Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Current Compensation and Personnel Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2011 and this Proxy Statement.

This report is furnished by the members of the Current Compensation and Personnel Committee.

Christina A. Gold, Chair

Orlando D. Ashford

Donald DeFosset, Jr.

Paul J. Kern

Linda S. Sanford

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

In this Compensation Discussion and Analysis, we explain the Committee’s executive compensation philosophy and objectives for each of the Named Executive Officers (“NEOs”), describe all elements of the Company’s executive compensation program, and explain why the Committee selected each compensation component. The Committee’s decisions were based in part on the support received for our compensation programs in last year’s executive compensation advisory vote. The Compensation Discussion and Analysis should be read in conjunction with our tabular disclosures regarding the compensation of our NEOs for 2011, which can be found on page 72 of this Proxy Statement under the heading “Compensation Tables.”

The disclosure of our NEO compensation for 2011 covers the following executive officers:

•	Denise L. Ramos, Chief Executive Officer and President

•	Aris C. Chicles, Executive Vice President – Strategy

•	Thomas M. Scalera, Senior Vice President and Chief Financial Officer

•	Robert J. Pagano, Jr., Senior Vice President and President – Industrial Process

•	Munish Nanda, Senior Vice President and President – Control Technologies

•	Steven R. Loranger, Former Chairman, President and Chief Executive Officer

•	Gretchen W. McClain, Former Senior Vice President

•	David F. Melcher, Former Senior Vice President

SUMMARY OF 2011 SEPARATION ISSUES

During 2011, ITT Corporation underwent a significant change in its corporate structure. On October 31, 2011, the Company successfully completed the Separation of its defense- and water-related businesses, now called Exelis Inc. (“Exelis”) and Xylem Inc. (“Xylem”), respectively. As a result, a significant number of our executives assumed new positions with Exelis and Xylem while other executives were appointed to new positions within the Company.

NEO Changes: The Board of Directors approved several changes to our NEO population, all effective at the time of the Separation.

NEO	Position Change
Denise L. Ramos	Appointed Chief Executive Officer and President of the Company
Aris C. Chicles	Appointed Executive Vice President – Strategy of the Company
Thomas M. Scalera	Appointed Senior Vice President and Chief Financial Officer of the Company
Robert J. Pagano, Jr.	Appointed as an executive officer of the Company
Munish Nanda	Appointed as an executive officer of the Company
Steven R. Loranger	Resigned with good reason as Chairman, President and Chief Executive Officer from the Company
Gretchen W. McClain	Resigned from the Company, and appointed Chief Executive Officer of Xylem
David F. Melcher	Resigned from the Company, and appointed Chief Executive Officer of Exelis

NEO Compensation Actions: In recognition of these personnel changes, as well as the complexity of the Separation and the commitment necessary to complete it, the Committee and the Board took a number of special actions during 2011 related to compensation. These actions and the reasons for taking them are discussed in more detail in the sections that follow, and included:

•	Salary / Total Compensation Actions:

•

Re-evaluated executive positions using the Company’s lower, post-Separation annual revenue as the key variable in external benchmarking. This has the effect of lowering the median external benchmark pay data for most positions.

•

Established an initial external pay positioning for Ms. Ramos as our newly-promoted Chief Executive Officer and President that targeted total compensation (base salary plus target annual incentive opportunity plus target long-term incentive opportunity) at the 25th percentile of the post-Separation external benchmark, with the expectation that her market positioning would be aligned closer to the 50th percentile of the new Peer Group in 2012.

•

Reviewed the target compensation levels paid to each of the post-Separation NEOs, and made target compensation increases as appropriate to reflect their significant increases in responsibility associated with assuming elevated post-Separation roles.

•	Annual Incentive Plan Actions:

•	Increased the target annual incentive plan (“AIP”) award percentages for Ms. Ramos and Messrs. Chicles and Scalera to reflect the additional responsibilities assumed at the time of Separation.

•	Bifurcated the AIP into two performance periods — one pre-Separation and one post-Separation.

•	Awarded Transition Success Incentive (“TSI”) bonus payments to Messrs. Chicles, Scalera, Pagano, and Nanda, who played key roles in effecting the Separation.

•	Long-Term Incentive Plan Actions:

•

Settled all of the outstanding Total Shareholder Return (“TSR”) Awards on a prorated basis at the time of the Separation for both executive officers and non-executive officers. Those awards maintained the original TSR Award vesting schedule.

•

Converted nearly all outstanding pre-Separation stock options, restricted stock, and restricted stock units (“RSUs”) to post-Separation ITT awards, using conversion ratios that provided equivalent value to plan participants. All NEOs except Mr. Loranger were included in this conversion.

•

Converted all outstanding pre-Separation stock options and full-share awards for Mr. Loranger to post-Separation stock options and full-share awards distributed between the Company, Xylem and Exelis in the same proportion as shares in such three companies were distributed to shareholders of the Company.

•

Granted one-time special awards of stock options and RSUs (“Founders’ Grants”) to all post-Separation NEOs. These special Founders’ Grants were made in order to strengthen the alignment of the new senior management team with the shareholders of the post-Separation Company, to accelerate the growth of stock ownership levels among the new senior management team, and to encourage long-term key employee retention.

•	Benefit Plan Actions:

•

Amended the ITT Salaried Retirement Plan to freeze all benefits earned as of the Separation date, including the benefits of all NEOs except for Mr. Loranger, who was not eligible to accrue any additional benefits following his resignation as of the Separation date.

•	Actions specific to former NEOs:

o	Mr. Loranger’s resignation agreement included payments by the Company that were guaranteed under the terms of his existing employment agreement, as well as a one-time award that rewarded him for his leadership of the Company through the successful Separation.

o	Ms. McClain’s and Mr. Melcher’s resignations from the Company resulted in no additional payments by the Company. Their 2011 AIP awards were assumed by Xylem and Exelis, respectively. Their outstanding unvested Company restricted shares and RSUs, and their unexercised Company stock options, were fully converted into restricted shares, RSUs, and stock options in Xylem and Exelis, respectively.

Post-Separation NEO Compensation.    Prior to the Separation, the Committee determined post-Separation annualized target compensation levels for all post-Separation executive officers, including the NEOs. Annual base salary, annual incentives, and long-term incentives provide the foundation for NEO compensation. Additional compensation components, which supplement these foundational components, are also discussed in this Compensation Discussion and Analysis. The annual target compensation for each NEO as of the Separation date, is as follows:

Name	Base Salary as of the Separation Date	Post-Separation Target Bonus as % of Salary	Post-Separation Target Annual Cash Compensation	Post-Separation Annual Target Long-Term Incentive Value	Post-Separation Annual Target Total Direct Compensation
Denise L. Ramos, Chief Executive Officer and President	$850,000	100%	$1,700,000	$2,800,000	$4,500,000
Aris C. Chicles, Executive Vice President – Strategy	$420,000	75%	$735,000	$630,000	$1,365,000
Thomas M. Scalera, Senior Vice President and Chief Financial Officer	$308,000	75%	$539,000	$461,000	$1,000,000
Robert J. Pagano, Jr., Senior Vice President and President – Industrial Process	$400,000	50%	$600,000	$400,000	$1,000,000
Munish Nanda, Senior Vice President and President – Control Technologies	$330,000	50%	$495,000	$330,000	$825,000

2011 Business Summary and Resulting NEO Compensation Actions

ITT’s compensation philosophy ties a substantial percentage of NEO compensation to business performance and share price performance. Compensation design for the NEOs is structured to achieve long-term shareholder value creation without undue business risk. If business performance or share price performance falls below identified thresholds, at-risk compensation is reduced or not paid at all.

The following chart highlights the Company’s performance in fiscal year 2011 and over the most recent three-year period, and those results’ effect on 2011 compensation.

	Business Results versus Targets	Effect of Business Results on 2011 NEO Compensation
2011 Financial Performance

Pre-Separation Results as % of Target (Jan 1 – Oct 31):

—     Sum of Value Center Revenue = 103%

—     Sum of Value Center Operating Cash Flow = 94%

—     Sum of Value Center Operating Income = 107%

Post-Separation Results as % of Target (Nov 1 – Dec 31):

—     Sum of Segment Revenue = 103%

—     Sum of Segment Operating Income = 98%

—     Sum of Segment Cash Flow = 76%

In 2011, the Company’s internal business performance was strong, resulting in average AIP payouts among the NEOs of 121% of target. This 121% average payment is below 2010’s average AIP payment of 154% of target.
2011 Transaction Success

—     Successful separation of the Exelis and Xylem businesses from the Company on October 31

—     Corporate and Group HQ expenses within budgets; cash expenses within budget

—     Created and adhered to rigorous process to design post-separation corporate function within cost targets

—     Above-target retention rates and strong internal staffing of new positions

—     TSI Awards paid at target for recipients

—     Special Founders’ Grants to all post-Separation NEOs. These special Founders’ Grants were made in order to strengthen the alignment of the new senior management team with the shareholders of the post-Separation Company, to accelerate the growth of stock ownership levels among the new senior management team, and to encourage long-term key employee retention.

Long-Term Financial Performance	Relative TSR performance vs. S&P Industrials peer group was below threshold for each of the three overlapping performance periods that concluded with the Separation on October 31

—     No TSR Award payments for those performance cycles.

—     For the remaining TSR Award performance periods after the Separation, a pro-rated percentage of the target awards were converted to cash payments and ITT RSU grants. The RSU grants made as part of this conversion were made to accelerate growth in stock ownership among the Company’s key employees, and to increase employee retention.

Considerations of Say on Pay Vote:    In 2011, the Company’s advisory vote on executive compensation resulted in more than 91% of votes cast in favor of our proposal. Shareholders also overwhelmingly voted in favor of an annual vote. While the Separation has had a substantial effect on the Company’s business strategy, the Committee plans to continue the good pay practices and pay-for-performance approach to executive compensation that resulted in a high positive vote percentage in 2011.

Good Pay Practices:    The Committee continued to modify its executive compensation program to reflect best pay practices in light of the business needs of the Company. Among the actions taken by the Committee in 2011 and in previous years to promote and enforce good pay practices are:

•	Elimination of repricing or replacing of stock options without shareholder approval, except in the event of an equity restructuring (p. 57)
•	Elimination of all income tax gross-ups on executive perquisites (p. 62)
•	Elimination of all excise tax gross-ups from executive change-in-control severance plans (p. 65)
•	Elimination of executive perquisites during any severance period in the event of a change-in-control (p. 65)

•	Use of an Independent Compensation Consultant to advise the Committee (p. 67-68)
•	Development of a Recoupment Policy (p. 68)
•	Development of Officer Stock Ownership Guidelines (p. 68)

COMPENSATION PROCESS

Our Annual Compensation Cycle

The compensation of our executive officers, including our NEOs, is reviewed in detail every year during the first quarter. This review includes:

•	Annual performance reviews for the prior year;
•	Base salary merit increases – normally established in March,
•	AIP target awards, and
•	Long-term incentive target awards (including stock options, restricted stock or RSUs, and TSR Awards).

The actual award date of stock options, restricted stock or RSUs and target TSR Awards is determined on the date on which the Committee approves these awards. In recent years, this has occurred at the Committee’s regularly-scheduled March meeting. TSR Awards reflect a performance period starting on January 1 of the year in which the Committee approved the TSR Award. Restricted stock or RSUs, TSR and stock option award recipients receive communication of the award as soon as reasonably practical after the grant of the award.

The Committee will continue to review and assess the performance of Ms. Ramos and all senior executives and authorize compensation actions it believes are appropriate and commensurate with relevant competitive data and the approved compensation program.

Use of External Market Data

In 2011, as in past years, the Committee looked to competitive market compensation data for companies comparable to ITT to establish overall policies and programs that address executive compensation, benefits and perquisites. This review included analysis of the Towers Watson Compensation Data Bank (“CDB”) information provided by the Compensation Consultant. The analyses used a sample of 192 companies from the S&P Industrials Companies that were available in the CDB. The compensation data from these companies were evaluated by using a regression analysis based on each company’s annual revenue. Appendix A to this Proxy Statement lists the sample of companies from the S&P Industrials Companies that were used in the CDB analyses. The Committee believed that these 192 companies most closely reflected the labor market in which ITT competed for talent.

The Committee reviewed the external market competitiveness of all pre-Separation executive officer roles in February 2011. This analysis found that the 2011 total target compensation levels (base salary plus target annual incentive value plus target long-term incentive value) of each of our NEOs in their pre-Separation roles, after 2011 pay increases were included, were within 10% of the market median. The Committee did not include Messrs. Pagano and Nanda in this review because they were not executive officers of the Company at the time of the analysis.

This same approach was used in determining executive compensation levels post-Separation for all NEOs, based on their post-Separation roles. The Committee reviewed the same list of external companies, but utilized a lower internal revenue reference point in the regression analysis to reflect the Company’s lower annual revenue post-Separation. The use of this lower internal revenue reference point has the effect of reducing external pay benchmarking levels, which given the same external market positioning strategy would result in lower total target compensation amounts for our post-Separation NEOs than for our pre-Separation NEOs in similar positions. The results of the post-Separation external market analysis were as follows:

Named Executive Officer and Title	Post-Separation Base Salary Position Versus Market Median	Post-Separation Incentive Target Position Versus Market Median	Post-Separation Long-Term Incentive Position Versus Market Median	Post-Separation Total Compensation Position Versus Market Median
Denise L. Ramos, Chief Executive Officer and President	-11%	-26%	-27%	-24%
Aris C. Chicles, Executive Vice President – Strategy	+14%	+34%	+7%	+14%
Thomas M. Scalera, Senior Vice President and Chief Financial Officer	-35%	-31%	-51%	-43%
Robert J. Pagano, Jr., Senior Vice President and President – Industrial Process	+13%	-7%	-10%	-1%
Munish Nanda, Senior Vice President and President – Control Technologies	+18%	+27%	+43%	+29%

For 2012 and future years, the Committee expects to target overall total compensation at the median of a newly-created peer group. This new peer group, which consists of mid-cap S&P Industrials companies, was selected to more accurately reflect the size and industry focus of the Company post-Separation.

ELEMENTS OF COMPENSATION

NEO compensation at ITT has traditionally consisted of an annual base salary, an annual cash-based incentive in the form of the AIP, and target long-term incentive awards in the form of RSUs, stock options, and long-term cash awards that are tied to relative TSR Awards.

Compensation Element	Rationale for Providing
Base Salary	The Committee approves base salaries to executives in order to attract and retain our executive team with annual salaries that are competitive with the external market. Base salaries also serve as a counter-balance to the significant percentage of total pay that is at risk, providing compensation stability.
Target AIP	The AIP is structured to reward and emphasize overall enterprise performance and collaboration among the Company’s Segments. Its annual financial goals at both the Company and Segment level are based on the Board-approved operating plan, and meeting the financial goals set out in that plan typically results in a payment equal to 100% of the target amount.
RSUs	The Committee grants RSUs to link executive compensation to absolute share price performance, and strengthen retention value through a multiple-year vesting schedule.
Stock Options	The Committee grants stock options awards to link executive compensation to absolute share price performance, gaining value only when the stock price increases.
TSR Awards	The Committee grants TSR Awards to link executive compensation to relative TSR performance versus a select group of industry peers over a three-year performance period. This plan provides a balance to the Company’s annual grants of RSUs and stock options, as it is the sole performance measure whose value is determined by the Company’s relative, and not absolute, stock performance. It also reinforces the emphasis on long-term stock price appreciation over short-term financial performance.

These compensation elements work together to provide a reasonable mix of short-term versus long-term compensation, guaranteed versus at-risk compensation, and absolute versus relative performance measures to fully align NEO interests with those of shareholders.

Pay Mix Comparisons	Post-Separation Target Compensation Pay Mix Summary
	CEO	Other Average NEOs
Short-Term (1 year or less) versus Long-Term (greater than 1 year)	38% Short-Term, 62% Long-Term	57% Short-Term, 43% Long-Term
Guaranteed versus At-Risk	19% Guaranteed, 81% At-Risk	35% Guaranteed, 65% At- Risk
Absolute Performance versus Relative Performance	79% Absolute, 21% Relative	86% Absolute, 14% Relative

The Company also provides benefits and limited perquisites to its NEOs that it believes are competitive with the external market for talent.

2011 Base Salary Increases

The Committee approves NEO base salaries annually based on external survey data provided by the Compensation Consultant and the NEO’s individual performance. The Company conducted its annual base salary merit increase process in March 2011. In addition, the Company made salary adjustments in October 2011 to those executives who were promoted into new roles at the Separation.

2011 Annual Merit Increase Process:  Based on the Committee’s targeted pay positioning, the evaluation of each NEO’s performance, and the external market data on competitive pay levels provided by the Compensation Consultant, the Committee approved salary increases to Ms. Ramos, Ms. McClain, and Messrs. Chicles, Scalera, Loranger and Melcher as follows, effective March 7, 2011:

NEO	Previous Annual Base Salary	Post-Merit Annual Base Salary
Denise L. Ramos	$590,000	$606,500
Aris C. Chicles	$340,000	$360,000
Thomas M. Scalera	$280,000	$288,400
Steven R. Loranger	$1,160,000	$1,200,000
Gretchen W. McClain	$530,000	$600,000
David F. Melcher	$530,000	$600,000

For Messrs. Pagano and Nanda, since they were not executive officers of the Company pre-Separation, their March 2011 salary increases were reviewed and approved by Mr. Loranger. He considered the evaluation of their individual performance, external market data on competitive pay levels from third-party consulting firms provided by internal human resources, and the overall 2011 salary increase budget for salaried personnel.

April 2011 Promotional Increase for Mr. Nanda:  In April 2011, Ms. Ramos approved an annual salary of $330,000 for Mr. Nanda, a 9% increase, that reflected a compensation level that was considered appropriate for his new role as President of the Control Technologies business segment.

October 2011 Separation-Related Promotional Increases:  The Committee re-evaluated the compensation of all executive officers of the post-Separation company prior to the Separation, using the same regression analysis methodology as used in the annual market analysis. As a result of their analysis, they approved salary increases to select executive officers, including Ms. Ramos and Messrs. Chicles, Scalera, and Pagano. While some of the increases effective with the Separation are higher than historically provided during the annual cycle, they reflect the additional responsibilities that these NEOs would have in the Company post-Separation.

The Committee approved the following base salaries, effective October 31, 2011:

NEO	Previous Annual Base Salary	Post- Separation Annual Base Salary
Denise L. Ramos	$606,500	$850,000
Aris C. Chicles	$360,000	$420,000
Thomas M. Scalera	$288,400	$308,000
Robert J. Pagano, Jr.	$349,000	$400,000

Going forward, we expect to review the salary levels for all of our NEOs and make salary adjustments as appropriate in the first quarter of each year, as has been the historical practice.

2011 Annual Incentive Plan

The AIP award is an element of NEO compensation that rewards annual operating performance and earnings appreciation. The Company’s AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. AIP target awards are set with reference to the median of competitive practice based on the CDB. Any AIP payment is the product of the annual base salary rate multiplied by the target base salary percentage multiplied by the AIP annual performance factor based on the approved metrics. The Committee may approve negative discretionary adjustments with respect to NEOs.

Establishing AIP Performance

The 2011 AIP format is designed to consider internal business achievements. For 2011, NEOs included officers from the pre-Separation corporate segment, as well as business leaders from the business units that remained with the Company post-Separation. The reported 2011 business segments used to evaluate financial performance prior to the Separation (the “Value Centers”) were Defense and Information Solutions, Fluid Technology, and Motion & Flow Control. The post-Separation business segments used to evaluate financial performance (the “Segments”) are Industrial Process, Motion Technologies, Interconnect Solutions, and Control Technologies.

AIP Performance Metrics Selection Process

The Committee studied past and projected earnings and other performance measures of comparable multi-industry peers. Based on its 2011 business needs and an analysis of performance measures used among these peer companies in their annual incentive plans, the Company identified four performance metrics for the AIP’s 2011 performance year. The 2011 AIP was modified from 2010 to emphasize the planned Separation and continued business collaboration across the enterprise. The selected performance metrics were:

1.	Organic Revenue: Revenue reflects the Company’s emphasis on growth. Revenue is defined as reported GAAP revenue excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures. The Company’s definition of revenue may not be comparable to similar measures utilized by other companies. Revenue is based on the local currency exchange.

2.	Operating Cash Flow: Operating cash flow reflects the Company’s emphasis on cash flow generation. Operating cash flow is defined as Segment level net cash flow from operating activities, less capital expenditures and adjusted for special items. Operating cash flow should not be considered a substitute for cash flow data prepared in accordance with GAAP. The Company’s definition of operating cash flow may not be comparable to similar measures utilized by other companies. Management believes that operating cash flow is an important measure of performance and it is utilized as a measure of the Company’s ability to generate cash.

3.	Operating Income: Operating income performance encourages focus on the achievement of premier earnings performance for the overall Company. Operating income performance is defined as Segment-level operating income from continuing operations, adjusted to exclude items such as unusual and infrequent non-operating items primarily related to transformation impact, and impacts from acquisitions and divestitures.

4.	Operating Margin: Operating margin is utilized at the Segment level in order to emphasize the importance of maintaining healthy margins post-Separation. Operating margin is defined as the ratio of Segment operating income over revenue.

2011 AIP Performance Metrics and Weights

The Committee, after considering management and Compensation Consultant recommendations, established 2011 AIP performance targets for the NEOs based on the Company’s approved annual operating plan, taking into consideration the Company’s aspirational business goals. Successful attainment of both qualitative factors and quantitative factors are achievable only if the enterprise and the individual NEO perform at levels established by the Committee. As permitted by the 1997 AIP for Executive Officers, the Committee may exclude the impact of acquisitions, dispositions and other special items in computing AIP payments.

Internal performance metrics are weighted to represent operational goals. In order to encourage focus on total Company performance during the transformation, the sum of Value Center Operating Income performance represented 50% of the overall performance metrics for the Company’s 2011 AIP for all employees. For employees working in corporate positions, which include Ms. Ramos and Messrs. Chicles, Scalera, and Loranger, the sum of Value Center Operating Cash Flow was weighted in the Company’s 2011 AIP at 30%, and the sum of Value Center Revenue was weighted at 20%. For employees working within a specific Segment, which includes Messrs. Pagano and Nanda, the remaining 50% of the AIP weight is distributed between three Segment-specific measures: Segment Operating Cash Flow (20%), Segment Revenue (15%), and Segment Operating Margin (15%). Segment Operating Cash Flow was given a larger AIP weight than Segment Revenue or Segment Operating Margin because the Committee considered strong Segment Operating Cash Flow to be a critical financial measure in the months leading up to the Separation.

We pay for AIP performance that clearly demonstrates substantial achievement of plan goals. We established strong incentives for revenue performance and set aggressive goals for other metrics. In order to achieve an AIP payout, each metric must meet a certain threshold for that component to be considered in the calculation. For example, Sum of Segment Operating Income performance below the 50% payout percentage of target would result in that metric being reflected as zero in the AIP calculation.

The formula to determine each NEO’s AIP total potential payment (subject to negative Committee discretion) is as follows:

2011 AIP Potential Payout =

(Base Salary) x (Target Award Percentage) x (AIP Results Percentage)

Both the individual performance components of the AIP and the overall AIP Award are capped at 200%. Results are interpolated between points. In addition, four qualitative business goals were considered for Mr. Loranger’s AIP in 2011:

•	Endeavor to retain top talent as part of the future state organization design process,

•	Achieve Separation date targets as internally set,

•	Build post-Separation Segment operating margin targets, and

•	Aggressively manage steady state and separation costs.

2011 Target AIP Award Percentage of Base Salary and Weighting of AIP Performance Components

Named Executive Officer	2011 Target Award Percentage of Base Salary	Sum of Value Center Revenue (a)	Sum of Value Center Operating Cash Flow (b)	Sum of Value Center Operating Income (c)	Segment Operating Cash Flow (d)	Segment Revenue (e)	Segment Operating Margin (f)	Total Enterprise Performance
Denise L. Ramos	87.5%	20%	30%	50%				a+b+c
Aris C. Chicles	66.7%	20%	30%	50%				a+b+c
Thomas M. Scalera	44.2%	20%	30%	50%				a+b+c
Robert J. Pagano, Jr.	50%			50%	20%	15%	15%	c+d+e+f
Munish Nanda	50%			50%	20%	15%	15%	c+d+e+f
Steven R. Loranger	130%	20%	30%	50%				a+b+c
Gretchen W. McClain	85%	20%	30%	50%				a+b+c
David F. Melcher	85%	20%	30%	50%				a+b+c

For Ms. Ramos and Messrs. Chicles and Scalera, the target award percentages reflect 10 months’ performance in their pre-Separation roles, and two months’ performance in their post-Separation roles, as follows:

Named Executive Officer	Pre-Separation Target Award Percentage of Base Salary (10 months’ performance)	Post-Separation Target Award Percentage of Base Salary (2 months’ performance)
Denise L. Ramos	85%	100%
Aris C. Chicles	65%	75%
Thomas M. Scalera	38%	75%

Bifurcation of 2011 AIP into Pre-Separation and Post-Separation Goals:     In October 2011, the Committee agreed with the Compensation Consultant’s recommendation to bifurcate the 2011 AIP into pre-Separation and post-Separation plans, due to the fact that the financial performance goals approved by the Committee at the beginning of the year would not be measurable on a post-Separation basis. Therefore, the original Corporate financial goals in the 2011 AIP were pro-rated to reflect 10 months’ pre-Separation performance, and then scored based on financial performance against those goals up to the Separation date. Independent post-Separation financial goals for the remaining two months of fiscal year were then approved by the Committee based on the operating budget for the remainder of the fiscal year, and scored at the conclusion of the fiscal year based on actual performance versus those goals.

Calculation of AIP 2011 Performance

Pre-Separation Performance Period:    The AIP performance goals set at the beginning of the fiscal year were based on the full-year operating plan that was approved by the Board, and meeting the financial goals set out in that operating plan would result in an AIP payment equal to 100% of target. The Board believed that the operating plan provided a challenging set of goals for management to achieve.

Once the Separation was completed, these full-year financial goals were multiplied by 0.833, the percentage of the year that had elapsed prior to the Separation, to determine appropriate pre-Separation goals. These pre-Separation goals were then compared to actual performance as follows:

2011 Pre-Separation Metrics	Pro-Rated Target	Actual Performance	Actual as Percentage of Target
Sum of Value Center Operating Income Performance	$1,229 million	$1,317 million	107%
Sum of Value Center Revenue	$9,428 million	$9,726 million	103%
Sum of Value Center Operating Cash Flow	$919 million	$866 million	94%

Post-Separation Performance Period:    In March 2012, the Committee determined the 2011 AIP awards for Ms. Ramos and Messrs. Chicles and Scalera for the post-Separation period, which was based solely on the business performance of the post-Separation Company for the remaining two months of the fiscal year. No negative discretion was exercised by the Committee. As permitted by the 1997 AIP for Executive Officers, the Committee excluded the impact of acquisitions, dispositions and other special items in computing AIP performance relating to AIP targets, which AIP targets also excluded these items. The Committee met privately, without any members of management present, to determine Ms. Ramos’s 2011 AIP award.

2011 Post-Separation Metrics	Pro-Rated Target	Actual Performance	Actual as Percentage of Target
Sum of Post-Separation Segment Operating Income Performance	$48 million	$47 million	98%
Sum of Post-Separation Segment Revenue	$343 million	$353 million	103%
Sum of Post-Separation Segment Operating Cash Flow	$104 million	$79 million	76%

Segment Performance Targets:     For Messrs. Pagano and Nanda, we set the remaining 2011 performance targets, Segment Operating Cash Flow, Segment Revenue, and Segment Operating Margin, for the full 12-month period at challenging levels that are consistent with our long-term Peer Group targets, our premier financial targets, and are designed to meet shareholder expectations. We consider these targets to be difficult to attain. We do not report on the Segment financial results used for Segment AIP calculations, as we believe that doing so would cause competitive harm to the Company.

2011 AIP Awards Paid in 2012

The pre-Separation and post-Separation calculations were combined to determine full-year AIP awards earned as follows:

Named Executive Officers	Total Target 2011 AIP Awards ($)	Pre- Separation AIP Awards ($)	Post- Separation AIP Awards ($)	Total 2011 AIP Awards ($)		Total AIP 2011 Awards as Percentage of Target (%)
Denise L. Ramos	$571,271	$587,300	$100,200	$687,500		120%
Aris C. Chicles	$247,500	$266,400	$37,100	$303,500		123%
Thomas M. Scalera	$129,827	$124,600	$27,200	$151,800		117%
Robert J. Pagano, Jr.	$178,750	$163,600	$37,500	$201,100		113%
Munish Nanda	$165,000	$178,400	$35,700	$214,100		130%
Steven R. Loranger	$1,300,000	$1,300,000	$0	$999,452	(1)	77%

(1)	Amount paid to Mr. Loranger was determined based on the terms of his employment agreement and as detailed in his separation agreement as an amount equal to 100% of base salary for Mr. Loranger, pro-rated for the percentage of the year that he was employed by the Company.

For Ms. McClain and Mr. Melcher, the responsibilities for calculation and payment of their 2011 AIP earned amounts were assumed by Xylem and Exelis, respectively, at the Separation date. 2011 AIP Awards for NEOs are also included in the Summary Compensation Table on Page 72. Performance targets for the 2012 AIP have not yet been established.

Transition Success Incentive Bonus

Based on external market data provided by the Compensation Consultant on ten other recent, large spin-off transactions, and in order to retain critical key employees through the uncertainty of the Separation, the Committee approved one-time TSI Bonuses to select executive officers, including some of our NEOs, and other employees of the Company. These TSI Bonus payments were made in March 2012, four months following the successful Separation, and all plan participants needed to remain employed by the Company through the payment date in order to be eligible to receive a TSI Bonus. In accordance with the plan design to exclude Chief Executive Officer roles, neither Ms. Ramos nor Mr. Loranger received a TSI Bonus. The NEOs who received TSI Bonus payments, and the amounts of each bonus, were as follows:

Named Executive Officers	TSI Bonus ($)
Aris C. Chicles	$180,000
Thomas M. Scalera	$145,000
Robert J. Pagano, Jr.	$175,000
Munish Nanda	$150,000

2011 Long-Term Incentive Compensation

The Company’s long-term incentive awards component for senior executives has three subcomponents, each of which directly ties long-term compensation to long-term value creation and shareholder return:

•

Restricted stock or RSU awards.    In 2010, the Committee awarded restricted stock awards. In 2011 the Committee elected to award RSUs, which will be settled in shares upon vesting. The Committee determined to award RSUs rather than restricted stock in 2011 because RSU awards provide consistent tax treatment for domestic and international employees. RSUs provide the same economic risk or reward as restricted stock, but recipients do not have voting rights and do not receive cash dividends during the restriction period. Dividend equivalents are accrued and paid in cash upon vesting of the RSUs.

•	Non-qualified stock option awards. These awards have a 10-year term and a strike price equal to the closing price of the Company stock on the grant date.

•	TSR Awards. These awards are target cash awards that directly link the Company’s three-year TSR performance to the performance of select S&P Industrials peer group companies on a relative basis.

The 2011 Long-Term Incentive Program Awards were allocated as follows: 1/3 RSUs calculated at grant date fair value; 1/3 non-qualified stock options calculated at the grant date fair value of the non-qualified options; and 1/3 TSR Awards calculated at target payment amount.

The following table describes the TSR Awards, non-qualified stock option awards, and RSU awards made to NEOs in March 2011, and does not give effect to the 1:2 reverse stock split. The TSR Award amounts listed reflect the cash target value, and the stock option and RSU awards reflect the number of underlying options or shares granted. Stock options were granted with a pre-Separation strike price of $57.68, which was equal to the closing price of the Company’s common stock on the grant date. For Ms. Ramos and Messrs. Chicles, Scalera, Pagano, and Nanda, these grants were converted to post-Separation ITT option grants in October 2011, using the conversion method described on Page 61. For more details on these grants, please see “Compensation Tables – Grants of Plan-Based Awards in 2011” on Page 75.

Named Executive Officer	TSR (Target Cash Award) ($)	Non-Qualified Stock Option Award (# of Options)	RSU Award (# of Units)
Denise L. Ramos	$533,300	33,459	9,111
Aris C. Chicles	$191,700	12,025	3,274
Thomas M. Scalera	$50,000	3,475	854
Robert J. Pagano, Jr.	$133,300	9,260	2,278
Munish Nanda	$110,000	7,640	1,879
Steven R. Loranger	$2,133,300	133,835	36,442
Gretchen W. McClain	$533,300	33,459	9,111
David F. Melcher	$533,300	33,459	9,111

Restricted Stock Units Component

Grants of RSUs provide NEOs with stock ownership of unrestricted shares after the restrictions lapse. NEOs received RSU awards because, in the judgment of the Committee and based on management recommendations, these individuals are in positions most likely to assist in the achievement of the Company’s long-term value creation goals and to create shareholder value over time. The Committee reviews all proposed grants of shares of RSUs for executive officers prior to the award, including awards based on performance, retention-based awards and awards contemplated for new employees as part of employment offers.

Key elements of the 2011 RSU program were:

•	RSUs do not grant dividend or voting rights to the holder over the vesting period; dividends are accrued and paid on the vesting date

•	RSUs are generally subject to a three-year restriction period

•	If an acceleration event occurs (as described on Pages 91 to 92 of this Proxy Statement) the RSUs vest in full

•	If an employee dies or becomes disabled, the RSUs vest in full

•	If an employee leaves the Company prior to vesting, whether through resignation or termination for cause, the RSUs are forfeited

•	If an employee retires or is terminated other than for cause, a pro-rata portion of the RSU award vests

•	No individual may receive more than 1,875,441 RSUs under the 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) in any one Plan Year.

In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms as determined by the Committee.

Non-Qualified Stock Options Component

Non-qualified stock options permit option holders to buy Company stock in the future at a price equal to the stock’s value on the date the option was granted, which is the option exercise price. Non-qualified stock option terms were selected after the Committee’s review and assessment of the CDB and consideration of terms best suited to the Company.

For each of our NEOs, non-qualified stock options do not vest until three years after the award date. This delayed vesting is referred to as three-year cliff vesting. This vesting schedule prohibits early option exercises, and focuses senior executives on the Company’s long-term value creation goals.

In 2011, the fair value of stock options granted under the employee stock option program was calculated using a binomial lattice valuation model. The Committee considered this a preferred model since the model can incorporate multiple and variable assumptions over time, including assumptions such as employee exercise patterns, stock price volatility and changes in dividends.

Key elements of the 2011 non-qualified stock option program were:

•	Maximum Number Granted:

¡	No individual may receive more than 9,377,204 options under the 2011 Omnibus Plan in any one year

•	Exercise Price:

¡	The option exercise price of stock options awarded is the New York Stock Exchange (“NYSE”) closing price of the Company’s common stock on the date the award is approved by the Committee

¡	For options granted to new executives, the option exercise price of approved stock option awards is the closing price on the grant date, generally the day following the first day of employment

¡

The 2003 Plan and the 2011 Omnibus Plan prohibit the repricing of, or exchange of, stock options and stock appreciation rights that are priced below the prevailing market price with lower-priced stock options or stock appreciation rights without shareholder approval, except in the event of an equity restructuring

•	Vesting Schedule:

¡

Three-year cliff vesting is required for executives at the level of senior vice president or above, while stock options vest in one-third cumulative annual installments for executives below the senior vice president level

¡	Options cannot be exercised prior to vesting

¡	If an acceleration event occurs (as described on Pages 91 to 92 of this Proxy Statement) the stock option award vests in full

•	Option Term and Exercise Period:

¡	Options awarded in 2010 and 2011 and prior to 2005 expire ten years after the grant date. Options awarded between 2005 and 2009 expire seven years after the grant date

¡

There may be adjustments to the post-employment exercise period of an option grant if an employee’s tenure with the Company is terminated due to death, disability, retirement or termination by the Company other than for cause, provided that any post-employment exercise period cannot exceed the original expiration date of the option

•	Termination Provisions:

¡	If an employee is terminated for cause, or voluntarily terminates employment without an acceleration event, vested and unvested portions of the options expire on the date of termination

¡	If an employee dies or becomes permanently disabled, all unvested options vest in full

¡	If the employee is terminated for a reason other than for cause or retires, a pro-rata portion of the stock options continue to vest on the regular vesting schedule

¡

If employment is terminated due to an acceleration event or because the option holder believes in good faith that he or she would be unable to discharge his or her duties effectively after the acceleration event, the option expires on the earlier of the date seven months after the acceleration event or the normal expiration date

TSR Awards Component

TSR Awards are variable cash payments, based on the Company’s stock price appreciation relative to that of the TSR Performance Index over a three-year performance cycle. The Committee, at its discretion, determines the size and frequency of target TSR Awards, performance measures and performance goals, in addition to performance periods. In determining the size of target TSR Awards for executives, the Committee considers comparative data provided by the Compensation Consultant and the Company’s internal desired growth in share price. The Company’s target TSR Awards provided to NEOs are generally based on a participant’s position, competitive market data, individual performance and anticipated potential contributions to the Company’s long-term goals.

Determining TSR Awards.     The Committee considers individual performance and competitive market data in determining target TSR Awards. Key elements of the TSR Awards include:

•

The Company’s performance is measured by comparing the Company’s average closing stock price for the month of December prior to the start of the TSR Award three-year performance cycle, to the Company’s average closing stock price for the month of December that concludes the three-year performance cycle, including adjustments for dividends and extraordinary payments.

•

Payment, if any, of cash awards generally are made following the end of the applicable three-year performance period and are based on the Company’s performance measured against the TSR performance of the selected peer group.

•

If a participant’s employment terminates before the end of the three-year performance period, the award is forfeited except in two cases: 1) if a participant dies or becomes disabled, the TSR Award vests in full and payment, if any, is made according to its original terms (vesting in full in the case of death or disability reflects the inability of the participant to control the triggering event and is consistent with benefit plan provisions related to death and disability); and 2) if a participant retires or is terminated by the Company other than for cause, a pro-rata payout, if any, is provided based on the number of full months of employment during the measurement period divided by 36 months (the term of the three-year TSR). This pro-rated payout, if any, is provided because it reflects the participant’s service during the pro-rated period.

•

Subject to the provisions of Section 409A of the Internal Revenue Code, in the event of an acceleration event in a change of control (described on Pages 91 to 92 of this Proxy Statement), a pro-rata portion of outstanding awards is paid through the date of the change of control based on actual performance and the balance of each award is paid at target (100%). There are up to three outstanding TSR Awards at any time.

•	Performance goals for the applicable TSR performance period are established in writing no later than 90 days after the beginning of the applicable performance period.

Performance Goals and Payments for the TSR Awards.     Individual targets for the NEOs for the 2011-2013 performance period (the “2011-13 TSR Award Period”) used to determine TSR Awards are provided in the “Grants of Plan Based Awards in 2011” table on Page 75 of this Proxy Statement. Payouts, if any, are based on a non-discretionary formula and interpolated for values between the 35th and 80th percentile of performance. The Committee felt these breakpoints were properly motivational and rewarded the desired behavior.

If Company’s Total Shareholder Return Rank Against the Companies that Comprise the TSR Performance Index is	Payout Factor (% of Target TSR Award)
less than the 35th percentile	0%
at the 35th percentile	50%
at the 50th percentile	100%
at the 80th percentile or more	200%

The formula used to determine performance for the 2011-13 TSR Award Period was the same as the formulas previously approved by the Committee for the performance period January 1, 2010 through December 31, 2012 (the “2010-12 TSR Award Period”), and the performance period January 1, 2009 through December 31, 2011 (the “2009-11 TSR Award Period”).

Conversion of TSR Awards at Separation.     Upon the advice of the Compensation Consultant, the Committee approved amendments to the TSR Awards’ performance goals and payment schedules in order to reflect the changed business nature of each of the Company, Exelis, and Xylem. The amendments stated that the Company’s performance versus the preset goals for each of the three overlapping award cycles would be measured and scored at the time of Separation, and eligible employees would receive a pro-rated payment of awards earned over that period. The pro-rated portion of awards covering the uncompleted period at the Separation date would be converted to a target cash payment or RSUs, depending on the TSR Award Period. In no case would any participant receive an accelerated payment. The conversion of remaining TSR Awards into RSUs with time-based vesting provisions was approved by the Committee in order to accelerate the growth in stock ownership among the Company’s new management team, and to increase support for retention of key leadership in the post-Separation Company.

The following chart explains how TSR Awards made during each of the three grant periods were converted.

TSR Award Period	Percentage of TSR Award Period Completed Upon Separation (10/31/2011)	How the Target TSR Award Was Treated Upon Separation
		Completed Period	Uncompleted Period
2009-11 TSR Award Period	94.4% (34 of 36 months)	Cash payment (if any is earned) based upon actual performance through the Separation date (e.g. January 1, 2009 – October 31, 2011). Cash payment made by March 15, 2012.	Cash payment of the remaining uncompleted percentage of the 2009-11 TSR Award Period (2 months divided by 36), paid at target value. Cash payment made on November 30, 2011.
2010-12 TSR Award Period	61.1% (22 of 36 months)	Cash payment (if any is earned) in January 2013 based upon actual performance through the Separation date (e.g. January 1, 2010 – October 31, 2011)	Award of new RSUs at a value equal to the original TSR value, multiplied by the remaining uncompleted percentage of the 2010-12 TSR Award Period (14 months divided by 36). RSUs will vest December 31, 2012.
2011-13 TSR Award Period	27.8% (10 of 36 months)	Cash payment (if any is earned) in January 2014 based upon actual performance through the Separation date (e.g. January 1, 2011 – October 31, 2011)	Award of new RSUs at a value equal to the original TSR value, multiplied by the remaining uncompleted percentage of the 2011-13 TSR Award Period (26 months divided by 36). RSUs will vest December 31, 2013.

Determination of TSR Award Payments.     At the conclusion of the Separation, the Committee reviewed the Company’s TSR performance over each of the three TSR Award Periods, and determined that the Company failed to reach the threshold level of relative TSR performance in any of the three TSR Award Periods. Therefore, no payments were earned on the completed portions of the TSR Award Periods.

The uncompleted portions of each TSR Award Period were converted into cash payments and RSU grants, at target and pro-rated as per the above schedule. The converted amounts provided to each of the NEOs after the Separation, which give effect to the 1:2 reverse stock split, were as follows:

Named Executive Officer	2009-11 TSR Award Period Cash Payment ($)(1)	2010-12 TSR Award Period RSU Grant (#)(2)	2011-13 TSR Award Period RSU Grant (#)(3)
Denise L. Ramos	$20,000	7,670	18,992
Aris C. Chicles	$7,500	2,589	6,827
Thomas M. Scalera	$1,850	704	1,781
Robert J. Pagano, Jr.	$7,072	2,525	4,747
Munish Nanda	$5,000	2,077	3,917
Steven R. Loranger (4)	$110,000	-	-

(1)	Cash granted in recognition of the uncompleted portion of the 2009-11 TSR Award Period was paid on March 15, 2012.

(2)	RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period will vest on December 31, 2012.

(3)	RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period will vest on December 31, 2013.

(4)	Mr. Loranger received target cash payments for the discontinued portions of the 2010-12 TSR Award and the 2011-13 TSR Award, as detailed in his Resignation Agreement on Page 89. These cash payments will vest on the original vesting schedule for the TSR Awards.

Conversion of Other Existing Equity Awards

In anticipation of the Separation, the Committee approved a conversion of all unvested restricted stock, unvested RSUs, and unexercised stock option awards upon the Separation into separate restricted stock, RSU, and stock option grants for each of the three post-Separation companies, with each equity holder receiving a modified grant of restricted stock, RSUs, and/or stock options of their post-Separation employer. All converted awards preserved each equityholder’s intrinsic value and had the same terms and conditions as they had prior to the Separation. This conversion was recommended by the Compensation Consultant and approved by the Committee because it is the most common approach used in major spin-off transactions, aligns the interests of management with shareholders of each company, and maximizes the initial ownership stake among the management of each post-Separation company.

The closing price of the Company’s stock on October 31st, the final trading day pre-Separation, was $45.60. The opening price of the Company’s stock on November 1st, the first trading day post-Separation, was $17.02, which gives effect to the 1:2 reverse stock split. Given these changes, the conversion was conducted as follows:

•	Every one pre-Separation restricted share, RSU, and stock option was converted into 2.679201 post-Separation restricted shares, RSUs, and stock options, rounded down to the nearest full share.

•	The strike price of every pre-Separation stock option was multiplied by 0.373246 to determine that option’s post-Separation strike price, rounded up to the nearest cent.

Since Mr. Loranger was not an employee of any of the three post-Separation companies, his pre-Separation equity grants that he retained after his termination date were converted using a distributive method, where he received post-Separation equity in all three companies in the same proportion as shares in such three companies were distributed to shareholders of the Company.

No holder of restricted shares, RSUs, or stock options received any incremental economic benefit from the conversion. However, the conversion resulted in a modification to the Company’s expense of stock options previously granted, as required under ASC Topic 718. This one-time modification is included on an individual NEO basis in the “Option Awards” column of the Summary Compensation Table on Page 72. The expense modification by NEO was as follows:

Named Executive Officer	One-Time Stock Option Expense Modification($)
Denise L. Ramos	$334,686
Aris C. Chicles	$128,555
Thomas M. Scalera	$36,780
Robert J. Pagano, Jr.	$164,019
Munish Nanda	$71,554
Steven R. Loranger	$2,219,751
Gretchen W. McClain	$412,556
David F. Melcher	$47,115

Special 2011 Long-Term Incentive Awards

On November 7, 2011, in connection with the Separation, the Committee awarded Founders’ Grants to selected members of the executive team to create significant alignment with the long-term success of the Company. The Committee approved these Founders’ Grants as a one-time event, with multiple-year vesting schedules for each grant, in order to strengthen the alignment of the new senior management team with shareholders of the post-Separation Company, to accelerate the growth of stock ownership among the Company’s new senior management team, and to enhance employee retention. The Committee does not consider Founders’ Grants as part of annual compensation for the Company’s NEOs, and such awards are not expected to be repeated in future years.

Options, which constituted 50% of the target value of each Founders’ Grant, were granted with a termination date 10 years from the grant date, a strike price equal to the closing price on the date of the grant, and a three-year ratable vesting schedule. Options were converted from target dollar values to a number of options based upon the estimated lattice model value of $6.94 of each stock option on the date of the grant. RSUs, which constituted the remaining 50% of the target value of each Founders’ Grant, were valued using the closing stock price of Company stock on the date of the grant, and were granted with a three-year cliff vesting schedule.

The following table describes the Founders’ Grants made to the NEOs. Stock options were granted with a strike price of $20.28, which was the closing price of the Company’s common stock on the November 7, 2011 grant date. For more details on these grants, please see “Compensation Tables – Grants of Plan-Based Awards in 2011” on Page 75.

Named Executive Officer	Total Founders’ Grants Expected Value ($)	RSU Award # Units	Non-Qualified Stock Option Award # Options
Denise L. Ramos	$4,200,000	103,550	302,594
Aris C. Chicles	$1,260,000	31,065	90,778
Thomas M. Scalera	$693,000	17,086	49,928
Robert J. Pagano, Jr.	$600,000	14,793	43,228
Munish Nanda	$495,000	12,204	35,663

ITT Retirement Savings Plan for Salaried Employees

Most of the Company’s salaried employees who work in the United States participate in the ITT Retirement Savings Plan for Salaried Employees, a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis and/or on an after-tax basis. The Company makes a core contribution of 3 or 4% of pay to the plan for all eligible employees, and matches 50% of employee contributions, up to 6% of pay. The core contribution is 3% for employees whose age plus service is less than 50, and 4% for employees whose age plus service is at least 50. In addition, employees who were participating in the ITT Salaried Retirement Plan and whose age and service is at least 60 may be eligible for up to five years of transition employer contributions following the Separation. Prior to the Separation, the floor contribution in the ITT Salaried Investment and Savings Plan was  1/2 of 1% and all contributions were based on base salary only.

Employee Benefits and Perquisites

Executives, including the NEOs, are eligible to participate in ITT’s broad-based employee benefits program. The program includes an investment and savings plan that includes before-tax and after-tax savings features, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. These other benefit plans include short- and long-term disability insurance, long-term care insurance and a flexible spending account plan. Prior to the Separation, employees also participated in a pension program.

The Company provides only those perquisites that it considers to be reasonable and consistent with competitive practice. Perquisites available for NEOs include a car allowance up to $1,300 per month and financial and estate planning. In 2011, the Company prohibited any future reimbursements for personal income taxes due on these perquisites.

Relocation Expenses for Mr. Pagano:     In order to promote Mr. Pagano to the role of President of the Industrial Processes segment, we agreed to reimburse him for relocation expenses to assist in the costs associated with his move from White Plains, New York to the Industrial Processes headquarters in Seneca Falls, NY, in 2010. Costs associated with this relocation that were incurred in fiscal year 2011 included reimbursement of loss on the sale of his home, closing costs, the movement of physical goods, attorney’s fees and duplicate costs associated with maintaining his home in White Plains prior to its sale. As part of the terms that were agreed as part of his assumption of the new role, and as permitted under the Company’s relocation program, he received reimbursement for taxes associated with certain of these relocation expenses. The relocation was completed in 2011, and thus the amount paid by the Company to Mr. Pagano in connection with this relocation was a non-recurring event.

Post-Employment Compensation

Salaried Retirement Plan.     Up until the Separation date, most of the Company’s salaried employees who work in the United States participated in the ITT Salaried Retirement Plan. Under the plan, participants had the option, on an annual basis, to elect to be covered by either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a tax-qualified plan, which provided a base of financial security for employees after they cease working. The ITT Salaried Retirement Plan was transferred to Exelis by the Company, effective on the Separation date, and both service credit and accrued benefits were frozen as of that date, subject to transition employer contributions into the ITT Retirement Savings Plan for Salaried Employees.

Excess Pension Plans.     Because federal law limits the amount of benefits that can be paid and the amount of compensation that can be recognized under tax-qualified retirement plans, the Company established and maintained non-qualified, unfunded excess pension plans solely to pay retirement benefits that could not be paid from the ITT Salaried Retirement Plan. Benefits under the excess pension plans were generally paid directly by the Company. Participating officers with excess plan benefits had the opportunity to make a one-time election prior to December 31, 2008 to receive their excess benefit earned under the Traditional Pension Plan formula (described on Page 82) in a single discounted sum payment or as an annuity. An election of a single-sum payment was only effective if the officer met the requirements for early or normal retirement benefits under the plan; otherwise, the excess benefit earned under the Traditional Pension Plan formula would be paid as an annuity. Since the excess pension plans are an unfunded obligation of the Company, in the event of a change of control, any excess plan benefit would become immediately payable, subject to any applicable Section 409A restrictions with respect to form and timing of payments, and would be paid in a single discounted sum. The single-sum payment provision provides executives the earliest possible access to the funds in the event of a change of control, and avoids leaving unfunded pension payments in the hands of the acquirer. The Excess Pension Plan that provided additional benefits than those that could be received under the tax-qualified ITT Salaried Retirement Plan was transferred to Exelis by the Company, effective on the Separation date, and both service credit and accrued benefits were frozen as of that date, subject to transition credits.

Deferred Compensation Plan.     Our NEOs are eligible to participate in the ITT Deferred Compensation Plan. This plan provides executives an opportunity to defer receipt of between 2% and 90% of any AIP payments they earn. The amount of deferred compensation ultimately received reflects the performance of benchmark investment funds made available under the Deferred Compensation Plan as selected by the executive. Participants in the Deferred Compensation Plan may elect a fund that tracks the performance of ITT common stock.

Mr. Loranger’s Non-Qualified Pension Arrangement.     Mr. Loranger’s employment agreement (the “Steven R. Loranger Employment Agreement”), as described on Pages 66 to 67, provides for a non-qualified pension arrangement. Because Mr. Loranger forfeited certain employment benefits, including pension arrangements, when he left his prior employer, the Steven R. Loranger Employment Agreement provides him with a pension arrangement similar to the arrangement he forfeited.

Pensions and other post-retirement compensation for the NEOs are discussed in more detail in the 2011 Pension Benefits narrative, table and footnotes on Pages 81 to 85, the Potential Post-Employment Compensation tables and footnotes on Pages 93 to 102 and in descriptions of the compensation arrangements for Mr. Loranger and Ms. Ramos on Pages 66 to 67. The Steven R. Loranger Employment Agreement was negotiated when Mr.  Loranger joined the Company.

Severance Plan Arrangements

The Company maintains two severance plans for its senior executives — the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan. The Company’s Senior Executive Severance Pay Plan and Special Senior Executive Severance Pay Plan were originally established in 1984 and are regularly reviewed by the Committee. These plans are described in more detail on Pages 90 to 91. The severance plans apply to the Company’s key employees as defined by Section 409A. The Company’s severance plan arrangements are not considered in determining other elements of compensation.

Senior Executive Severance Pay Plan.    The purpose of this plan is to provide a period of transition for senior executives. Senior executives, other than Mr. Loranger, who are U.S. citizens or who are employed in the United States are covered by this plan. The plan generally provides for severance payments if the Company terminates a senior executive’s employment without cause.

The exceptions to severance payment are:

•	The executive terminates his or her own employment

•	The executive’s employment is terminated for cause

•	Termination occurs after the executive’s normal retirement date (defined as the first of the month which coincides with or follows the executive’s 65th birthday)

•	Termination occurs in certain divestiture instances if the executive accepts employment or refuses comparable employment.

No severance is provided for termination for cause, because the Company believes employees terminated for cause should not receive additional compensation. No severance is provided in the case of termination after a normal retirement date because the executive will be eligible for retirement payments. No severance is provided when an executive accepts or refuses comparable employment because the executive has the opportunity to receive employment income from another party under comparable circumstances.

Ms. Ramos and Messrs. Chicles, Scalera, Pagano, and Nanda participate in this plan. Mr. Loranger did not participate in this plan because his severance arrangements, including severance pay and benefits upon termination from the Company, were provided separately under the Steven R. Loranger Employment Agreement described on Pages 66 to 67.

Special Senior Executive Severance Pay Plan.    The purpose of this plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined on Pages 91 to 92 of this Proxy Statement) including a change of control. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments, including change of control provisions, in the case of an acceleration event.

The purposes of these provisions are to:

•	Provide for continuing cohesive operations as executives evaluate a transaction, which, without change of control protection, could be personally adverse to the executive

•	Keep executives focused on preserving value for shareholders

•	Retain key talent in the face of potential transactions

•	Aid in attracting talented employees in the competitive marketplace.

As discussed above, this plan provides severance benefits for covered executives, including any NEO whose employment is terminated by the Company other than for cause, or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as described below (including a termination due to death or disability) or if during the two-year period following an acceleration event, the covered executive had grounds to resign with good reason or the covered executive’s employment is terminated in contemplation of an acceleration event that ultimately occurs.

The plan is designed to put the executive in the same position, from a compensation and benefits standpoint, as he or she would have been in without the acceleration event, on a pre-tax basis. With respect to incentive plan awards, since the executive will no longer have the ability to influence the corporate objectives upon which the awards are based, the plan provides that any AIP Awards are paid out at target 100%. In the event of a change of control, a pro-rata portion of outstanding TSR Awards will be paid through the date of the change of control based on actual performance and the balance of the award will be paid at target (100%). More information about the Special Senior Executive Severance Pay Plan is provided on Pages 90 to 91 of this Proxy Statement.

In October 2011, effective with the Separation, the Company amended this plan as follows:

•	Eliminated all executive perquisites that would previously have been provided during the severance period.

•

Amended its calculation of severance benefits so that current salary and target bonus are used in the severance formula, replacing the highest salary and highest actual bonus over the previous three years.

•

Eliminated the plan provision that provided for reimbursement of excise taxes and subsequent income tax gross-up on that payment, should the termination payments upon the acceleration event result in an excise tax due under Internal Revenue Code (“IRC”) Section 280G. The excise tax gross-up was replaced with a “best net” provision, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

The Company made these changes to the plan in order to improve Company alignment with shareholder interests.

Ms. Ramos, and Messrs. Chicles, Scalera, Pagano, and Nanda participate in the Special Senior Executive Severance Pay Plan. Mr. Loranger did not participate in the plan because his severance arrangements, which included severance pay and benefits upon termination from the Company in connection with an acceleration event, were set forth in the Steven R. Loranger Employment Agreement, described on Pages 66 to 67.

CEO COMPENSATION AND EMPLOYMENT AGREEMENTS

Denise L. Ramos Compensation and Employment Agreements:    Upon her appointment as Chief Executive Officer and President of the Company, effective October 31, 2011, Ms. Ramos’s compensation in the role was as follows:

•	Annual base salary of $850,000.

•	AIP target incentive payment of 100% of base salary, with a range of possible payment of 0% to 200% of the target. The AIP target incentive percentage is effective with the 2012 fiscal year.

•	Long-Term Incentive Award target award expected value of $2,800,000.

Ms. Ramos’s employment letter also provided that Ms. Ramos would receive a Founders’ Grant in connection with the Separation composed of nonqualified stock options and RSUs with terms set forth in her employment letter and having an aggregate expected value of $4,200,000, based on the closing price of the Company’s common stock on the November 7, 2011 grant date.

If the Company terminates her employment other than for cause (as defined in her employment letter) and other than as a result of her death or disability, in any case prior to her normal retirement date, she will, subject to certain conditions and limitations set forth in her employment letter, be entitled to severance pay in an amount equal to two times the sum of her then-current annual base salary and target annual incentive payable in installments over 24 months and will also be entitled to receive certain benefits during that time. The terms of her employment agreement were described in the amended 8-K filing on October 17, 2011.

Steven R. Loranger Compensation and Employment Agreements:    Mr. Loranger’s compensation as Chief Executive Officer in 2011 was as follows:

•	Annual base salary of $1,200,000, effective March 7, 2011.

•	AIP target incentive payment of 130% of base salary, with a range of possible payment of 0% to 200% of the target.

•	Long-Term Incentive Award target of $6,400,000, split equally in 2011 between stock option value, restricted stock value, and TSR Award target value.

On October 14, pursuant to the terms of his Employment Agreement, ITT Corporation entered into an agreement with Mr. Loranger whereby he would resign for “good reason” in connection with the Separation. Mr. Loranger subsequently resigned as Chairman, President and Chief Executive Officer of the Company on October 31, 2011, the date of the Separation. The terms of his resignation agreement were described in the 8-K filing on October 20, 2011. They included the following compensation and benefit payments, all of which were consistent with his existing Employment Agreement and subsequent voluntary termination for “good reason”:

•	Any earned but unpaid base salary through the date of termination

•	A one-time payment of $999,452, which represents a reduced, pro-rated AIP payment of 100% of his annual salary times the percentage of the 2011 calendar year for which Mr. Loranger was employed

•	Two years’ worth of base salary plus annual target incentive payments, with payments beginning six months from his resignation date and subsequently paid over 18 months

•	Continuation of health and welfare benefits for two years following the resignation date

•

Continuation of vesting in previously-granted stock options and restricted shares, based on the terms and conditions in the original grant agreements, subject to the conversion of outstanding equity grants upon Separation

•

Calculation of the awards earned to date in outstanding TSR Award plan, and payments in cash at target values for uncompleted portions of outstanding TSR Awards, subject to the original vesting schedules

•	Accrued benefits in the Company’s pension, savings, and deferred compensation plans.

In addition to the payments consistent with his existing Employment Agreement, the Committee also approved a target payment of $600,000, payable at the discretion of the Committee based upon the successful completion of key milestones related to the Separation. The bonus was paid in March 2012.

As part of the resignation agreement, Mr. Loranger agreed that during the employment term and for two years after termination, he would not compete with the Company. He also agreed that he would not solicit or hire any of the Company’s employees or anyone who was an employee in the previous six months before his departure without the Company’s consent, or solicit any of the Company’s customers or business. Mr. Loranger also agreed not to make any false or disparaging statements at any time about the Company. In addition, Mr. Loranger agreed to follow our Code of Conduct, and he agreed not to reveal any confidential Company information or personal information about our officers, directors or employees except as necessary during employment. Mr. Loranger has assigned all rights to any Company discoveries, inventions or ideas to the Company. If Mr. Loranger violates any of these covenants, the Company may stop paying any post-termination benefits.

KEY PARTICIPANTS IN THE COMPENSATION PROCESS

Role of the Committee:    The Committee, with input from Management and external data and advice from its Compensation Consultant, reviews and approves each of the compensation targets for all of the Company’s executive officers, including its NEOs. The Committee reviewed each compensation element for the Chief Executive Officer and other NEOs, and made the final determination regarding executive compensation for these officers using the processes described in this Compensation Discussion and Analysis. It also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company’s long-term incentive grant program, and approves the benefits and perquisites offered to executive officers. It evaluates all compensation programs on an annual basis to ensure that no plans induce or encourage excessive risk-taking by its participants.

Role of Management:    The Committee has delegated to the Company’s senior human resources executive responsibility for administering the executive compensation program. During 2011, the Company’s Chief Executive Officer, senior human resources executive, as well as other senior executives, made recommendations to the Committee regarding executive compensation actions and incentive awards. They serve as a liaison with the Independent Compensation Consultant, providing internal data on an as-needed basis so that the Independent Compensation Consultant can provide comparative analyses to the Committee. In 2011, the Company’s human resources, finance and legal departments supported the work of the Committee, provided information, answered questions and responded to requests.

Role of the Independent Compensation Consultant:    In 2011, the Committee retained Pay Governance, LLC (“Pay Governance” or the “Compensation Consultant”) as its independent compensation consultant. Pay Governance provides independent consulting services to support the Committee in fulfilling its obligations under its charter, the material terms of which are described beginning on Page 33. The Compensation Consultant also provided independent consulting services in support of the Nominating and Governance Committee’s charter, including providing competitive data on director compensation.

The Compensation Consultant’s engagement leader provided objective expert analyses, assessments, research and recommendations for executive and non-executive employee compensation programs, incentives, perquisites, and compensation standards. In this capacity, the Compensation Consultant provided services that related solely to work performed for and at the direction of the Committee including analysis of material prepared by the Management for the Committee’s review. Additionally, the Compensation Consultant provided analyses to the Nominating and Governance Committee and the full Board of Directors on non-management director compensation. The Compensation Consultant provided no other services to the Company during 2011.

Fees for the Compensation Consultant:

• Services performed that related solely to work performed for, and at the direction of, the Committee or the Nominating and Governance Committee, and analyses of documents prepared by Management for the Committee’s review during 2011:	$898,315
• Percentage of the above fees related specifically to work required as part of the Separation:	80%
• Other services performed for the Company during 2011:	$0

The Committee annually reviews the Compensation Consultant’s independence, and determined the Compensation Consultant was independent. The Committee has sole authority to retain and terminate the Compensation Consultant with respect to compensation matters and the Nominating and Governance Committee has sole authority to retain and terminate the Compensation Consultant with respect to nominating and governance matters.

RECOUPMENT POLICY

In 2008, the Company, upon the recommendation of the Committee, adopted a policy that provides for recoupment of performance-based compensation if the Board of Directors determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. In such a situation, the Board will review all compensation awarded to or earned by that senior executive on the basis of the Company’s financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Board’s view, the compensation related to the Company’s financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The NEOs are covered by this policy.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for all of its executives, including the NEOs. The guidelines, which are described in greater detail on Pages 5 to 6 of this Proxy Statement, specify the desired levels of Company stock ownership and encourage a set of behaviors for each officer to reach the guideline levels. The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers. The guidelines for all Company executives are:

CEO	5 X Annual Base Salary

CFO and EVP	3 X Annual Base Salary

Senior Vice Presidents	2 X Annual Base Salary

Vice Presidents	1 X Annual Base Salary

In achieving these ownership levels, shares owned outright, Company restricted stock and RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the ITT Salaried Investment and Savings Plan, and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan are considered. As of the writing of this proxy statement, all NEOs either have met the guideline, or are expected to meet the guideline within the next two years.

BUSINESS RISK AND COMPENSATION

In 2011, the Committee evaluated risk factors associated with the Company’s businesses in determining compensation structure and pay practices. The structure of the Board of Director Committees facilitates this evaluation and determination. During 2011, the Chair of the Committee was a member of the Audit Committee and the Audit Committee Chair was a member of the Committee. This membership overlap provides insight into the Company’s business risks and affords the Committee access to the information necessary to consider the impact of business risks on compensation structure and pay practices. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Committee. The Chief Executive Officer and President, and the Senior Vice President and Chief Financial Officer, attend those portions of the Committee meetings at which plan features and design configurations of the Company’s annual and long-term incentive plans are considered and approved.

Compensation across the enterprise is structured so that unnecessary or excessive risk-taking behavior is discouraged. Further, total compensation for senior officers is heavily weighted toward long-term compensation consistent with the Company’s compensation philosophy, which is focused on long-term value creation. This long-term weighting discourages behaviors that encourage short-term risks.

Named Executive Officer Compensation.     Annual base salary, annual incentives, and long-term incentives provide the foundation for NEO compensation. Additional compensation components, which supplement these foundational components, are also discussed in this Compensation Discussion and Analysis.

The following table summarizes representative compensation components or policies and relevant risk mitigation factors:

Compensation Component or Policy	Risk Mitigation Factor
Salary	Calculation is based on market rates.
Base amount provides stability and minimizes risk-taking incentives.

Annual Incentive Plan	AIP design emphasizes overall performance and collaboration among business Segments.

AIP components focus on metrics that encourage operating performance and earnings per share appreciation.

AIP design tailored to meet unique business considerations for Corporate headquarters and business Segments.

Individual AIP components and total AIP awards are capped.
Long-Term Incentive Awards	The three-year vesting threshold for senior vice presidents and 10-year option terms encourage behaviors focused on long-term value creation.

Restricted Stock or Restricted Stock Units	Restricted stock or RSUs generally vest after three years.
Stock Options	Stock options vest after three years for the Chief Executive Officer and President, and for senior vice presidents, and in one-third cumulative annual installments after the first, second and third anniversary of the grant date for other optionees. Options awarded in 2010 and 2011 and options awarded prior to 2005 expire 10 years after the grant date. Options awarded between 2005 and 2009 expire seven years after the grant date.
Total Shareholder Return Awards	The TSR long-term award is based on three-year share price performance and encourages behaviors focused on long-term goals, while discouraging behaviors focused on short-term risks.
Perquisites	Limited perquisites are based on competitive market data. The Committee has determined that tax reimbursements related to financial counseling and tax preparation for senior executives associated with the 2011 tax year will be eliminated. No salary increase will be provided to offset the elimination of tax reimbursement.
Severance and Pension benefits	Severance and pension benefits are in line with competitive market data.
Recoupment Policy	Policy provides mechanism for senior executive compensation recapture in certain situations involving fraud or willful misconduct.
Officer Share Ownership Guidelines	Company officers are required to own Company shares or share equivalents up to 5x base salary, depending on the level of the officer. Share ownership guidelines align executive and shareholder interests. Company policy prohibits speculative trading in and out of ITT securities, including prohibitions on short sales and leverage transactions, such as puts, calls, and listed and unlisted options.

CONSIDERATION OF MATERIAL NON-PUBLIC INFORMATION

The Company typically closes the window for insiders to trade in the Company’s stock in advance of, and for a period of time immediately following, earnings releases and Board and Committee meetings because the Company and insiders may be in possession of material non-public information. The first quarter Committee meeting at which compensation decisions and awards are typically made for employees usually occurs during a Board meeting period, so stock option awards may occur at a time when the Company is in possession of material non-public information. The Committee does not consider the possible possession of material non-public information when it determines the number of non-qualified stock options granted, price of options granted or timing of non-qualified stock options granted. Rather, it uses competitive data, individual performance and retention considerations when it grants non-qualified stock options, restricted stock or RSUs and TSR Awards under the long-term incentive program.

Non-qualified stock option awards and restricted stock awards or RSU Awards granted to NEOs, senior and other executives, and Directors are awarded and priced on the same date as the approval date. The Company may also award non-qualified stock options in the case of the promotion of an existing employee or hiring of a new employee. Again, these non-qualified stock option grants may be made at a time the Company is in possession of material non-public information related to the promotion or the hiring of a new employee or other matters. The Company does not time its release of material non-public information for the purpose of affecting the value of executive compensation and executive compensation decisions are not timed to the release of material non-public information.

CONSIDERATIONS OF TAX AND ACCOUNTING IMPACTS

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its Chief Executive Officer and the three other highest-paid NEOs, other than the Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Compensation attributable to awards under the Company’s AIP and long-term incentive program are generally structured to qualify as performance-based compensation under Section 162(m).

However, the Committee realizes that evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interests of the Company and its shareholders and, therefore, desirable. In those situations where discretion is used, awards may be structured in ways that will not permit them to qualify as performance-based compensation under Section 162(m). The compensation of Mr. Loranger may not be fully deductible under these criteria. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of the Company.

The Company’s plans are intended to comply with Section 409A, to the extent applicable, and the Company made amendments to the plans during 2008 in this regard. While the Company complies with other applicable sections of the Internal Revenue Code with respect to compensation, the Company and the Committee do not consider other tax implications in designing its compensation programs.

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Denise L. Ramos	2011	640,788	20,000	3,158,816	2,965,014	687,500	265,992	51,443	7,789,553
Chief Executive	2010	580,384	—	845,946	413,641	774,300	124,047	67,981	2,806,299
Officer & President	2009	540,000	—	675,272	317,269	596,700	135,414	63,377	2,328,032
Aris C. Chicles Executive Vice President, Strategy	2011	365,385	7,500	1,010,543	949,151	483,500	129,839	35,785	2,981,703
Thomas M. Scalera Chief Financial Officer	2011	289,800	1,850	445,763	433,008	296,800	34,941	12,840	1,515,002
Robert J. Pagano, Jr. President, Industrial Process	2011	355,273	7,072	564,697	596,532	376,100	460,899	1,294,205	3,654,778
Munish Nanda President, Control Technologies	2011	319,065	5,000	465,878	428,383	364,100	27,453	79,582	1,689,461
Steven R. Loranger Former Chairman of	2011 2010 2009	1,007,692 1,154,231 1,130,000	710,000 — —	4,235,275 4,187,372 3,713,945	4,341,036 2,047,462 1,744,716	— 2,328,352 1,909,700	4,431,301 2,602,844 4,940,075	1,332,915 314,791 406,545	16,058,219 13,844,981
the Board, President
and Chief Executive Officer
Gretchen W. McClain	2011 2010 2009	494,231 527,604 504,054	— — 61,000	1,058,822 761,335 2,426,708	942,841 372,279 317,269	— 654,700 474,600	250,968 97,308 70,753	48,372 74,141 65,453	2,795,234 3,919,837
Former Senior Vice President and Former
President, Fluid and Motion Control
David F. Melcher	2011 2010 2009	494,231 509,808 425,000	— — —	1,058,822 761,335 468,921	577,440 372,279 224,733	— 654,700 386,750	200,596 93,107 66,150	47,696 56,959 58,217	2,378,785 1,629,771
Former Senior Vice President and Former
President, Defense & Information Solutions
(1)	Amounts in this column for Ms. Ramos and Messrs. Chicles, Scalera, Pagano, Nanda and Loranger include the cash payments associated with the termination and subsequent pro-rated cash settlement of the 2009-11 TSR Award Period, as described on Pages 59 to 60.

(2)	Amounts in this column include the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 for TSR Award units and RSUs. The TSR Award plan is considered a liability plan under the provisions of FASB ASC Topic 718. A discussion of RSUs, the TSR Award plan and assumptions used in calculating these values may be found in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.

(3)	Amounts in this column include the aggregate grant date fair value of non-qualified stock option awards in the year of grant based on a binomial lattice valuation. As a result of the conversion of stock options that occurred with the Separation, as described on Page 61, a one-time option modification expense is included in this column as follows: Ms. Ramos, $334,686; Mr. Chicles, $128,555; Mr. Scalera, $36,780; Mr. Pagano, $164,019; Mr. Nanda, $71,554; Mr. Loranger, $2,219,751; Ms. McClain, $412,516; and Mr. Melcher, $47,115. A discussion of assumptions relating to option awards may be found in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Form 10-K.

(4)	Amounts in this column for Messrs. Chicles, Scalera, Pagano, and Nanda in 2011 include the TSI Bonus, as described on Page 55. Amounts in this column for all NEOs include AIP awards for the performance year 2011, determined by the Committee on March 8, 2012, which to the extent not deferred by an executive, were paid out shortly after that date.

(5)	No NEO received preferential or above-market earnings on deferred compensation. The change in the present value in accrued pension benefits was determined by measuring the present value of the accrued benefit at the representative dates using a discount rate of 6.00% at December 31, 2009, 5.75% for December 31, 2010, and 4.75% for December 31, 2011 (corresponding to the discount rates used for the ITT Salaried Retirement Plan). The 2011 amount for Mr. Loranger includes increases in value of $992,491 and $3,377,642, representing increases in value of his accrued benefits under the ITT Excess Pension Plan and the Special Pension Arrangement, respectively, described on Pages 83 to 84.

(6)	Amounts in this column for 2011 represent items specified in the All Other Compensation Table.

All Other Compensation Table

Name	Executive Perquisites				All Other Compensation
	Personal Use of Corporate Aircraft ($)(1)	Financial Counseling ($)(2)	Auto Allowances ($)(3)	Total Perquisites ($)	Supplemental Savings Plan Contributions ($)(4)	Tax Reimbursements ($)(5)	Relocation Expense ($)(6)	401(k) Employer Contributions ($)(7)	Other ($)(8)	Total All Other Compensation ($)
Denise L. Ramos	2,566	5,260	15,600	23,426	16,142	—	—	8,575	3,300	51,443
Aris C. Chicles	—	5,200	15,600	20,800	5,340	—	—	8,575	1,070	35,785
Thomas M. Scalera	—	—	2,600	2,600	—	—	—	9,952	288	12,840
Robert J. Pagano, Jr.	—	—	14,000	14,000	4,641	523,861	742,528	8,575	600	1,294,205
Munish Nanda	—	—	13,200	13,200	3,024	—	54,391	8,510	457	79,582
Steven R. Loranger	131,520	85,493	13,000	230,013	17,002	73,475	—	8,575	1,003,850	1,332,915
Gretchen W. McClain	5,010	12,195	13,000	30,205	8,728	—	—	8,575	864	48,372
David F. Melcher	—	13,394	13,000	26,394	7,148	2,997	—	8,575	2,582	47,696

(1)	Amounts reflect the aggregate incremental cost to ITT for personal use of the corporate aircraft for Ms. Ramos, Mr. Loranger and Ms. McClain. Mr. Loranger’s employment agreement with the Company permitted occasional personal use of the Company aircraft. The aggregate incremental cost to the Company is determined on a per flight basis and includes the costs of fuel, a pro-rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. The corporate aircraft was sold in 2011 and NEOs are not eligible for this benefit going forward.

(2)	Amounts represent financial counseling and tax service fees paid during 2011. Financial counseling and tax service fees reflect fees incurred during the calendar year prior to the Separation.
(3)	Semi-monthly auto allowances are provided to a range of executives, including the NEOs.

(4)	Company contributions to the ITT Supplemental Retirement Savings Plan for Salaried Employees are unfunded and earnings accrue at the same rate as the Stable Value Fund available to participants in the Company’s ITT Retirement Savings Plan for Salaried Employees.

(5)

The amount for Mr. Pagano reflects a tax equalization payment related to his relocation described below, which provided him with the same after-tax income as he would have received had he not relocated to Seneca Falls, New York at the request of the Company. The amounts for

Messrs. Loranger and Melcher reflect tax reimbursement for financial counseling services provided in 2011. Tax reimbursement on all executive perquisites was discontinued as of the Separation date.

(6)	The amount for Mr. Pagano reflects costs associated with his relocation from White Plains, New York to Seneca Falls, New York, which was initiated in 2010 prior to Mr. Pagano becoming an executive officer of the company. The reimbursement of relocation-related costs was approved so that Mr. Pagano could assume the role of President of the Company’s Industrial Process segment, which is headquartered in Seneca Falls. The amount for Mr. Nanda reflects Company reimbursement of personal travel costs related to a periodic commute from his home in New Hampshire to the Control Technologies headquarters in California, for which he became President in April 2011 and which is headquartered there.

(7)	Amounts represent the aggregate of the Company’s core and matching contributions to the participant’s ITT Retirement Savings Plan for Salaried Employees account.

(8)	Amounts include taxable group term-life insurance premiums attributable to each NEO, one-time adjustments to semi-monthly auto allowance payments for Ms. Ramos and Messrs. Chicles, Loranger, and Melcher, and a health screening incentive for Ms. Ramos, Ms. McClain, and Messrs. Pagano, Loranger and Melcher. For Mr. Loranger, this includes a payment of $999,452, pursuant to his Resignation Agreement as described on Page 89.

Grants of Plan-Based Awards in 2011

The following table provides information about 2011 equity and non-equity awards for the NEOs. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2011 AIP) and estimated future payouts under 2011 equity incentive plan awards, including the TSR target award granted in 2011 for the 2011-2013 performance period (each unit equals $1). Also provided is the number of shares underlying all other stock awards, composed of RSU and non-qualified stock option awards. The table also provides the exercise price of the non-qualified stock option awards, reflecting the closing price of ITT stock on the grant date and the grant date fair value of each equity award computed under FASB ASC Topic 718. Grants made prior to the Separation date do not give effect to the 1:2 reverse stock split, and grants made subsequent to the Separation date give effect to the 1:2 reverse stock split. The compensation plans, under which the grants in the following table were made are described in the Compensation Discussion and Analysis, beginning on Page 43 of this Proxy Statement, and include the AIP, TSR Awards, RSU awards, and non-qualified stock options awards.

Name	Action Date	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)(5)	Grant Date Fair Value - Equity Incentive Plan Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Denise L. Ramos				214,802	429,604	859,208
				70,833	141,667	283,334
	3/3/2011	3/3/2011					266,650	533,300	1,066,600				533,300
	3/3/2011	3/3/2011	(a)							9,111			525,522
	10/4/2011	11/7/2011	(b)							103,550			2,099,994
	10/4/2011	11/7/2011	(c)							7,670			155,548
	10/4/2011	11/7/2011	(d)							18,992			385,158
	3/3/2011	3/3/2011	(e)								33,459	57.68	530,325
	10/4/2011	11/7/2011	(f)								302,594	20.28	2,100,002
Aris C. Chicles				97,500	195,000	390,000
				26,250	52,500	105,000
				0	180,000	180,000
	3/3/2011	3/3/2011					95,850	191,700	383,400				191,700
	3/3/2011	3/3/2011	(a)							3,274			188,844
	10/4/2011	11/7/2011	(b)							31,065			629,998
	10/4/2011	11/7/2011	(c)							2,589			52,505
	10/4/2011	11/7/2011	(d)							6,827			138,452
	3/3/2011	3/3/2011	(e)								12,025	57.68	190,596
	10/4/2011	11/7/2011	(f)								90,778	20.28	629,999
Thomas M. Scalera				45,663	91,327	182,653
				19,250	38,500	77,000
				0	145,000	145,000
	3/3/2011	3/3/2011					25,000	50,000	100,000				50,000
	3/3/2011	3/3/2011	(a)							854			49,259
	10/4/2011	11/7/2011	(b)							17,086			346,504
	10/4/2011	11/7/2011	(c)							704			14,277
	10/4/2011	11/7/2011	(d)							1,781			36,119
	3/3/2011	3/3/2011	(e)								3,475	57.68	49,727
	10/4/2011	11/7/2011	(f)								49,928	20.28	346,500
Robert J. Pagano, Jr.				72,708	145,417	290,833
				16,667	33,333	66,667
				0	175,000	175,000
	3/3/2011	3/3/2011					66,650	133,300	266,600				133,300
	3/3/2011	3/3/2011	(a)							2,278			131,395
	10/4/2011	11/7/2011	(b)							14,793			300,002
	10/4/2011	11/7/2011	(c)							2,525			51,207
	10/4/2011	11/7/2011	(d)							4,747			96,269
	3/3/2011	3/3/2011	(e)								9,260	57.68	132,511
	10/4/2011	11/7/2011	(f)								43,228	20.28	300,002
Munish Nanda				68,750	137,500	275,000
				13,750	27,500	55,000
				0	150,000	150,000
	3/3/2011	3/3/2011					55,000	110,000	220,000				110,000
	3/3/2011	3/3/2011	(a)							1,879			108,381
	10/4/2011	11/7/2011	(b)							12,204			247,497
	10/4/2011	11/7/2011	(c)							2,077			42,122
	10/4/2011	11/7/2011	(d)							3,917			79,437
	3/3/2011	3/3/2011	(e)								7,640	57.68	109,328
	10/4/2011	11/7/2011	(f)								35,663	20.28	247,501

Steven R. Loranger				650,000	1,300,000	2,600,000
				0	600,000	600,000
	3/3/2011	3/3/2011					1,066,650	2,133,300	4,266,600				2,133,300
	3/3/2011	3/3/2011	(a)							36,442			2,101,975
	3/3/2011	3/3/2011	(e)								133,835	57.68	2,121,285
Gretchen W. McClain				255,000	510,000	1,020,000
	3/3/2011	3/3/2011					266,650	533,300	1,066,600				533,300
	3/3/2011	3/3/2011	(a)							9,111			525,522
	3/3/2011	3/3/2011	(e)								33,459	57.68	530,325
David F. Melcher				255,000	510,000	1,020,000
	3/3/2011	3/3/2011					266,650	533,300	1,066,600				533,300
	3/3/2011	3/3/2011	(a)							9,111			525,522
	3/3/2011	3/3/2011	(e)								33,459	57.68	530,325

(1)	Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the Company’s AIP and TSI Bonus plans described on Pages 51 to 55. These potential payments are based on achievement of specific performance metrics and are completely at risk. The AIP target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target. Zero payment is possible for below threshold performance. Amounts for Ms. Ramos and Messrs. Chicles, Scalera, Pagano, and Nanda for the AIP reflect the threshold, target and maximum payment levels, in two segments, reflecting the 10-month pre-Separation AIP potential target payment and the two-month post-Separation potential target payment. The 10 month pre-Separation AIP potential target amount relates to a pro-rated portion of each of the NEO’s pre-Separation salary and the two-month post-Separation AIP potential target amount relates to a pro-rated portion of each of the NEO’s post-Separation salary.

Name	Pre-Spin (pro-rated for 10 months)			Post-Spin (pro-rated for two months)
	Salary ($)	Target %	Target Amount ($)	Salary ($)	Target %	Target Amount
Denise L. Ramos	606,500	85%	429,604	850,000	100%	141,667
Aris C. Chicles	360,000	65%	195,000	420,000	75%	52,500
Thomas M. Scalera	288,400	38%	91,327	308,000	75%	38,500
Robert J. Pagano, Jr.	349,000	50%	145,417	400,000	50%	33,333
Munish Nanda	330,000	50%	137,500	330,000	50%	27,500

The TSI target award, a one-time award related to the successful execution of the Separation, was computed based upon the applicable range of net estimated payments denominated in dollars where the target award was equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 100% of target. Zero payment was possible for below threshold performance.

(2)	Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved, under the Company’s TSR Plan for the 2011-2013 performance period described on Pages 58 to 59. Each unit under the TSR Plan equals $1. Upon Separation, 10 months of the 36-month performance period were determined. At the conclusion of the Separation, the Committee reviewed the Company’s TSR performance over the completed TSR Award Period, and determined that the Company failed to reach the threshold level of relative TSR performance. Therefore, no payments were earned on the completed portion of the TSR Award Period. The pro-rated portion of awards covering the uncompleted period at the Separation date was converted to RSUs, as described on Pages 59 to 60.

(3)	Amounts reflect the number of RSU awards granted in 2011 to the NEOs.

(a)	Reflects the grants of RSUs provided to the NEOs in March 2011. Numbers listed reflect the pre-Separation number of RSUs. For NEOs who continued employment with the Company after the Separation date, every one pre-Separation restricted share, RSU, and stock option was converted into 2.679201 post-Separation restricted shares, RSUs, and stock options.

(b)	Reflects special Founders’ Grants made on November 7, 2011, to select members of the Executive team in connection with the Separation, as detailed on Pages 61 to 62. Ms. McClain and Messrs. Loranger and Melcher did not receive Founders’ Grants.

(c)	Reflects RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period, which will vest on December 31, 2012. Details of the conversion are provided on Pages 59 to 60.

(d)	Reflects RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period, which will vest on December 31, 2013. Details of the conversion are provided on Pages 59 to 60.

(4)	Amounts reflect the number of non-qualified stock options granted in 2011 to the NEOs.

(e)	Reflects the grants of non-qualified stock options provided to the NEOs in March 2011. Numbers listed reflect the pre-Separation number of non-qualified stock options. For NEOs who continued employment with the Company after the Separation date, every one pre-Separation restricted share, RSU, and stock option was converted into 2.679201 post-Separation restricted shares, RSUs, and stock options. The strike price of every pre-Separation stock option was multiplied by 0.373246 to determine that option’s post-Separation strike price.

(f)	Reflects special Founders’ Grants made on November 7, 2011 to select members of the Executive team in connection with the Separation, as detailed on Pages 61 to 62. Ms. McClain and Messrs. Loranger and Melcher did not receive Founders’ Grants.

(5)	The option exercise price for non-qualified stock options granted in 2011 was the closing price of ITT common stock on the date the non-qualified stock options were granted. These stock option grants and exercise prices reflect pre-Separation grant amounts.

(6)	Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for TSR target awards, RSU awards, and non-qualified stock option awards granted to the NEOs in 2011.

(g)	Because RSUs granted in recognition of the uncompleted portions of the 2010-12 and 2011-13 TSR Award Periods had no incremental grant date fair value, the grant date fair values for such awards are not reflected in the Stock Awards column in the Summary Compensation Table. As a result of the conversion of stock options that occurred with the Separation, as described on Page 61, a one-time option modification expense is included in this column as follows: Ms. Ramos, $334,686; Mr. Chicles, $128,555; Mr. Scalera, $36,780; Mr. Pagano, $164,019; Mr. Nanda, $71,554; Mr. Loranger, $2,219,751; Ms. McClain, $412,516; and Mr. Melcher, $47,115. These amounts are included in the Summary Compensation Table under the Stock Option Awards column. Because these modifications occurred after the original grants were made, they are not listed in this table.

Outstanding Equity Awards at 2011 Fiscal Year-End

Name		Option Awards					Stock Awards
	Grant Date (mm/dd/yyyy)	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Denise L. Ramos	07/02/2007	43,829	—	—	25.75	7/2/2014	202,407	3,912,527	—	—
	03/10/2008	48,721	—	—	19.82	3/10/2015
	03/05/2009	—	80,724	—	12.39	3/5/2016
	03/05/2010	—	71,590	—	19.97	3/5/2020
	03/03/2011	—	89,643	—	21.53	3/3/2021
	11/07/2011	—	302,594	—	20.28	11/7/2021
Aris C. Chicles	06/02/2006	12,704	—	—	19.81	6/2/2013	66,334	1,282,236	—	—
	03/07/2007	15,793	—	—	21.64	3/7/2014
	03/10/2008	22,250	—	—	19.82	3/10/2015
	03/05/2009	—	30,274	—	12.39	3/5/2016
	03/05/2010	—	24,163	—	19.97	3/5/2020
	03/03/2011	—	32,217	—	21.53	3/3/2021
	11/07/2011	—	90,778	—	20.28	11/7/2021
Thomas M. Scalera	03/06/2006	5,082	—	—	19.66	3/6/2013	26,262	507,644	—	—
	03/07/2007	4,286	—	—	21.64	3/7/2014
	03/10/2008	5,438	—	—	19.82	3/10/2015
	03/05/2009	5,910	2,958	—	12.39	3/5/2016
	03/05/2010	2,338	4,681	—	19.97	3/5/2020
	03/03/2011	—	9,310	—	21.53	3/3/2021
	11/07/2011	—	49,928	—	20.28	11/7/2021
Robert J. Pagano, Jr.	01/02/2003	26,792	—	—	11.54	1/2/2013	62,948	1,216,785	—	—
	02/02/2004	48,225	—	—	13.98	2/2/2014
	08/09/2004	10,716	—	—	14.29	8/9/2014
	03/08/2005	53,584	—	—	16.97	3/8/2012
	03/06/2006	24,139	—	—	19.66	3/6/2013
	03/07/2007	19,169	—	—	21.64	3/7/2014
	03/10/2008	21,018	—	—	19.82	3/10/2015
	03/05/2009	22,566	11,285	—	12.39	3/5/2016
	03/05/2010	8,388	16,783	—	19.97	3/5/2020
	03/03/2011	—	24,809	—	21.53	3/3/2021
	11/07/2011	—	43,228	—	20.28	11/7/2021
Munish Nanda	05/08/2008	8,651	—	—	24.35	5/8/2015	35,644	688,999	—	—
	03/05/2009	7,975	7,974	—	12.39	3/5/2016
	03/05/2010	6,901	13,809	—	19.97	3/5/2020
	03/03/2011	—	20,469	—	21.53	3/3/2021
	11/07/2011	—	35,663	—	20.28	11/7/2021
Steven R. Loranger	06/28/2004	125,000		—	15.50	10/31/2012	—	—	—	—
	03/08/2005	99,560		—	16.97	3/8/2012
	03/06/2006	41,806		—	19.66	3/6/2013
	03/07/2007	44,617		—	21.64	3/7/2014
	03/10/2008	50,000		—	19.82	3/10/2015
	03/05/2009		82,845	—	12.39	3/5/2016
	03/05/2010		66,132	—	19.96	10/31/2018
	03/03/2011		57,623	—	21.53	10/31/2018

(1)	Vesting schedule for unvested stock options (options vest on the applicable anniversary of the grant date):

			Future Vesting Schedule (# of options)
Name	Grant Date	Expiration Date	2012	2013	2014
Denise L. Ramos	3/5/2009	3/5/2016	80,724
	3/5/2010	3/5/2020		71,590
	3/3/2011	3/3/2021			89,643
	11/7/2011	11/7/2021	100,865	100,865	100,864
Aris C. Chicles	3/5/2009	3/5/2016	30,274
	3/5/2010	3/5/2020		24,163
	3/3/2011	3/3/2021			32,217
	11/7/2011	11/7/2021	30,260	30,259	30,259
Thomas M. Scalera	3/5/2009	3/5/2016	2,958
	3/5/2010	3/5/2020	2,341	2,340
	3/3/2011	3/3/2021	3,104	3,103	3,103
	11/7/2011	11/7/2021	16,643	16,643	16,642
Robert J. Pagano, Jr.	3/5/2009	3/5/2016	11,285
	3/5/2010	3/5/2020	8,392	8,391
	3/3/2011	3/3/2021	8,270	8,270	8,269
	11/7/2011	11/7/2021	14,410	14,409	14,409
Munish Nanda	3/5/2009	3/5/2016	7,976
	3/5/2010	3/5/2020		6,905	6,904
	3/3/2011	3/3/2021	6,823	6,823	6,823
	11/7/2011	11/7/2021	11,888	11,888	11,887
Steven R. Loranger	3/5/2009	3/5/2016	82,845
	3/5/2010	10/31/2018		66,132
	3/3/2011	10/31/2018			57,623

(2)	Vesting schedule for unvested restricted stock and unvested RSUs (restricted stock and RSUs vest on the applicable anniversary of the grant date):

			Future Vesting Schedule (# of shares)
Name	Grant Date		2012	2013	2014
Denise L. Ramos	3/5/2009		25,449
	3/5/2010			22,336
	3/3/2011				24,410
	11/7/2011	(a)	7,670
	11/7/2011	(b)		18,992
	11/7/2011				103,550
Aris C. Chicles	3/5/2009		9,543
	3/5/2010			7,539
	3/3/2011				8,771
	11/7/2011	(a)	2,589
	11/7/2011	(b)		6,827
	11/7/2011				31,065
Thomas M. Scalera	3/5/2009		2,357
	3/5/2010			2,046
	3/3/2011				2,288
	11/7/2011	(a)	704
	11/7/2011	(b)		1,781
	11/7/2011				17,086
Robert J. Pagano, Jr.	3/10/2008		9,211	9,216
	3/5/2009		9,002
	3/5/2010			7,351
	3/3/2011				6,103
	11/7/2011	(a)	2,525
	11/7/2011	(b)		4,747
	11/7/2011				14,793
Munish Nanda	3/5/2009		6,363
	3/5/2010			6,049
	3/3/2011				5,034
	11/7/2011	(a)	2,077
	11/7/2011	(b)		3,917
	11/7/2011				12,204

(a)	Reflects RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period, which will vest on December 31, 2012.
(b)	Reflects RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period, which will vest on December 31, 2013.
(3)	Reflects the Company’s closing stock price of $19.33 on December 30, 2011.

Option Exercises and Stock Vested in 2011

The following table provides information regarding the values realized by our NEOs upon the exercise of stock options, and the vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1)(#)	Value Realized on Vesting(2)($)
Denise L. Ramos	—	—	11,158	646,565
Aris C. Chicles	—	—	1,934	109,000
Thomas M. Scalera	—	—	473	26,658
Robert J. Pagano, Jr.	—	—	1,827	102,970
Munish Nanda	—	—	672	38,915
Steven R. Loranger(3)	—	—	59,751	3,039,321
Gretchen W. McClain	—	—	4,728	266,470
David F. Melcher	—	—	1,125	49,883

(1)	The number of shares acquired on vesting does not reflect the reverse split of ITT shares that occurred on October 31, 2011.

(2)	The amounts reflect the value realized upon the vesting of restricted stock based on the closing price of ITT stock on the date of vesting.

(3)	The number of shares vested for Mr. Loranger includes shares that vested on October 31, 2011, but will not settle until 2012. The future settlement date and number of shares to be released to Mr. Loranger are:

Release Date	# of Shares
May 2, 2012	31,381

ITT Pension Benefits

Effective on the Separation date, all ITT pension benefits described in this section were frozen, and the cumulative liability of these benefits was assumed by Exelis, except for Mr. Loranger’s Special Pension Arrangement, which is retained by the Company. All NEOs participated in the plans described below, and remain eligible for frozen pension benefits under these plans.

ITT Salaried Retirement Plan. Under the ITT Salaried Retirement Plan, participants had the option, on an annual basis, to elect to be covered under either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a funded and tax-qualified retirement program. The plan is described in detail below.

While the Traditional Pension Plan formula paid benefits on a monthly basis after retirement, the Pension Equity Plan formula enabled participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age. The Traditional Pension Plan benefit payable to an employee depended upon the date an employee first became a participant under the plan.

Traditional Pension Plan

A participant first employed prior to January 1, 2000, under the Traditional Pension Plan would receive an annual pension that would be the total of:

•	2% of his or her “average final compensation” (as described below) for each of the first 25 years of benefit service, plus

•	1.5% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1.25% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

A participant first employed on or after January 1, 2000, under the Traditional Pension Plan would receive an annual pension that would equal:

•	1.5% of his or her average final compensation (as defined below) for each year of benefit service up to 40 years, reduced by

•	1.25% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.

For a participant first employed prior to January 1, 2005, average final compensation (including salary and approved bonus or AIP payments) is the total of:

•

The participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•

The participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed on or after January 1, 2005, average final compensation was the average of the participant’s total pension eligible compensation (salary, bonus and annual incentive payments for NEOs and other exempt salaried employees) over the highest five consecutive calendar years of the participant’s final 120 months of eligibility service.

As it applies to participants first employed prior to January 1, 2000, under the Traditional Pension Plan, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total eligibility service equals at least 80. For Standard Early Retirement, if payments begin before age 65, payments from anticipated payments at the normal retirement age of 65 (the “Normal Retirement Age”) are reduced by 1/4 of 1% for each month that payments commence prior to the Normal Retirement Age. For Special Early Retirement, if payments begin between ages 60-64, benefits will be payable at 100%. If payments begin prior to age 60, they are reduced by 5/12 of 1% for each month that payments start before age 60 but not more than 25%

For participants first employed from January 1, 2000 through December 31, 2004, under the Traditional Pension Plan, Standard Early Retirement was available as described above. Special Early Retirement was also available to employees who attained at least age 55 with 15 years of eligibility service (but not earlier than age 55). For Special Early Retirement, the benefit payable at or after age 62 would be at 100%; if payments commenced prior to age 62 they would be reduced by 5/12 of 1% for each of the first 48 months prior to age 62 and by an additional 4/12 of 1% for each of the next 12 months and by an additional 3/12 of 1% for each month prior to age 57. For participants first employed on or after January 1, 2005, and who retire before age 65, benefits may commence at or after age 55 but they would be reduced by 5/9 of 1% for each of the first 60 months prior to age 65 and an additional 5/18 of 1% for each month prior to age 60.

Pension Equity Plan

A participant under the Pension Equity Plan would receive a single sum pension that would equal the total accumulated percentage (as described below) times final average compensation (as defined above).

Total accumulated percentage is the sum of annual percentages earned for each year of benefit service. The percentage earned for any given year of benefit service ranges from 3% to 6% based on age:

•	Under age 30: 3% per year of benefit service

•	Age 30 to age 39: 4% per year of benefit service

•	Age 40 to age 49: 5% per year of benefit service

•	Age 50 and over: 6% per year of benefit service

In December 2007, effective January 1, 2008, the ITT Salaried Retirement Plan and the ITT Excess Pension Plans were amended to provide for a three-year vesting requirement. In addition, for employees who were already vested and who were involuntarily terminated and entitled to severance payments from the Company, additional months of age and service (not to exceed 24 months) were to be imputed based on the employee’s actual service to his or her last day worked, solely for purposes of determining eligibility for early retirement.

The 2011 Pension Benefits table on Page 84 of this Proxy Statement provides information on the pension benefits for the NEOs. Mr. Pagano participated under the terms of the plan in effect for employees hired prior to January, 1 2000. Mr. Loranger participated under the terms of the plan in effect for employees hired between January 1, 2000 and December 31, 2004. Ms. Ramos and Messrs. Chicles, Scalera, and Nanda participated under the terms of the plan in effect for employees hired after January 1, 2005. The Traditional Pension Plan accumulated benefit an employee earned over his or her career with the Company is payable on a monthly basis starting after retirement. Employees may retire as early as age 50 under the terms of the plan. Pensions may be reduced if retirement starts before age 65. Possible pension reductions are described above. The Pension Equity Plan benefit can be received as a lump sum or an annuity following termination. Mr. Nanda has always participated in the Pension Equity Plan formula and Mr. Scalera participated in the Pension Equity Plan formula prior to 2011. All of the other NEOs have always participated only under the Traditional Pension Plan formula.

Benefits under this plan are subject to the limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code in effect as of December 31, 2011. Section 415 limits the amount of annual pension payable from a qualified plan. For 2011, this limit is $195,000 per year for a single-life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates. Section 401(a)(17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For 2011, this limit is $245,000.

ITT Excess Pension Plan. Since federal law limits the amount of benefits paid under and the amount of compensation recognized under tax-qualified retirement plans, the Company maintained the unfunded ITT Excess Pension Plan, which is not qualified for tax purposes, until the Separation date. The purpose of the ITT Excess Pension Plan was to restore benefits calculated under the ITT Salaried Retirement Plan formula that cannot be paid because of the IRS limitations noted above. The Company did not grant any extra years of benefit service to any employee under either the ITT Salaried Retirement Plan or the Excess Pension Plan.

Special Pension Arrangement. Mr. Loranger’s employment agreement provided for a non-qualified pension arrangement if Mr. Loranger’s employment was terminated on or after June 28, 2009, or under certain circumstances prior to that date. This arrangement provided for an annuity paid monthly over Mr. Loranger’s life, calculated as a percentage of his average annual compensation for the five years in which his compensation was highest, with percentage ranges from 38%, if Mr. Loranger was age 57 upon the date of his termination, to 50%, if Mr. Loranger was at least age 60 on the date of his termination. Any amount so determined would be reduced by the amount to which Mr. Loranger was entitled to under the pension plans of ITT or the plans of any prior employer. Quantification of Mr. Loranger’s pension arrangements, as of December 31, 2011, is provided in the 2011 Pension Benefits table below and the arrangements are further discussed in Mr. Loranger’s Post-Employment Compensation description on Page 89.

Mr. Loranger resigned with good reason from the Company on October 31, 2011. During 2011, he received two months of benefit payments under the ITT Salaried Retirement Plan. In accordance with Section 409A, Mr. Loranger will not receive any payments from the ITT Excess Pension Plan or his Special Pension Arrangement until May 2012.

No pension benefits were paid to any of the other named executives in the last fiscal year.

2011 Pension Benefits(1)

Name	Plan Name	Number of Years Credit Service (#)	Present Value of Accumulated Benefit at Earliest Date for Unreduced Benefit	Payments During Last Fiscal Year ($)
Denise L. Ramos	ITT Salaried Retirement Plan	4.33	113,175	—
	ITT Excess Pension Plan	4.33	500,614	—
Aris C. Chicles	ITT Salaried Retirement Plan	5.42	104,547	—
	ITT Excess Pension Plan	5.42	193,255	—
Thomas M. Scalera	ITT Salaried Retirement Plan	5.77	31,736	—
	ITT Excess Pension Plan	5.77	25,450	—
Robert J. Pagano, Jr.(2)	ITT Salaried Retirement Plan	22.08	740,517	—
	ITT Excess Pension Plan	13.25	791,352	—
Munish Nanda	ITT Salaried Retirement Plan	3.53	24,818	—
	ITT Excess Pension Plan	3.53	28,276	—
Steven R. Loranger(3)	ITT Salaried Retirement Plan	7.34	208,849	2,576
	ITT Excess Pension Plan	7.34	3,010,434	—
	Special Pension Arrangement	7.34	14,110,630	—
Gretchen W. McClain	ITT Salaried Retirement Plan	6.13	119,982	—
	ITT Excess Pension Plan	6.13	396,636	—
David F. Melcher(4)	ITT Salaried Retirement Plan	3.21	89,748	—
	ITT Excess Pension Plan	3.21	295,097	—

Assumptions used to determine present value as of December 31, 2011, are as follows and are generally consistent with those used by Exelis for 2011 financial statement reporting purposes:

•	Measurement date: December 31, 2011

•	Discount Rate: 4.75% except for Mr. Loranger’s Special Pension Arrangement, which is based on 4.74%

•	Mortality (pre-commencement): None

•

Mortality (post-commencement): 2011 PPA Annuitant Mortality Table, separate rates for males and females; For Mr. Loranger’s Special Pension Arrangement: UP-94 Mortality Table projected 16 years with Scale AA

•	Normal retirement date: age 65

•	Earliest age at which a participant first employed prior to January 1, 2000 may receive unreduced benefits: age 60

•	Assumed benefit commencement date: age 60 for Mr. Pagano and age 65 for all other NEOs except Mr. Loranger for whom the actual commencement date is used

•	Accumulated benefit is calculated based on credited service and pay as of October 31, 2011

•	For benefits under the Traditional Pension Plan (TPP) formula, present value is based on the single life annuity payable at assumed benefit commencement date

•

For benefits under the Pension Equity Plan (PEP) formula, present value is based on projected lump sum value at assumed benefit commencement date; PEP value is projected from October 31, 2011, to age 65 using an interest crediting rate of 1.55% for the ITT Salaried Retirement Plan and 3.25% for the ITT Excess Pension Plan

•	For Mr. Loranger’s special pension arrangement, present value is based on 100% joint & survivor annuity payable on May 1, 2012

•	Except in Mr. Loranger’s case, the six-month delay under the Pension Plan as required under Section 409A of the Internal Revenue Code was disregarded for this purpose

•	All results shown are estimates only; actual benefits will be based on precise credited service and compensation history, which will be determined at benefit commencement date.

The 2011 row of the column titled Change in Pension Plan Value & Nonqualified Deferred Compensation Earnings in the Summary Compensation Table quantifies the change in the present value of the Pension Plan benefit from December 31, 2010, to December 31, 2011. To determine the present value of the plan benefit as of December 31, 2010, the same assumptions that are described above to determine present value as of December 31, 2011, were used, except the following:

•	Discount rate: 5.75%

•	Mortality (post-commencement): UP-94 Mortality Table projected 16 years with Scale AA

•	PEP value is projected from December 31, 2010 to age 65 using an interest crediting rate of 1.55% for both the ITT Salaried Retirement Plan and the ITT Excess Pension Plan

(1)	Except for Mr. Loranger’s special pension arrangement, all benefit obligations for plans shown in this table were transferred to Exelis as of October 31, 2011. Accordingly, all benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan after October 31, 2011 are payable by Exelis.

(2)	Mr. Pagano became a participant in the ITT Salaried Retirement Plan as of December 1, 1998, following the ITT acquisition of Goulds Pumps Inc. (“Goulds”) Mr. Pagano’s services are calculated under the Goulds Retirement Plan provisions and such services are treated as a former benefit plan under the ITT Salaried Retirement Plan. Accordingly, the years of credited service for Mr. Pagano include 8.83 years of service accrued as an employee of Goulds. The Goulds plan did not provide benefits in excess of the IRS limits.

(3)	Mr. Loranger retired on October 31, 2011, and commenced benefits on November 1, 2011, under the ITT Salaried Retirement Plan. His benefits under the ITT Excess Pension Plan and the Special Pension Arrangement are payable on May 1, 2012, which is six months after separation from service in compliance with Section 409A and shall be paid monthly thereafter.

(4)	While Mr. Melcher continues to earn benefits after October 31, 2011, as an Exelis employee under the pension plans, the present value of accumulated benefits shown in this table are based on credited service and pay as of October 31, 2011.

ITT Deferred Compensation Plan

ITT Deferred Compensation Plan.    The ITT Deferred Compensation Plan is a tax deferral plan. The ITT Deferred Compensation Plan permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. The AIP amount deferred is included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the ITT Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay the deferred compensation in the future and will rank with other unsecured and unsubordinated indebtedness of the Company.

Participants can elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom Company stock fund) and can change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of the Company and investment earnings are credited to a participant’s account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant.

A participant can establish up to six “accounts” into which AIP payment deferrals are credited and he or she can elect a different form of payment and a different payment commencement date for each “account.” One account may be selected based on a termination date (the “Termination Account”) and five accounts are based on employee-specified dates (each a “Special Purpose Account”). Each Special Purpose and Termination Account may have different investment and payment options. Termination Accounts will be paid in the seventh month following the last day worked. Changes to Special Purpose Account distribution elections must be made at least 12 months before any existing benefit payment date, may not take effect for at least 12 months, and must postpone the existing benefit payment date by at least five years. Additionally, Termination Account distribution elections are irrevocable.

ITT Supplemental Retirement Savings Plan for Salaried Employees.    Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($245,000 in 2011) to the tax-qualified plan, the Company has established and maintains a non-qualified unfunded ITT Supplemental Retirement Savings Plan for Salaried Employees to allow for employee and Company contributions based on base salary in excess of these limits. Employee contributions under this plan were limited to 6% of base salary. All balances under this plan are maintained on the books of the Company and earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked.

Effective January 1, 2012, the plan was amended to no longer permit employee contributions.

Deferred Compensation.    Non-qualified savings represent amounts in the ITT Supplemental Retirement Savings Plan for Salaried Employees. Deferred Compensation earnings under the ITT Deferred Compensation Plan are calculated by reference to actual earnings of mutual funds or ITT stock as provided in the accompanying chart.

The table below shows the activity within the Deferred Compensation Plan for the NEOs for 2011.

2011 Nonqualified Deferred Compensation

Name (a)	Executive Contributions Last Fiscal Year ($)(b)	Registrant Contributions Last Fiscal Year ($)(c)	Aggregate Earnings Last Fiscal Year ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last Fiscal Year End ($)(f)
Denise L. Ramos
Non-qualified savings	21,788	16,142	2,232	—	124,283
Deferred compensation	—	—	63,405	—	1,322,256
Total	21,788	16,142	65,637	—	1,446,539
Aris C. Chicles
Non-qualified savings	6,248	5,340	876	—	46,925
Deferred compensation	—	—	—	—	—
Total	6,248	5,340	876	—	46,925
Thomas M. Scalera
Non-qualified savings	—	—	—	—	—
Deferred compensation	—	—	1,202	44,457	—
Total	—	—	1,202	44,457	—
Robert J. Pagano, Jr.
Non-qualified savings	5,187	4,641	1,318	—	86,977
Deferred compensation	70,385	—	16,955	—	412,283
Total	75,572	4,641	17,371	—	499,260
Munish Nanda
Non-qualified savings	3,553	3,024	70	—	10,595
Deferred compensation	—	—	7,814	—	146,109
Total	3,553	3,024	7,884	—	156,704
Steven R. Loranger
Non-qualified savings	29,146	17,002	9,886	—	631,637
Deferred compensation	—	—	291,461	—	8,120,786
Vested but undelivered shares(1)	—	139,882	(754,457)	4,991,835	1,314,788
Total	29,146	156,884	(453,110)	4,991,835	10,067,211
Gretchen W. McClain(2)
Non-qualified savings	14,963	8,728	2,590	—	126,699
Deferred compensation	—	—	—	—	—
Total	14,963	8,728	2,590	—	126,699
David F. Melcher(2)
Non-qualified savings	14,703	7,148	1,587	—	68,048
Deferred compensation	—	—	—	—	—
Total	14,703	7,148	1,587	—	68,048

(1)	Mr. Loranger has RSUs that have vested but have not settled. Amounts in column (d) for vested but unsettled shares include reinvested dividends on vested but unsettled shares, and the unrealized gain (loss) on those unsettled shares as measured from January 1, 2011 to December 30, 2011. Mr. Loranger had an aggregate balance at December 31, 2010 of $6,921,198 representing RSUs and related dividend equivalents which previously vested but did not settle. The distribution of $4,991,835 represents the portion of those vested but unsettled shares that were converted to Xylem and Exelis shares at the time of the Separation.

(2)	Amounts listed for Ms. McClain and Mr. Melcher reflect contributions and aggregate earnings from January 1, 2011, to October 31, 2011, and aggregate balances as of October 31, 2011. These balances were transferred to Xylem and Exelis, respectively, as part of the Separation.

(b)	The amount for Executive Contributions in Last Fiscal Year for Mr. Pagano represents the deferred portion of his 2011 AIP payment, the total of which was included in the Summary Compensation Table in the Company’s 2012 Proxy Statement. The Aggregate Balance at Last FYE was adjusted to reflect this deferral, which took place in March 2012.

(c)	The amounts in column (c) non-qualified savings are also reflected in column (g) of the All Other Compensation Table on Page 73 as the ITT Supplemental Retirement Savings Plan for Salaried Employees Match and Core and included in the All Other Compensation column of the Summary Compensation Table on Page 72.

(d)	See note (1) above for a discussion of Mr. Loranger’s RSUs.

(e)	The amounts in column (f) include Executive Contributions in the Last Fiscal Year, and the deferred portion of the earned 2011 AIP, which amounts were credited to the executives’ accounts in 2012 and reported in the Company’s 2012 proxy statement and the Summary Compensation Table on Page 72. Registrant Contributions in the Last Fiscal Year for Non-qualified savings for all NEOs are included in the All Other Compensation Table on Page 73 and the Summary Compensation Table on Page 72.

The table below shows the funds available under the ITT Deferred Compensation Plan, as reported by the administrator and their annual rate of return for the calendar year ended December 31, 2011.

Name of Fund	Rate of Return 1/1/11 to 12/31/11	Name of Fund	Rate of Return 1/1/11 to 12/31/11
Fixed Rate Option(1)	5.65%	Vanguard Developed Markets Index (VDMIX)	(12.53%)
PIMCO Total Return Institutional (PTTRX)	4.16%	Artio International Equity A (BJBIX)	(23.50%)
PIMCO Real Return Institutional (PRRIX)	11.57%	American Funds EuroPacific Growth (REREX)	(13.61%)
T Rowe Price High Yield (PRHYX)	3.19%	First Eagle Overseas A (SGOVX)	(5.60%)
Dodge & Cox Stock (DODGX)	(4.08%)	Lazard Emerging Markets Equity Open (LZOEX)	(18.02%)
Vanguard 500 Index (VFINX)	1.97%	Invesco Global Real Estate A	(7.09%)
American Funds Growth Fund of America R4 (RGAEX)	(4.87%)	Model Portfolio* — Conservative	3.35%
Perkins Mid Cap Value (JMCVX)	(2.55%)	Model Portfolio* — Moderate Conservative	0.49%
Artisan Mid Cap (ARTMX)	(2.08%)	Model Portfolio* — Moderate	(1.77%)
American Century Small Cap Value (ASVIX)	(6.73%)	Model Portfolio* — Moderate Aggressive	(3.68%)
Perimeter Small Cap Growth (PSCGX)	(6.98%)	Model Portfolio* — Aggressive	(6.36%)
Harbor International (HIINX)	(11.44%)	ITT Corporation Stock Fund (ITT)	14.01%
Vanguard Total Bond Market Index (VBMFX)	7.56%

(1)	The Fixed Rate Option 5.65% rate is based on guaranteed contractual returns from the insurance company provider.

*	The returns shown in the model portfolio are not subsidized by the Company, but represent returns for a managed portfolio based on funds available to deferred compensation participants.

POST-EMPLOYMENT COMPENSATION FOR MR. LORANGER

Mr. Loranger resigned with “good reason” as Chairman of the Board, President and Chief Executive Officer on the date of Separation. This resignation took place on October 31, 2011. Prior to his resignation, Mr. Loranger entered into an agreement with the Company that provides Mr. Loranger with (a) a one-time payment of $999,452, and (b) a cash severance benefit of $5,520,000, payable over a 24-month period and commencing no earlier than six months after the termination date. The Company agreed to provide health and welfare benefits to Mr. Loranger over this 24-month time period, and stock options, restricted stock and RSUs that were granted to Mr. Loranger prior to the termination date would continue to vest and options would continue to be exercisable as under their original terms and conditions over this time period as well. Mr. Loranger shall also be eligible to receive retiree medical coverage pursuant to the terms of his separation agreement. Additionally, Mr. Loranger shall receive all retirement benefits accrued during his employment with the Company, including his special Pension Arrangement and his other retirement benefits accrued and earned in the Company’s qualified and nonqualified retirement plans. These terms are consistent with the terms of his Employment Agreement at the time of resignation.

In addition to those payments, Mr. Loranger received the following:

•

Payments of a pro-rated amount of TSR Awards such that the completed portion of each performance period was reviewed and scored. All three of the TSR Award cycles in progress at the time of Mr. Loranger’s resignation was determined to earn 0% of the target award amount.

•

Payments of a pro-rated amount of TSR Awards such that the uncompleted portion of performance period was paid at target, with payments made based on the original vesting schedule. These target payment amounts and dates are as follows:

•	$110,000 for the 2009-11 TSR Award performance period, payable no later than March 15, 2012.

•	$770,000 for the 2010-11 TSR Award performance period, payable as soon as practicable after December 31, 2012 and no later than March 15, 2013.

•	$1,540,717 for the 2011-13 TSR Award performance period, payable as soon as practicable after December 31, 2013 and no later than March 15, March 2014.

•	A TSI target payment of $600,000, payable in March 2012. The Committee affirmed an earned payment of 100% of the target award in March 2012.

POST-EMPLOYMENT COMPENSATION FOR MS. MCCLAIN AND MR. MELCHER

On the Separation date, Ms. McClain assumed the role of President and Chief Executive Officer of Xylem, and Mr. Melcher assumed the role of President and Chief Executive Officer of Exelis. Both resigned from the Company on this date. Neither Ms. McClain nor Mr. Melcher received any compensation as a result of their resignations from the Company.

POTENTIAL POST-EMPLOYMENT COMPENSATION

The Potential Post-Employment Compensation tables on Pages 93 to 102 reflect the amount of compensation payable to each of the NEOs except Mr. Loranger in the event of employment termination under several different circumstances, including voluntary termination, termination for cause, death, disability, termination without cause or termination in connection with a change of control. Ms. Ramos and Messrs. Chicles, Scalera, Pagano and Nanda are covered under the Senior Executive Severance Pay Plan or Special Senior Executive Severance Pay Plan (applicable to change of control) described on Pages 90 to 91 of this Proxy Statement.

The amounts shown in the potential post-employment compensation tables are estimates (or the estimated present value of the ITT Excess Pension Plan which may be paid in continuing annuity payments), assuming that the triggering event was effective as of December 31, 2011, including amounts that would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on the ITT closing stock price on December 30, 2011, the last trading day of 2011, which was $19.33.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from ITT. For purposes of calculating the estimated potential payments to our officers under the ITT Excess Pension Plan, as reflected in the tables below, we have used the same assumptions described in the notes to the 2011 Pension Benefits table on Page 84, except as noted in the footnotes.

Payments and Benefits Provided Generally to Salaried Employees.    The amounts shown in the tables in this section do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay

•	Regular pension benefits under the ITT Salaried Retirement Plan (frozen as of Separation)

•

Health care benefits provided to retirees under the ITT Salaried Retirement Plan, including retiree medical and dental insurance (if eligible as of Separation). Employees who terminate prior to retirement are eligible for continued benefits under COBRA

•	Distributions of plan balances under the ITT Retirement Savings Plan for Salaried Employees and amounts currently vested under the ITT Supplemental Retirement Savings Plan for Salaried Employees.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances. With respect to the ITT Salaried Retirement Plan, frozen benefits under such plan may be deferred to age 65, but may become payable at early retirement age or, earlier for benefits under the Pension Equity Plan formula. Note that employees of ITT do not have to terminate employment in order to receive their benefits from the ITT Salaried Retirement Plan since the plan is now sponsored by Exelis. Benefits under the ITT Excess Pension Plan must commence as soon as possible following termination but generally would be payable seven months following such date, retroactive to the date the ITT Excess Pension Plan benefit became payable. Benefits for the ITT Excess Pension Plan will not generally be payable prior to termination.

Senior Executive Severance Pay Plan.    The amount of severance pay under this plan depends on the executive’s base pay and years of service. The amount will not exceed 24 months of base pay or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. The Company considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function. The Company’s obligation to continue severance payments stops if the executive does not comply with the Company’s Code of Corporate Conduct. We consider this cessation provision to be critical to the Company’s emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the ITT Severance Policy or Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements. Ms. Ramos and Messrs. Chicles, Scalera, Pagano, and Nanda are covered under this plan.

If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the ITT Senior Executive Severance Pay Plan. During the severance payment period, the executive will have a limited right to continue to be eligible for participation in certain benefit plans. Severance pay will start within 60 days following the covered executive’s scheduled termination date.

Special Senior Executive Severance Pay Plan.    This plan provides two levels of benefits for covered executives, based on their position within the Company. The Committee considered two levels of benefits appropriate based on the relative ability of each level of employee to influence future Company performance. (Senior Vice Presidents receive the higher level and Vice Presidents the second level). Under the Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years of a change of control or in contemplation of a change of control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of a change of control, he or she would be entitled to:

•	Any accrued but unpaid base salary, bonus (AIP payment), unreimbursed expenses and employee benefits, including vacation

•	Two or three times the current base salary and target annual incentive as of the termination date

•	Continuation of health and life insurance benefits at the same levels for two or three years

•

A lump-sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Salaried Investment and Savings Plan and the ITT Supplemental Savings Plan for Salaried Employees, such payment not to exceed 3.5% per year

•	One year of outplacement.

Ms. Ramos and Messrs. Chicles, Scalera, Pagano and Nanda are all covered at the highest level of benefits. Ms. Ramos is entitled to a cash payment upon severance, as described on Page 66, which payment may be delayed, if required by Section 409A.

Ms. Ramos.    Under the Ramos Letter agreement, should Ms. Ramos be terminated by the Company other than for cause, Ms. Ramos is entitled to a severance benefit equal to twenty-four months of base salary, subject to the Company’s severance policies.

The Potential Post-Employment Compensation tables on Pages 93 to 102 of this Proxy Statement provide additional information.

CHANGE OF CONTROL ARRANGEMENTS

The payment or vesting of awards or benefits under each of the plans listed below would be accelerated upon the occurrence of a change of control of the Company. The reasons for the change of control provisions in these plans are to put the executive in the same position he or she would have been in had the change of control not occurred. Executives then can focus on preserving value for shareholders when evaluating situations that, without change of control provisions, could be personally adverse to the executive. There would be a change of control of the Company if one of the following acceleration events occurred:

1. A report on Schedule 13D was filed with the SEC disclosing that any person, other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary, had become the beneficial owner of 20% or more of the Company’s outstanding stock

2. A person other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary purchased the Company’s shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of the Company’s outstanding stock

3. The shareholders of the Company approved, and the Company fully executed:

(a) Any consolidation, business combination or merger of the Company other than a consolidation, business combination or merger in which the shareholders of the Company immediately prior to the merger would hold 50% or more of the combined voting power of the Company or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in the Company immediately prior to the merger

(b) Any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company

4. A majority of the members of the Board of Directors of the Company changed within a 12-month period, unless the election or nomination for election of each of the new Directors by the Company’s stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period or whose nomination for election or election was recommended or approved by a majority of Directors who were Directors at the beginning of the 12-month period

5. Any person other than the Company or one of its subsidiaries or any employee benefit plan sponsored by the Company or a subsidiary became the beneficial owner of 20% or more of the Company’s outstanding stock.

Pre-2005 awards and benefits will be paid if the 20% threshold described above is reached. For awards or benefits earned since January 1, 2005, payment of awards or benefits would be made if a person other than the Company, its subsidiaries or any employment benefit plan sponsored by the Company becomes the beneficial owner of 30% or more of the Company’s outstanding stock.

Under the 2011 Omnibus Incentive Plan, a change of control requires consummation of the transactions described in 3(a) and (b) above.

The following Company plans have change of control provisions:

•	The 2011 Omnibus Incentive Plan

•	The 2003 Equity Incentive Plan

•	The 1994 Incentive Stock Plan

•	The 1996 Restricted Stock Plan for Non-Employee Directors

•	The 1997 Annual Incentive Plan for Executive Officers

•	The 1997 Annual Incentive Plan

•	The 1997 Long-Term Incentive Plan

•	The Special Senior Executive Severance Pay Plan

•	The Enhanced Severance Pay Plan

•	The Deferred Compensation Plan

•	The Supplemental Retirement Savings Plan for Salaried Employees

•	The Ramos Letter Agreement.

Potential post-employment compensation arrangements are more fully described for the NEOs in the tables on Pages 93 to 102.

POTENTIAL POST-EMPLOYMENT COMPENSATION

	Denise L. Ramos
	Resignation ($)	Termination For Cause ($)	Death ($)	Disability ($)	Termination Not For Cause ($)	Termination Not For Cause or With Good Reason After Change of Control ($)
Cash Severance(1)
Salary	—	—	—	—	1,700,000	2,550,000
AIP	—	—	—	—	1,700,000	2,550,000
Total	—	—	—	—	3,400,000	5,100,000
Unvested Equity Awards(2)
3/5/2009 Option Award	—	—	560,378	560,378	560,378	560,378
3/5/2009 Restricted Stock	—	—	491,929	491,929	491,929	491,929
3/5/2010 Option Award	—	—	—	—	—	—
3/5/2010 Restricted Stock	—	—	431,755	431,755	431,755	431,755
3/3/2011 Option Award	—	—	—	—	—	—
3/3/2011 Restricted Stock	—	—	471,845	471,845	445,631	471,845
11/7/2011 Option Award	—	—	—	—	—	—
11/7/2011 Restricted Stock(3)	—	—	2,001,622	2,001,622	1,445,616	2,001,622
11/7/2011 Restricted Stock(4)	—	—	148,261	148,261	148,261	148,261
11/7/2011 Restricted Stock(5)	—	—	367,115	367,115	367,115	367,115
Total	—	—	4,472,895	4,472,895	3,890,685	4,472,895
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(6)	484,705	484,705	209,598	484,705	484,705	484,705
ITT Supplemental Retirement Savings Plan for Salaried Employees(7)	—	—	—	—	—	89,250
Total	484,705	484,705	209,598	484,705	484,705	573,955
Other Benefits
Outplacement(8)	—	—	—	—	5,000	5,000
Health and Welfare(9)	—	—	—	—	19,776	29,664
Total	—	—	—	—	24,776	34,664
Total(10)	484,705	484,705	4,682,493	4,957,600	7,800,166	10,181,514

(1)	Under Ms. Ramos’ employment agreement dated October 4, 2011, described on Page 66 of this Proxy Statement, Ms. Ramos will receive severance pay in an amount equal to two times the sum of (x) annual base salary and (y) target annual incentive due to termination not for cause. In the event of a change in control, Ms. Ramos is covered under the Company’s Special Senior Executive Severance Pay Plan, described on Pages 90 to 91 of this Proxy Statement and, under the terms of the plan, would be paid a lump sum payment equal to the sum of three times (x) annual base salary and (y) target annual incentive.

(2)	Unvested equity awards reflect the market value of stock and in the money value of options based on the Company’s December 31, 2011 closing stock price of $19.33

(3)	Reflects special Founders’ Grants made on November 7, 2011.

(4)	Reflects RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period.

(5)	Reflects RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period.

(6)	All benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan are payable by Exelis. Values under scenarios other than Death reflect the present value as of December 31, 2011 for annual vested benefit payable on January 1, 2012 under the ITT Excess Pension Plan. The value under Death reflects the value of the benefit payable to Ms. Ramos’ beneficiary upon death.

(7)	No additional ITT Supplemental Savings Plan for Salaried Employees payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan on Pages 90 to 91 of this Proxy Statement.
(8)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement services.

(9)	Under Ms. Ramos’ employment agreement, Ms. Ramos will continue to be eligible to participate in Company benefit plans for a period of two years after termination not for cause. In the event of a change in control, Ms. Ramos is covered under the Company’s Special Senior Executive Severance Pay Plan, which provides for three years continued health and life insurance benefits.

(10)	Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change-in-control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

POTENTIAL POST-EMPLOYMENT COMPENSATION

	Aris C. Chicles
	Resignation ($)	Termination For Cause ($)	Death ($)	Disability ($)	Termination Not For Cause ($)	Termination Not For Cause or With Good Reason After Change of Control ($)
Cash Severance(1)
Salary	—	—	—	—	490,000	1,260,000
AIP	—	—	—	—	—	945,000
Total	—	—	—	—	490,000	2,205,000
Unvested Equity Awards(2)
3/5/2009 Option Award	—	—	210,159	210,159	210,159	210,159
3/5/2009 Restricted Stock	—	—	184,466	184,466	184,466	184,466
3/5/2010 Option Award	—	—	—	—	—	—
3/5/2010 Restricted Stock	—	—	145,729	145,729	145,729	145,729
3/3/2011 Option Award	—	—	—	—	—	—
3/3/2011 Restricted Stock	—	—	169,543	169,543	113,029	169,543
11/7/2011 Option Award	—	—	—	—	—	—
11/7/2011 Restricted Stock(3)	—	—	600,486	600,486	266,883	600,486
11/7/2011 Restricted Stock(4)	—	—	50,045	50,045	50,045	50,045
11/7/2011 Restricted Stock(5)	—	—	131,966	131,966	81,210	131,966
Total	—	—	1,492,394	1,492,394	1,051,521	1,492,394
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(6)	191,171	191,171	98,395	191,171	191,171	191,171
ITT Supplemental Retirement Savings Plan for Salaried Employees(7)	—	—	—	—	—	44,100
Total	191,171	191,171	98,395	191,171	191,171	235,271
Other Benefits
Outplacement(8)	—	—	—	—	5,000	5,000
Health and Welfare(9)	—	—	—	—	10,909	28,051
Total	—	—	—	—	15,909	33,051
Total(10)	191,171	191,171	1,590,789	1,683,565	1,748,601	3,965,716

(1)	Under the Senior Executive Severance Pay Plan, Mr. Chicles will receive 14 months of base salary after termination without cause, as described on Page 90 of this Proxy Statement. In the event of a change in control, Mr. Chicles is covered under the Company’s Special Senior Executive Severance Pay Plan, described on Pages 90 to 91 of this Proxy Statement and, under the terms of the plan, would be paid a lump sum payment equal to the sum of three times (x) annual base salary and (y) target annual incentive.

(2)	Unvested equity awards reflect the market value of stock and in the money value of options based on the Company’s December 31, 2011 closing stock price of $19.33

(3)	Reflects special Founders’ Grants made on November 7, 2011.

(4)	Reflects RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period.

(5)	Reflects RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period.

(6)	All benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan are payable by Exelis. Values under scenarios other than Death reflect the present value as of December 31, 2011 for annual vested benefit payable at age 55 under the ITT Excess Pension Plan. The value under Death reflects the value of the benefit payable to Mr. Chicles’ beneficiary upon death.

(7)	No additional ITT Supplemental Savings Plan For Salaried Employees payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan on Pages 90 to 91 of this Proxy Statement.

(8)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown are based on a competitive bid.

(9)	Under the Senior Executive Severance Plan, Mr. Chicles will continue to receive benefits during the Severance period after termination without cause. In the event of a change in control, Mr. Chicles is covered under the Company’s Special Senior Executive Severance Pay Plan, which provides for three years continued health and life insurance benefits.

(10)	Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change-in-control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

POTENTIAL POST-EMPLOYMENT COMPENSATION

	Thomas M. Scalera
	Resignation ($)	Termination For Cause ($)	Death ($)	Disability ($)	Termination Not For Cause ($)	Termination Not For Cause or With Good Reason After Change of Control ($)
Cash Severance(1)
Salary	—	—	—	—	359,333	924,000
AIP	—	—	—	—	—	693,000
Total	—	—	—	—	359,333	1,617,000
Unvested Equity Awards(2)
3/5/2009 Option Award	—	—	20,534	20,534	20,534	20,534
3/5/2009 Restricted Stock	—	—	45,561	45,561	45,561	45,561
3/5/2010 Option Award	—	—	—	—	—	—
3/5/2010 Restricted Stock	—	—	39,549	39,549	39,549	39,549
3/3/2011 Option Award	—	—	—	—	—	—
3/3/2011 Restricted Stock	—	—	44,227	44,227	29,485	44,227
11/7/2011 Option Award	—	—	—	—	—	—
11/7/2011 Restricted Stock(3)	—	—	330,272	330,272	146,788	330,272
11/7/2011 Restricted Stock(4)	—	—	13,608	13,608	13,608	13,608
11/7/2011 Restricted Stock(5)	—	—	34,427	34,427	21,186	34,427
Total	—	—	528,178	528,178	316,711	528,178
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(6)	33,562	33,562	30,320	33,562	33,562	33,562
ITT Supplemental Retirement Savings Plan for Salaried Employees(7)	—	—	—	—	—	32,340
Total	33,562	33,562	30,320	33,562	33,562	65,902
Other Benefits
Outplacement (8)	—	—	—	—	5,000	5,000
Health and Welfare(9)	—	—	—	—	10,738	27,611
Total	—	—	—	—	15,738	32,611
Total (10)	33,562	33,562	558,498	561,740	725,344	2,243,691

(1)	Under the Senior Executive Severance Pay Plan, Mr. Scalera will receive 14 months of base salary after termination without cause, as described on Page 90 of this Proxy Statement. In the event of a change in control, Mr. Scalera is covered under the Company’s Special Senior Executive Severance Pay Plan, described on Pages 90 to 91 of this Proxy Statement and, under the terms of the plan, would be paid a lump sum payment equal to the sum of three times (x) annual base salary and (y) target annual incentive.

(2)	Unvested equity awards reflect the market value of stock and in the money value of options based on the Company’s December 31, 2011 closing stock price of $19.33

(3)	Reflects special Founders’ Grants made on November 7, 2011.

(4)	Reflects RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period.

(5)	Reflects RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period.

(6)

All benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan are payable by Exelis. Values under scenarios other than Death reflect the sum of (i) Pension Equity formula lump sum value as of December 31, 2011, and (ii) present value as of December 31,

2011 of the Traditional Pension Plan formula annual vested benefit payable at age 55 under the ITT Excess Pension Plan. The value under Death reflects the value of the benefit payable to Mr. Scalera’s beneficiary upon death.

(7)	No additional ITT Supplemental Savings Plan for Salaried Employees payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan on Pages 90 to 91 of this Proxy Statement.

(8)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown are based on a competitive bid.

(9)	Under the Senior Executive Severance Plan, Mr. Scalera will continue to receive benefits during the Severance period after termination without cause. In the event of a change in control, Mr. Scalera is covered under the Company’s Special Senior Executive Severance Pay Plan, which provides for three years continued health and life insurance benefits.

(10)	Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change-in-control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

POTENTIAL POST-EMPLOYMENT COMPENSATION

	Robert J. Pagano, Jr.
	Resignation ($)	Termination For Cause ($)	Death ($)	Disability ($)	Termination Not For Cause ($)	Termination Not For Cause or With Good Reason After Change of Control ($)
Cash Severance(1)
Salary	—	—	—	—	800,000	1,200,000
AIP	—	—	—	—	—	600,000
Total	—	—	—	—	800,000	1,800,000
Unvested Equity Awards(2)
3/10/2008 Restricted Stock			356,194	356,194	—	356,194
3/5/2009 Option Award	—	—	78,339	78,339	78,339	78,339
3/5/2009 Restricted Stock	—	—	174,009	174,009	174,009	174,009
3/5/2010 Option Award	—	—	—	—	—	—
3/5/2010 Restricted Stock	—	—	142,095	142,095	142,095	142,095
3/3/2011 Option Award	—	—	—	—	—	—
3/3/2011 Restricted Stock	—	—	117,971	117,971	111,417	117,971
11/7/2011 Option Award	—	—	—	—	—	—
11/7/2011 Restricted Stock(3)	—	—	285,949	285,949	206,519	285,949
11/7/2011 Restricted Stock(4)	—	—	48,808	48,808	48,808	48,808
11/7/2011 Restricted Stock(5)	—	—	91,760	91,760	91,760	91,760
Total	—	—	1,295,125	1,295,125	852,947	1,295,125
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(6)	551,473	551,473	267,535	551,473	551,473	551,473
ITT Supplemental Retirement Savings Plan for Salaried Employees(7)	—	—	—	—	—	42,000
Total	551,473	551,473	267,535	551,473	551,473	593,473
Other Benefits
Outplacement(8)	—	—	—	—	5,000	5,000
Health and Welfare(9)	—	—	—	—	9,974	14,960
Total	—	—	—	—	14,974	19,960
Total (10)	551,473	551,473	1,562,660	1,846,598	2,219,394	3,708,558

(1)	Under the Senior Executive Severance Pay Plan, Mr. Pagano will receive 24 months of base salary after termination without cause, as described on Page 90 of this Proxy Statement. In the event of a change in control, Mr. Pagano is covered under the Company’s Special Senior Executive Severance Pay Plan, described on Pages 90 to 91 of this Proxy Statement and, under the terms of the plan, would be paid a lump sum payment equal to the sum of three times (x) annual base salary and (y) target annual incentive.

(2)	Unvested equity awards reflect the market value of stock and in the money value of options based on the Company’s December 31, 2011 closing stock price of $19.33

(3)	Reflects special Founders’ Grants made on November 7, 2011.

(4)	Reflects RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period.

(5)	Reflects RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period.

(6)	All benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan are payable by Exelis. Values under scenarios other than Death reflect the present value as of December 31, 2011 for annual vested benefit payable at age 55 under the ITT Excess Pension Plan. The value under Death reflects the value of the benefit payable to Mr. Pagano’s beneficiary upon death.

(7)	No additional ITT Supplemental Savings Plan for Salaried Employees payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan on Pages 90 to 91 of this Proxy Statement.

(8)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown are based on a competitive bid.

(9)	Under the Senior Executive Severance Plan, Mr. Pagano will continue to receive benefits during the Severance period after termination without cause. In the event of a change in control, Mr. Pagano is covered under the Company’s Special Senior Executive Severance Pay Plan, which provides for three years continued health and life insurance benefits.

(10)	Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change-in-control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

POTENTIAL POST—EMPLOYMENT COMPENSATION

	Munish Nanda
	Resignation ($)	Termination For Cause ($)	Death ($)	Disability ($)	Termination Not For Cause ($)	Termination Not For Cause or With Good Reason After Change of Control ($)
Cash Severance(1)
Salary	—	—	—	—	330,000	990,000
AIP	—	—	—	—	—	495,000
Total	—	—	—	—	330,000	1,485,000
Unvested Equity Awards(2)
3/5/2009 Option Award	—	—	55,369	55,369	55,369	55,369
3/5/2009 Restricted Stock	—	—	122,997	122,997	122,997	122,997
3/5/2010 Option Award	—	—	—	—	—	—
3/5/2010 Restricted Stock	—	—	116,927	116,927	110,431	116,927
3/3/2011 Option Award	—	—	—	—	—	—
3/3/2011 Restricted Stock	—	—	97,307	97,307	59,465	97,307
11/7/2011 Option Award	—	—	—	—	—	—
11/7/2011 Restricted Stock(3)	—	—	235,903	235,903	91,740	235,903
11/7/2011 Restricted Stock(4)	—	—	40,148	40,148	40,148	40,148
11/7/2011 Restricted Stock(5)	—	—	75,716	75,716	40,770	75,716
Total	—	—	744,367	744,367	520,920	744,367
Non-Qualified Retirement Benefits
ITT Excess Pension Plan(6)	36,439	36,439	36,439	36,439	36,439	36,439
ITT Supplemental Retirement Savings Plan for Salaried Employees(7)	—	—	—	—	—	34,650
Total	36,439	36,439	36,439	36,439	36,439	71,089
Other Benefits
Outplacement(8)	—	—	—	—	5,000	5,000
Health and Welfare(9)	—	—	—	—	9,281	27,844
Total	—	—	—	—	14,281	32,844
Total (10)	36,439	36,439	780,806	780,806	901,640	2,333,300

(1)	Under the Senior Executive Severance Pay Plan, Mr. Nanda will receive 12 months of base salary after termination without cause, as described on Page 90 of this Proxy Statement. In the event of a change in control, Mr. Nanda is covered under the Company’s Special Senior Executive Severance Pay Plan, described on Pages 90 to 91 of this Proxy Statement and, under the terms of the plan, would be paid a lump sum payment equal to the sum of three times (x) annual base salary and (y) target annual incentive.

(2)	Unvested equity awards reflect the market value of stock and in the money value of options based on the Company’s December 31, 2011 closing stock price of $19.33
(3)	Reflects special Founders’ Grants made on November 7, 2011.
(4)	Reflects RSUs granted in recognition of the uncompleted portion of the 2010-12 TSR Award Period.
(5)	Reflects RSUs granted in recognition of the uncompleted portion of the 2011-13 TSR Award Period.

(6)	All benefits under the ITT Salaried Retirement Plan and the ITT Excess Pension Plan are payable by Exelis. Values under scenarios other than Death reflect the Pension Equity Plan formula lump sum value as of December 31, 2011. The value under Death reflects the value of the benefit payable to Mr. Nanda’s beneficiary upon death.

(7)	No additional ITT Supplemental Savings Plan for Salaried Employees payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the Special Senior Executive Severance Pay Plan on Pages 90 to 91 of this Proxy Statement.

(8)	The Company’s Senior Executive Severance Pay Plan includes one year of outplacement services. Amounts shown are based on a competitive bid.

(9)	Under the Senior Executive Severance Plan, Mr. Nanda will continue to receive benefits during the Severance period after termination without cause. In the event of a change in control, Mr. Nanda is covered under the Company’s Special Senior Executive Severance Pay Plan, which provides for three years continued health and life insurance benefits.

(10)	Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change-in-control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

Equity Compensation Plan Information

The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)(2)	9,414,737	(3)	$16.70	(4)	41,118,214	(5)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	9,414,737		$16.70		41,118,214

(1)	Equity compensation plans approved by shareholders include the 1994 ITT Incentive Stock Plan, the 1996 Plan, the 2002 ITT Stock Option Plan for Non-Employee Directors, the ITT Amended and Restated 2003 Equity Incentive Plan and the 2011 Omnibus Incentive Plan.

(2)	Since the approval of the 2011 Omnibus Incentive Plan, no additional awards, including awards of restricted stock, will be granted under the other plans referred to in footnote (1) above. Under the 2011 Omnibus Incentive Plan currently in effect, restricted stock and restricted stock units may be awarded up to a maximum aggregate grant of 1,875,441 shares or units in any one plan year to any one participant.

(3)	The weighted-average remaining contractual life of the total number of outstanding options was 3.0 years as disclosed in Note 18 to the Consolidated Financial Statements in the Company’s 2011 Annual Report on Form 10-K.

(4)	The weighted-average exercise price pertains only to 8,030,972 outstanding options and not to outstanding restricted stock shares or units, which by their nature have no exercise price.

(5)	As of December 31, 2011, the number of shares available for future issuance under the 2011 Omnibus Incentive Plan with respect to restricted stock and restricted stock unit awards was approximately 18,374,470, which is included in the 41,118,214 disclosed above.

Appendix A

List of Companies from the S&P Industrials Companies used in the 2011 Towers Watson Compensation Data Bank Analyses:

Abbott Laboratories	Devry	Johnson Controls	SAIC
Agilent Technologies	Dow Chemical	Johnson & Johnson	SanDisk
Air Products and Chemicals	DuPont	Kellogg	Schlumberger
Alcoa	Eastman Chemical	Kimberly-Clark	Sealed Air
Allergan	Eastman Kodak	King Pharmaceuticals	Sherwin-Williams
Amazon.com	Eaton	KLA-Tencor	Snap-on
Amgen	Ecolab	Kohl’s	Spectra Energy
Anadarko Petroleum	Eli Lilly	Leggett and Platt	Sprint Nextel
Applied Materials	El Paso Corporation	Life Technologies	Starbucks
Archer Daniels Midland	EMC	Lockheed Martin	Starwood Hotels & Resorts
AT&T	Equifax	Lorillard Tobacco	Stryker
Automatic Data Processing	Express Scripts	L-3 Communications	Sunoco
Avery Dennison	ExxonMobil	Marathon Oil	Target
Ball	Fidelity National Information Services	Marriott International	Tellabs
Baxter International	First Solar	Masco	Tenet Healthcare
Best Buy	Fiserv	MasterCard	Teradata
Big Lots	Flowserve	Mattel	Tesoro
Biogen Idec	Fluor	McDonald’s	Textron
Boeing	Ford	McGraw-Hill	Time Warner
Boston Scientific	Forest Laboratories	McKesson	Time Warner Cable
Bristol-Myers Squibb	Fortune Brands	MeadWestvaco	Tyson Foods
Broadcom	Freeport-McMoRan Copper & Gold	Medtronic	UnitedHealth
CA	Gap	Merck & Co	United States Steel
Cameron International	General Dynamics	Microsoft	United Technologies
Cardinal Health	General Electric	Molson Coors Brewing	Valero Energy
CareFusion	General mills	Monsanto	Verizon
Carnival	Genzyme	Motorola	VF
Caterpillar	Gilead Sciences	Murphy Oil	Viacom
Celgene	Goodrich	Newmont Mining	Visa
Century Link	Goodyear Tire & Rubber	New York Times	Vulcan Materials
Cephalon	Google	NIKE	Walt Disney
CF Industries	Harley Davidson	Northrop Grumman	Waste Management
Chevron	Hasbro	Novell	Watson Pharmaceuticals
C.H. Robinson Worldwide	Hershey	Occidental Petroleum	Western Digital
CIGNA	Hess	Office Depot	Weyerhaeuser
Cintas	Hewlett-Packard	Owens-Illinois	Whirlpool
Cisco Systems	H.J. Heinz	Parker Hannifin	Whole Foods Market
Cliffs Natural Resources	Honeywell	PepsiCo	Wyndham Worldwide
Coach	Hormel Foods	PerkinElmer	Xerox
Coca-Cola	Hospira	Pfizer	Yahoo!
Colgate-Palmolive	H&R Block	Pitney Bowes
ConAgra Foods	Humana	PPG Industries
ConocoPhillips	IBM	Praxair
Corning	Intel	Pulte Homes
CVS Caremark	International Flavors & Fragrances	QUALCOMM
Darden Restaurants	International Paper	Quest Diagnostics
Dean Foods	Iron Mountain	Qwest Communications
Dell	Jabil Circuit	Rockwell Automation
Dentsply	Jacobs Engineering	Rockwell Collins
Devon Energy	J.M. Smucker	R.R. Donnelley

ITT CORPORATION 1133 WESTCHESTER AVENUE WHITE PLAINS, NY 10604 WWW.ITT.COM

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day before the 2012 Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card.

VOTE BY INTERNET - www. proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43362-P20924                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ITT CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
Vote on Directors
1.	Election of ten members of the Board of Directors.
		For	Against	Abstain
	Nominees:
	1a. Denise L. Ramos	☐	☐	☐				For	Against	Abstain
	1b. Frank T. MacInnis	☐	☐	☐			1i. Donald J. Stebbins	☐	☐	☐
	1c. Orlando D. Ashford	☐	☐	☐			1j. Markos I. Tambakeras	☐	☐	☐
	1d. Peter D’Aloia	☐	☐	☐	Vote on Proposals
	1e. Donald DeFosset, Jr.	☐	☐	☐	2.		Ratification of the appointment of Deloitte & Touche LLP as ITT’s Independent Registered Public Accounting Firm for 2012.	☐	☐	☐
	1f. Christina A. Gold	☐	☐	☐	3.		To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐
	1g. General Paul J. Kern	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST PROPOSALS 4, 5 AND 6:
	1h. Linda S. Sanford	☐	☐	☐	4.		To vote on a shareholder proposal requesting that the Company change its state of incorporation from Indiana to Delaware.	☐	☐	☐
	For address changes and/or comments, please check this box and write them on the back where indicated.			☐	5.

To vote on a shareholder proposal requesting that the Company adopt a policy that, whenever possible, the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of the Company.

								☐	☐	☐
	Please indicate if you plan to attend this meeting.	☐ Yes	☐ No		6.		To vote on a shareholder proposal requesting that the Company amend, where applicable, its policies related to human rights.	☐	☐	☐
	(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Annual Meeting of Shareholders

10:30 a.m. Tuesday, May 8, 2012

Doral Arrowwood

975 Anderson Hill Road

Rye Brook, New York 10573

PLEASE PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM

Note: If you plan to attend the Annual Meeting of Shareholders, please indicate your intention to attend by marking the appropriate box on the attached proxy card. If you plan to attend the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

SEC Proxy Access Notice

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 8, 2012 at 10:30 a.m. EDT at the Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, New York 10573:

The proxy materials for ITT’s 2012 Annual Meeting of Shareholders, including the 2011 Annual Report and Notice and Proxy Statement are available on the Internet. To view these proxy materials, please visit https://www.proxydocs.com/itt.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M43363-P20924

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT
CORPORATION FOR THE ANNUAL MEETING TO BE HELD MAY 8, 2012:

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Aris C. Chicles, Burt M. Fealing, and Thomas M. Scalera or any of them, each with full power of substitution as proxies, to vote all shares of ITT Corporation common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2012 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

For participants in the ITT Salaried Investment and Savings Plan:

Under the savings plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). ITT Salaried Plan participants should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, or vote by Phone or Internet. Instructions must be received by Broadridge before 11:59 p.m. on May 3, 2012. The trustee of the savings plans will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy, as designated herein, at the 2012 Annual Meeting of stockholders.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be dated and signed on the reverse side.)